                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                     COOPER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                                                      [LOGO]

March 12, 1996

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Shareholders' Meeting in Houston, Texas on Tuesday, April 30, 1996 at 11:00 a.m. The meeting will be held in the Austin Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.

The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of four directors. The Board of Directors has nominated Warren L. Batts, Linda A. Hill, Constantine S. Nicandros and H. John Riley, Jr.

The Board of Directors appreciates and encourages shareholder participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you actually can be present. We hope you will be able to attend the meeting.

Sincerely,

/s/Robert Cizik

Robert Cizik
Chairman

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME..............................  11:00 a.m. on Tuesday, April 30, 1996
PLACE.............................  Four Seasons Hotel, Austin Room, 1300 Lamar Street, Houston,
                                    Texas
ITEMS OF BUSINESS.................  1.  To elect four directors to serve for terms of three years expiring at the annual meeting to be held in 1999.
                                    2.  Approval of the Cooper Industries, Inc. Stock Incentive
                                        Plan.
                                    3.  Approval of the Cooper Industries, Inc. Management Annual
                                        Incentive Plan.
                                    4.  Approval of the Cooper Industries, Inc. Directors' Stock
                                        Plan.
                                    5.  If presented at the meeting, to consider and act upon the shareholder proposal with respect to the Company's
                                        maquiladora operations in Mexico.
                                    6.  To act upon any other matters properly coming before the meeting or any adjournment thereof.
RECORD DATE.......................  Holders of Common Stock of record at the close of business on
                                    March 4, 1996 are entitled to vote at the meeting.
FINANCIAL STATEMENTS..............  A summary annual report of the Company for the year 1995 was mailed previously to all shareholders. The audited financial statements of the Company for the year ended December 31, 1995 and the related Management's Discussion and Analysis of
                                    Financial Condition and Results of Operations are included as
                                    Appendix A to the Proxy Statement.
IMPORTANT.........................  In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                          By order of the Board of Directors:

                                          /s/Diane K. Schumacher

                                          Diane K. Schumacher
                                          Senior Vice President, General Counsel
                                          and Secretary

Houston, Texas
March 12, 1996

                            COOPER INDUSTRIES, INC.
                                 MARCH 12, 1996
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 30, 1996

                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

    Only shareholders of record as of the close of business on March 4, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. On the Record Date, there were outstanding 107,929,157 shares of Common Stock, which constituted the only outstanding voting securities. Each share of Common Stock has one vote. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 12, 1996.

    Shares may be voted at the meeting in person or by proxy. The accompanying proxy is solicited by the Board of Directors of Cooper Industries, Inc. (hereinafter referred to as "Company" or "Cooper"), and is intended to permit each shareholder as of the Record Date to vote. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted "For" the election of the four directors, "For" approval of the Stock Incentive Plan, the Management Annual Incentive Plan and the Directors' Stock Plan, and "Against" the shareholder proposal, all as set forth in the attached Notice. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

    Cooper has adopted a confidential voting policy which provides that shareholder votes at Company shareholder meetings are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board that identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, the Company will attempt to agree with the opposing party on mutually acceptable confidentiality procedures that would apply to each party's solicitation. The Company's confidential voting policy shall not operate to impair free and voluntary communication between Cooper and its shareholders, including disclosure by shareholders of the nature of their votes.

    In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in providing such services. In addition, Georgeson & Company Inc. has been engaged to solicit proxies at a fee of $16,000 plus out-of-pocket costs and expenses. Expenses of solicitation will be borne by the Company.

    The accompanying proxy card includes all shares of Common Stock held of record on March 4, 1996.

    If you are a participant in the Cooper Dividend Reinvestment and Stock Purchase Plan ("DRP"), shares of Cooper stock held in your DRP account are included on and may be voted through the proxy card accompanying this mailing. The DRP administrator, as the shareholder of record, may only vote the DRP shares for which it has received directions to vote from the DRP participants.

    FOR COOPER EMPLOYEES: If you are a participant in the Cooper Savings Plans and/or Stock Ownership Plan ("CO-SAV"), the accompanying proxy card will include the number of equivalent shares credited to your account by The Chase Manhattan Bank, N.A., as Trustee for CO-SAV ("Trustee"). When your proxy card is returned properly signed, it will serve as direction to the Trustee to vote the shares held in CO-SAV for your account in accordance with your directions. If you return a proxy card properly signed, but do not indicate your voting preference, the shares represented by your proxy card will be voted "For" the election of all nominees for director named in the Notice, "For" approval of the Stock Incentive Plan, the Management Annual Incentive Plan, and the Directors' Stock Plan, and "Against" the shareholder proposal. The shares of Common Stock credited to participants' accounts for which no directions are received ("Uninstructed Shares") and shares of Common Stock not yet allocated to participants' accounts ("Unallocated Shares"), will be voted by the Trustee in the same proportion (for/against) as the shares of Common Stock for which instructions are received from CO-SAV participants. Properly signed proxy cards from CO-SAV participants will serve as a direction to the Trustee to vote all of the Uninstructed Shares and the Unallocated Shares in the same manner as indicated by CO-SAV participants. If you fail to return a proxy card properly signed, the equivalent shares of Common Stock credited to your account will then be voted by the Trustee in the same proportion as the shares for which instructions were received from other CO-SAV participants.

    The Company knows of no person who was the beneficial owner as of the Record Date of more than five percent of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission:

                                                                                                       AMOUNT AND
                                                                                                        NATURE OF
                                                     NAME AND ADDRESS OF                               BENEFICIAL     PERCENT OF
     TITLE OF CLASS                                   BENEFICIAL OWNER                                  OWNERSHIP       CLASS
----------------------------------------------------------------------------------------------------  -------------   ----------
Common Stock............. J.P. Morgan & Co. Incorporated                                              10,534,374(1)      9.8%
                           60 Wall Street
                           New York, New York 10260
Common Stock............. FMR Corp.                                                                    8,606,067(2)      8.0%
                           Edward C. Johnson 3d
                           (Chairman of FMR Corp.)
                           Abigail P. Johnson (Director)
                           82 Devonshire Street
                           Boston, Massachusetts 02109
Common Stock............. Delaware Management Holdings, Inc.                                           5,738,800(3)      5.3%
                           2005 Market Street
                           Philadelphia, Pennsylvania 19103

    In addition, The Chase Manhattan Bank, N.A., as Trustee of CO-SAV, holds of record 6,506,626 shares of Cooper Common Stock, which is six percent of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares.
------------
(1) Shares are held by J.P. Morgan & Co. Incorporated directly or through its affiliates, Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank.

(2) Shares are held by FMR Corp. directly or through its affiliates, Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited. The Johnson family forms a controlling group with respect to FMR Corp.

(3) Shares are held by Delaware Management Holdings, Inc. directly or through its affiliates, including Delaware Management, Inc.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Robert Cizik, Chairman since 1983 and a director since 1971, will retire as of April 30, 1996, and, in accordance with Board policy, will retire from the Board of Directors at the conclusion of the Annual Meeting of Shareholders. Effective with his retirement, the authorized number of directors has been reduced to 10, divided into three classes, one having four members and two classes having three members each. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

NOMINEES

    The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 1999, or when their successors are elected and qualified. The nominees are: Warren L. Batts, Linda A. Hill, Constantine S. Nicandros and H. John Riley, Jr., all of whom are directors and members of the class whose term expires at the meeting. The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on the election of directors is required in order to elect each director, provided that a quorum is present. Under the Code of Regulations of the Company, a quorum is constituted by the presence, in person or by proxy, of a majority of the voting power of the Company. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

    If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Set forth on the following four pages are the names of, and certain information with respect to, the persons nominated as directors and the current directors of the Company who will continue as directors after the Annual Meeting.

                      NOMINEES FOR TERMS EXPIRING IN 1999

----------------------    [PHOTO]
WARREN L. BATTS           Received  a B.S. degree in electrical  engineering from Georgia Institute of
Chairman and Chief        Technology  and  an  M.B.A.  from  Harvard  Business  School.  Joined   Dart
Executive                 Industries  in 1980  and was President  in 1980 when  Dart Industries merged
Officer, Premark          with Kraft, Inc. Became President  of Dart & Kraft,  Inc. in 1981 and  Chief
International, Inc.       Operating  Officer in  1983; served in  these positions  until October 1986,
Member -- Executive       when  Premark  International,   Inc.  (food   containers,  commercial   food
Committee                 equipment, housewares and decorative laminates) was created by Dart & Kraft,
and Management            Inc. Has been Chairman and Chief Executive Officer and a director of Premark
Development and           since 1986.
Compensation              Director:  Premark International, Inc.; Allstate Corporation; Sears, Roebuck
Committee                 and Co.; and Sprint Corporation.
Director Since 1986       Director, Children's Memorial Hospital. Trustee: Northwestern University and
Age 63                    Art Institute of Chicago.

----------------------    [PHOTO]
LINDA A. HILL             Received an A.B., summa cum laude in psychology, from Bryn Mawr College  and
Professor, Harvard        an  M.A. in educational psychology from  the University of Chicago. Earned a
Business School           Ph.D in behavioral sciences at the University of Chicago. Prior to 1984, was
Member -- Audit           a postdoctoral research fellow at the Harvard Business School, an advisor to
Committee and Finance     the Federal Commissioner of Education and  a member of the "Blueprint  2000"
Committee                 Employment  Committee  for  the Commonwealth  of  Massachusetts.  Joined the
Director since 1994       faculty of Harvard  Business School  in 1984  as an  Assistant Professor  in
Age 39                    organizational  behavior  and  human  resource  management.  In  1991  named
                          Associate Professor and in 1995 Professor. Provides consulting and executive
                          education   to   Fortune    500   companies    and   other    organizations.
                          Director,  Human  Resource  Planning  Society.  Member,  American  Repertory
                          Theater Advisory  Board.  Member  of  the  Board  of  Trustees:  Rockefeller
                          Foundation;  Bryn  Mawr College;  The  Children's Museum,  Boston;  and Beth
                          Israel Hospital, Boston.

----------------------    [PHOTO]
CONSTANTINE S. NICANDROS  Graduate of Ecole Des Hautes Etudes Commerciales in Paris, France.  Received
Retired Chairman,         a  Juris Doctor degree and  a doctorate in economics  from the University of
President and Chief       Paris Law School  and an  M.B.A. from  Harvard Graduate  School of  Business
Executive Officer,        Administration.  Joined Conoco (petroleum products) in 1957 and held various
Conoco Inc.               positions in many areas of that company. Named Executive Vice President  for
Retired Vice Chairman,    Worldwide  Supply  and  Transportation  in  1975  and  Group  Executive Vice
E.I. du Pont de Nemours   President, Petroleum Products in 1978. Named President, Petroleum Operations
and Company               in 1983 and  elected President and  Chief Executive Officer  in March  1987.
Chairman -- Management    Named  Vice  Chairman of  E.I.  du Pont  de  Nemours and  Company (chemical,
Development and           specialty  products   and   energy)   in  1991.   Retired   February   1996.
Compensation Committee    Director:  Texas Commerce Bank National  Association and Mitchell Energy and
Member -- Audit           Development Corp.
Committee and Committee   Chairman: Houston  Symphony  and Senior  Chairman  of Houston  Grand  Opera.
on Nominations and        Trustee:  Baylor  College  of  Medicine;  Rice  University;  Houston  Ballet
Corporate Governance      Foundation; and Houston Museum of Fine Arts.
Director since 1990
Age 62

----------------------    [PHOTO]
H. JOHN RILEY, JR.        Received a B.S. degree in  industrial engineering from Syracuse  University.
President and Chief       Also   a  graduate  of  the  Harvard  Advanced  Management  Program.  Joined
Executive Officer         Crouse-Hinds Company in 1962 and held various manufacturing positions before
Member -- Executive       appointment as  Corporate Vice  President  in 1979.  In 1982,  after  Cooper
Committee                 acquired  Crouse-Hinds Company, became  Executive Vice President, Operations
Director since 1992       for Cooper. Named President  and Chief Operating  Officer in September  1992
Age 55                    and Chief Executive Officer in September 1995.
                          Director, Wyman-Gordon Company.
                          Director  and  Chairman, Junior  Achievement  of Southeast  Texas. Director:
                          Central Houston, Inc.;  Houston Symphony;  and The  Houston Forum.  Trustee,
                          Manufacturers'  Alliance for Productivity  Improvement. Member: The Business
                          Roundtable and The Electrical Manufacturers Club.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1997

----------------------    [PHOTO]
CLIFFORD J. GRUM          Received a B.A. degree from Austin College and an M.B.A. from University  of
Chairman and Chief        Pennsylvania,  Wharton School of Finance.  Joined Temple Industries, Inc. in
Executive                 1968 as Vice President, Finance. After a merger with Time Inc. in 1973, held
Officer, Temple-Inland    various positions with Time Inc., including Treasurer, publisher of  FORTUNE
Inc.                      magazine  and Executive Vice  President. Elected a director  of Time Inc. in
Member -- Executive       1980 and, after a spin-off  of Temple-Inland (container and  containerboard,
Committee and             pulp  and paperboard, building products and financial services) by Time Inc.
Finance Committee         in 1983, became  President and  Chief Executive  Officer and  a director  of
Director since 1982       Temple-Inland.  In 1991,  became Chairman of  the Board  and Chief Executive
Age 61                    Officer of Temple-Inland.
                          Director: Temple-Inland  Inc.;  Premark  International,  Inc.;  and  Trinity
                          Industries Inc.
                          Treasurer,  Texas Association of Business and Chambers of Commerce. Trustee:
                          Austin College, Sherman, Texas;  Lufkin Industrial Foundation; and  Memorial
                          Medical Center of East Texas.

----------------------    [PHOTO]
SIR RALPH H. ROBINS       Received  a B.S.  degree from  Imperial College,  London and  is a Chartered
Chairman, Rolls-Royce     Engineer.  Joined  Rolls-Royce  (aerospace  engines  and  industrial   power
plc                       equipment)  in 1955 as a Graduate Apprentice and held various positions with
Member -- Audit           the Aero  Engine Division  before being  named Executive  Vice President  of
Committee                 Rolls-Royce  Aero Engines  Inc. in  1972 and  then Managing  Director of the
and Finance Committee     Rolls-Royce Industrial and Marine Division in 1973. Elected to the Board  of
Director since 1991       Rolls-Royce  plc  in 1982  as Commercial  Director, then  appointed Managing
Age 63                    Director in 1984. Became  Deputy Chairman in 1989,  Chief Executive in  1991
                          and Chairman in October 1992.
                          Director:  Rolls-Royce  plc; Marks  & Spencer  plc; Schroders  plc; Standard
                          Chartered plc; and Cable & Wireless plc.
                          Chairman, Defence  Industries  Council. Member,  Institution  of  Mechanical
                          Engineers.   Fellow:  Royal  Aeronautical  Society;  the  Royal  Academy  of
                          Engineering; and Imperial College.

----------------------    [PHOTO]
A. THOMAS YOUNG           Received Bachelor  of Aeronautical  Engineering and  Mechanical  Engineering
Retired Executive Vice    degrees  from University of Virginia and  a Master of Management degree from
President, Lockheed       Massachusetts Institute of Technology. Had a 21-year career with NASA before
Martin                    joining Martin  Marietta  Corporation  (aerospace,  electronic  and  defense
Corporation               products  and services) in 1982 as  Vice President of Aerospace Research and
Member -- Audit           Engineering. Named Senior  Vice President and  President of Martin  Marietta
Committee                 Electronics  & Missiles  Group in 1987.  Became Executive  Vice President in
and Management            1989 and President and Chief Operating Officer in 1990. Following the merger
Development               of Lockheed  Corporation  and Martin  Marietta  Corporation in  March  1995,
and Compensation          became  Executive  Vice  President  of  Lockheed  Martin  Corporation, which
Committee                 position he held until retirement in July 1995.
Director since 1990       Director: The Dial  Corp.; The  BFGoodrich Company;  Potomac Electric  Power
Age 57                    Company;   Science  Applications  International   Corporation;  and  Memotec
                          Communications, Inc.
                          Chairman, Business Committee for the Arts. Director: Council for  Excellence
                          in  Government;  NASA Alumni  League;  and Virginia  Engineering Foundation,
                          University  of  Virginia.  Fellow:  American  Institute  of  Aeronautics   &
                          Astronautics and American Astronautical Society. Member, National Academy of
                          Engineering.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

----------------------    [PHOTO]
HAROLD S. HOOK            Received a B.S. degree in business administration, an M.A. in accounting and
Chairman and Chief        a  Doctor of  Laws from University  of Missouri,  and a Doctor  of Laws from
Executive Officer,        Westminster College.  Also  a  graduate of  Southern  Methodist  University,
American General Cor-     Institute  of  Insurance  Marketing.  Joined  American  General  Corporation
poration                  (insurance)  in  1970   as  President   and  Chief   Executive  Officer   of
Chairman -- Audit         California-Western  States Life Insurance Co. Elected a director in 1972 and
Committee                 then named President of American General in 1975. Elected Chairman and Chief
Member -- Executive       Executive Officer in 1978.
Committee, Management     Director:  American  General  Corporation;  Chemical  Banking   Corporation;
Development               Chemical  Bank; PanEnergy Corp.; Sprint Corporation; and Texas Commerce Bank
and Compensation          National Association.
Committee, and Committee  Vice Chairman and a member of  Council of Overseers, Rice University  (Jesse
on Nominations and        Jones Graduate School). National Advisory Council, Boy Scouts of America and
Corporate Governance      Advisory  Board, Boy Scouts of America,  Sam Houston Area Council. Director:
Director since 1986       Greater  Houston  Partnership;  Society  for  the  Performing  Arts;   Texas
Age 64                    Association  of  Taxpayers,  Inc.;  and  Texas  Research  League.  Board  of
                          Trustees, Baylor College of Medicine.

----------------------    [PHOTO]
FRANK A. OLSON            Received an A.A. degree from City College of San Francisco. Joined The Hertz
Chairman, Chief           Corporation (rental  cars and  trucks) in  1964 and  held various  positions
Executive and             until  1973 when named Executive Vice President and 1974 when elected to the
Chief Operating Officer,  Board of Directors. Named President and Chief Executive Officer of The Hertz
The Hertz Corporation     Corporation in 1977 and Chairman in 1980. Also in 1980, was elected a  Group
Chairman -- Finance       Executive  President of  RCA Corporation, then  parent Company  of Hertz. In
Committee                 1985, after Hertz was  sold to UAL,  Inc., became a  director of UAL,  Inc.,
Member -- Management      which  became Allegis  Corporation. In June  1987, was  elected Chairman and
Development and           Chief Executive  Officer  of Allegis  Corporation  and President  and  Chief
Compensation Committee    Executive  Officer of  United Airlines,  a position  he held  until December
and Committee on          1987, after  which he  continued as  Chairman, Chief  Executive Officer  and
Nominations and           Chief   Operating  Officer  of   The  Hertz  Corporation,   which  became  a
Corporate Governance      wholly-owned   subsidiary   of   Ford   Motor   Company   in   April   1994.
Director since 1989       Director:   The  Hertz  Corporation;  Becton   Dickinson  and  Company;  The
Age 63                    Commonwealth   Edison   Company;   and   Foundation   Health    Corporation.
                          Director:  National  Multiple  Sclerosis  Society  and  The Swedish-American
                          Chamber of Commerce, Inc. Trustee, National Committee Against Drunk Driving.
                          Member, Advisory  Board of  Religion in  American Life.  Board of  Visitors:
                          Berry College and Duke University Fuqua School of Business.

----------------------    [PHOTO]
JOHN D. ONG               Received  B.A.  and  M.A. degrees  in  history from  Ohio  State University.
Chairman and Chief        Received an  LL.B. degree  from Harvard  Law School.  Joined The  BFGoodrich
Executive Officer, The    Company  (chemicals  and  aerospace  products)  in  1961  and  held  various
BFGoodrich Company        positions in the international division.  Elected a Group Vice President  in
Chairman -- Committee on  1972  and then Executive Vice President and a director in 1973. Elected Vice
Nominations and           Chairman of the  Board in  1974 and President  in 1975.  Named Chairman  and
Corporate                 Chief Executive Officer in 1979.
Governance                Director:    The   BFGoodrich   Company;   Ameritech   Corporation;   ASARCO
Member -- Finance         Incorporated;  The  Geon   Company;  The  Kroger   Company;  and  TRW   Inc.
Committee                 Chairman,  The Ohio Business Roundtable.  Trustee: University of Chicago and
Director since 1975       John S. &  James L.  Knight Foundation.  Member: The  Business Council;  The
Age 62                    Business  Roundtable; Business Committee for the  Arts; and Senior Member of
                          The Conference Board.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

    The following sets forth certain information as of the Record Date with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

                                                                                                  YEARS OF  OFFICER
             NAME                                       POSITION                            AGE   SERVICE    SINCE
------------------------------------------------------------------------------------------  ---   --------  -------
Robert Cizik.................. Chairman                                                     64       34      1963
H. John Riley, Jr............. President and Chief Executive Officer                        55       33      1982
Ralph E. Jackson, Jr.......... Executive Vice President, Operations                         54       20      1992
Larry W. McCurdy.............. Executive Vice President, Operations                         60       3       1994
D. Bradley McWilliams......... Senior Vice President, Finance                               54       24      1982
Carl J. Plesnicher, Jr........ Senior Vice President, Human Resources                       58       28      1979
Diane K. Schumacher........... Senior Vice President, General Counsel and Secretary         42       16      1988
David A. White, Jr............ Senior Vice President, Strategic Planning                    54       24      1988
Walter F. DuPont.............. Vice President, Information Services                         62       21      1991
Alan J. Hill.................. Vice President and Treasurer                                 51       18      1979
Terry A. Klebe................ Vice President and Controller                                41      0.9      1995
E. Daniel Leightman........... Vice President, Taxes                                        55       8       1994
Phyllis J. Piano.............. Vice President, Public Affairs                               39      0.3      1995
Robert W. Teets............... Vice President, Environmental Affairs and Risk Management    45       18      1993

    All of the above executive officers have been employed by Cooper in management positions for more than five years, except Larry W. McCurdy, Terry A. Klebe and Phyllis J. Piano. Larry W. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc. (a manufacturer of automotive parts), a subsidiary of IFINT, S.A., from 1985 through 1992, when Moog Automotive, Inc. was acquired by Cooper. Terry A. Klebe was a Senior Manager with the accounting firm of Ernst & Young LLP from 1985 until October 1990, after which he was a Partner until April 1995. Phyllis J. Piano was Manager, Communication and Community Relations for General Electric Medical Systems from 1986 until 1993, after which she served until December 1995 as Manager, Public Relations Programs at General Electric Company.

SECURITY OWNERSHIP OF MANAGEMENT

    As of the Record Date, each director and each executive officer named in the Summary Compensation Table benefically owned the number of shares of Common Stock of the Company set forth in the following Table. Each of the named individuals and all directors and executive officers as a group beneficially owned less than one percent of the Company's outstanding Common Stock.

                                      NAME OF                                           NUMBER OF SHARES
                                     BENEFICIAL                                           BENEFICIALLY
                                       OWNER                                               OWNED (1)
------------------------------------------------------------------------------------  --------------------
Robert Cizik........................................................................       273,158(2)(3)
Warren L. Batts.....................................................................        16,000(2)(4)
Clifford J. Grum....................................................................        18,000(2)
Linda A. Hill.......................................................................             0
Harold S. Hook......................................................................         8,000
Constantine S. Nicandros............................................................           219
Frank A. Olson......................................................................         9,000(2)
John D. Ong.........................................................................         3,700(3)
H. John Riley, Jr...................................................................       108,458(2)
Sir Ralph H. Robins.................................................................           221
A. Thomas Young.....................................................................         2,200(2)
Ralph E. Jackson, Jr................................................................        28,711(2)
Larry W. McCurdy....................................................................        26,037(2)
D. Bradley McWilliams...............................................................        17,233(2)
All Directors and Executive Officers as a Group.....................................       663,606(2)(5)

------------
(1) Includes shares held by executive officers in the Cooper Savings and Stock Ownership Plan.

(2) Includes shares of Common Stock issuable upon the exercise of options granted under either the Company's 1986 Stock Option Plan or 1989 Director Stock Option Plan, which are exercisable within a period of 60 days from March 4, 1996, as follows: Mr. Cizik -- 49,999 shares; Mr. Batts -- 10,000 shares; Mr. Grum -- 10,000 shares; Mr. Olson -- 4,000 shares; Mr. Riley -- 26,666 shares; Mr. Young -- 2,000 shares; Mr. Jackson -- 16,666 shares; Mr. McCurdy -- 24,666 shares; Mr. McWilliams -- 5,000 shares; and all directors and executive officers as a group -- 227,643 shares.

(3) Includes shares owned by family members as follows: Mr. Cizik -- 520 shares; Mr. Ong -- 400 shares.

(4) Includes 6,000 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(5) Includes 4,385 shares that may be acquired by conversion of the Company's 7.05% Convertible Subordinated Debentures due 2015.

REPORTING OF SECURITIES TRANSACTIONS

    The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Cooper stock with the Securities and Exchange Commission and the New York Stock Exchange. For 1995 one report was filed late by Mr. Larry W. McCurdy for one transaction completed on behalf of Mr. McCurdy by his investment advisor in an uninstructed discretionary investment account. The report was filed as soon as Mr. McCurdy had knowledge of the transaction.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

    The Board of Directors of Cooper met on four occasions during 1995. All of the directors attended seventy-five percent or more of the meetings of the Board and of the committees of the Board on which they served, except Ms. Hill.

    Cooper has five committees composed of directors:

  AUDIT COMMITTEE

    The Audit Committee consists of five nonemployee directors: Harold S. Hook, Chairman, Linda A. Hill, Constantine S. Nicandros, Sir Ralph H. Robins and A. Thomas Young. Three Committee meetings were held during the year. Activities of the Committee included conferring with management and the independent auditors regarding the 1994 financial statements and the annual report on Form 10-K;
reviewing the 1994 management letter of the independent auditors and management's response thereto; reviewing fees paid to the independent auditors; reviewing the scope of the 1995 audit by the independent auditors; and making a recommendation acted on by the Board of Directors to appoint Ernst & Young LLP as the Company's independent auditors for 1995. During 1995, the Committee also reviewed the following matters: the 1995 internal audit program and the proposed scope of the 1996 internal audit program; officers' travel and entertainment expenses; financial criteria for choosing insurance carriers; compliance with the Company's conflicts of interest and ethical conduct policies; the effectiveness of the Company's internal controls; the status of tax audits; and the Company's litigation and environmental matters and risk management program.

  EXECUTIVE COMMITTEE

    The Executive Committee consists of two employee directors, Robert Cizik, Chairman, and H. John Riley, Jr., and three nonemployee directors, Warren L. Batts, Clifford J. Grum and Harold S. Hook. Under the Code of Regulations of the Company, the Executive Committee has, during the intervals between the meetings of the directors, all of the powers of the directors in the management and control of the business and property of the Company. The Executive Committee did not meet in 1995.

  FINANCE COMMITTEE

    The Finance Committee consists of five nonemployee directors: Frank A. Olson, Chairman, Clifford J. Grum, Linda A. Hill, John D. Ong and Sir Ralph H. Robins. Four Committee meetings were held during the year. The activities of the Committee included reviewing pension plan asset management and the Company's capital structure, debt ratings and debt composition; making recommendations acted upon by the Board regarding dividends, the sale of equity securities owned by the Company, the registration of debt securities, financing through state and local government agencies, the repurchase of the Company's debentures and the refinancing of certain credit facilities.

  MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The Management Development and Compensation Committee consists of five nonemployee directors: Constantine S. Nicandros, Chairman, Warren L. Batts, Harold S. Hook, Frank A. Olson and A. Thomas Young. Three meetings of the Committee were held in 1995. The activities of the Committee included a review of the compensation philosophy and program for executive officers and key managers; determination of the attainment of performance targets and cash bonus awards for executive officers and other key managers; establishment of performance targets and grants of awards of restricted stock and performance-based shares under the Executive Restricted Stock Incentive Plan; grants of stock options to 625 employees; salary reviews and actions for officers; distributions under the Deferred Compensation Plan; establishment of the 1996 Salary Policy and of the 1996 targets for the annual incentive plan; approval of a new Stock Incentive Plan and a Management Annual Incentive Plan; and adoption of Stock Ownership Guidelines for executive officers and key executives.

  COMMITTEE ON NOMINATIONS AND CORPORATE GOVERNANCE

    The Committee on Nominations and Corporate Governance consists of four nonemployee directors: John D. Ong, Chairman, Harold S. Hook, Constantine S. Nicandros and Frank A. Olson. Three meetings of the Committee were held in 1995. Matters reviewed and considered by the Committee included general matters of corporate governance; establishment of a retirement policy for directors; election of members of the Board to committees; nominations for election of directors; and, pursuant to a delegation of authority from the Board of Directors, establishment of the final exchange ratio for the exchange of shares of Cooper for shares of Cooper Cameron Corporation common stock.

                       EXECUTIVE MANAGEMENT COMPENSATION

    The following table presents information concerning compensation paid to, or accrued for services by the Chairman, the Chief Executive Officer and the three most highly compensated executive officers of Cooper during fiscal years 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION(3)
                                                                                        -------------------------
                                                                                                 AWARDS
                                                                                        -------------------------
                                                                ANNUAL COMPENSATION(1)     (F)           (G)
                                                                ----------------------  RESTRICTED   SECURITIES         (I)
                        (A)                                                               STOCK      UNDERLYING      ALL OTHER
                     NAME AND                           (B)        (C)         (D)       AWARD(S)   OPTIONS/SARS   COMPENSATION
                PRINCIPAL POSITION                     YEAR     SALARY ($)  BONUS ($)     ($)(2)          #           ($)(4)
---------------------------------------------------  ---------  ----------  ----------  ----------  -------------  -------------
Cizik, R. -- Chairman..............................       1995  $  980,000  $  400,000  $  197,500            0     $    44,100
                                                          1994     895,000           0           0       75,000          58,275
                                                          1993     835,000     400,000           0            0          37,575
Riley, Jr., H. J. -- President &                          1995     541,250     250,000     177,125            0          24,356
Chief Executive Officer............................       1994     487,500           0           0       40,000          32,063
                                                          1993     435,000     225,000           0            0          19,575
Jackson, Jr., R. E. -- Executive Vice                     1995     322,917     120,000      88,875            0          14,531
President, Operations..............................       1994     285,938           0           0       25,000          17,367
                                                          1993     250,000     100,000           0            0          11,989
McCurdy, L. W. -- Executive                               1995     322,917      90,000      88,875            0          14,531
Vice President, Operations (5).....................       1994     275,000           0           0       25,000         499,425
McWilliams, D. Bradley -- Senior                          1995     254,375      85,000      61,225            0          13,472
Vice President, Finance............................       1994     210,813      45,000           0            0          11,962
                                                          1993     187,708      55,000           0        5,000           8,447

------------
(1) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any named executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive.

(2) The figures in column (f) reflect the fair market value on the date of grant of awards of restricted stock that are subject to forfeiture in the event that the executive does not remain employed by the Company until December 31, 1998, unless the executive sooner retires at age 65 in accordance with corporate policy. All awards, except 500 shares to Mr. Riley, were granted on February 13, 1995 and are valued at $39.50 a share. The additional award of 500 shares to Mr. Riley was made on September 1, 1995 when he became Chief Executive Officer, and is valued at $38.25 a share.

    The following chart shows the number of shares of restricted stock held as of December 31, 1995 and the value of such shares as of the end of 1995:

                                                                                      NUMBER OF SHARES    MARKET VALUE
                                                                                     -------------------  ------------
Cizik..............................................................................           5,000        $  183,750
Riley..............................................................................           4,500           165,375
Jackson............................................................................           2,250            82,688
McCurdy............................................................................           2,250            82,688
McWilliams.........................................................................           1,550            56,963

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

    All of the shares of restricted stock are subject to forfeiture in the event that the named executive does not remain employed until December 31, 1998, unless the employee sooner retires at age 65 in accordance with corporate policy. Dividends are paid on the shares of restricted stock at the dividend rate payable on all outstanding shares of Company Common Stock.

(3) Column (h) "LTIP Payouts" has been omitted since no LTIP Payouts were made to the named executives during the years shown.

(4) The figures in column (i) for 1995 include the Company's contributions to the Cooper Industries, Inc. Employees' Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: R. Cizik $6,750 and $37,350; H. J. Riley, Jr. $6,750 and $17,606; R. E. Jackson, Jr. $6,750 and $7,781; L. W. McCurdy
    $6,750 and $7,781; and D. B. McWilliams $6,750 and $6,722. The figure for 1994 for L. W. McCurdy also includes payments totaling $483,000 in connection with the Company's acquisition of Moog Automotive, Inc., his previous employer, and the termination of his employment contract with that company.

(5) Compensation information for Mr. McCurdy is not provided for 1993, as he was not an executive officer of the Company during that year.
------------

    The following table presents information concerning the unexercised stock options held at December 31, 1995 by the individuals named in the Summary Compensation Table.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES (1)

                                                                                   NUMBER OF SECURITIES
                                                                                  UNDERLYING UNEXERCISED
                                                                                  OPTIONS/SARS AT FISCAL
                                                                                       YEAR-END (#)
                                                                                EXERCISABLE/UNEXERCISABLE
                                                                                           (D)
                                     NAME                                       --------------------------
                                     (A)                                        EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------  -----------  -------------
Cizik, R......................................................................      49,999        25,001
Riley, Jr., H. J..............................................................      26,666        13,334
Jackson, Jr., R. E............................................................      16,666         8,334
McCurdy, L. W.................................................................      24,666         8,334
McWilliams, D. B..............................................................      10,033         1,667

------------
(1) No options were exercised by any of the named executive officers during 1995. As of December 31, 1995, the exercise price for all options held by the named executive officers was in excess of the market value. Accordingly, columns (b), (c) and (e) of the table have been omitted.

    The following table presents information concerning long-term incentive awards granted in 1995 to the individuals named in the Summary Compensation Table pursuant to the Company's Executive Restricted Stock Incentive Plan. The performance period for earning the awards is a four-year period from January 1, 1995 through December 31, 1998. Award payouts are tied to achieving performance targets expressed as a compound growth rate in earnings per share over the four-year performance period using 1994 earnings per share of $2.10 as the base. No awards will be earned unless compound growth in earnings per share of at least three percent is achieved. Earnings per share growth over the period of at least 12 percent is required for target level performance and at least 15 percent is required for a payout at the maximum level. Since the plan was established in 1978, the maximum target was achieved three times; the threshold target one time; and no performance shares were earned four times.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                                        ESTIMATED FUTURE PAYOUTS
                                                             (C)                   UNDER NON-STOCK PRICE BASED PLANS
                                                        PERFORMANCE OR     --------------------------------------------------
                                           (B)           OTHER PERIOD
                 (A)                    NUMBER OF    UNTIL MATURATION OR         (D)              (E)              (F)
                NAME                      SHARES            PAYOUT            THRESHOLD         TARGET           MAXIMUM
-------------------------------------  ------------  --------------------  ---------------  ---------------  ----------------
Cizik, R.............................     30,500(1)    1-1-95 to 12-31-98    30,500 shares    71,000 shares    137,000 shares
Riley, Jr., H. J.....................     15,000       1-1-95 to 12-31-98    24,500 shares    58,000 shares    111,500 shares
McCurdy, L.W.........................      8,250       1-1-95 to 12-31-98     8,250 shares    21,000 shares     39,750 shares
Jackson, Jr., R. E...................      8,250       1-1-95 to 12-31-98     8,250 shares    21,000 shares     39,750 shares
McWilliams, D. B.....................      4,550       1-1-95 to 12-31-98     4,550 shares    12,200 shares     22,850 shares

------------
(1) Pursuant to the terms of the Company's Executive Restricted Stock Incentive Plan, the issuance to Mr. Cizik of shares reflected in the above table is subject to the discretion of the Management Development and Compensation Committee based upon the performance of the Company from January 1, 1995 through June 30, 1996, the first calendar quarter ending after the date of Mr. Cizik's retirement.

                              COMPARISON OF FIVE-YEAR
                        CUMULATIVE TOTAL SHAREHOLDER RETURNS

    The following graph compares the total shareholder return on the Company's Common Stock for the five-year period December 31, 1990 through December 31, 1995 to the total returns for the same period of (a) the Standard & Poors 500 Stock Index; (b) the Standard & Poors Electrical Equipment Group; and (c) the Standard & Poors Diversified Machinery Group. The Company chose the two industry indices for comparison since Cooper's product offering is so diverse. Standard & Poors assigns Cooper to its Diversified Machinery Group, while many analysts compare Cooper to other electrical equipment manufacturers since this is a significant part of Cooper's business. Management believes that a comparison to two different indices is appropriate.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      COOPER INDUSTRIES INC.         S&P ELECTRICAL EQUIPMENT         S&P DIVERSIFIED MACHINERY*       S&P 500*
1990                          100.0                             100.0                              100.0                100.0
1991                          142.3                             132.5                              118.9                130.3
1992                          120.7                             145.1                              121.3                140.3
1993                          128.8                             175.0                              179.6                154.3
1994                           92.9                             177.1                              174.9                156.4
1995                          104.0                             247.0                              214.5                215.0
*Includes Cooper

        REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMMITTEE

    The Management Development and Compensation Committee (the "Committee") is responsible for establishing compensation programs for executive officers of the Company that are designed to attract, retain and motivate the best qualified executives. The Committee administers compensation programs so as to benefit the long-term interests of the Company and its shareholders. The Committee also reviews annually the succession planning and development and performance of the executive officers and other key executives.

COMPENSATION PHILOSOPHY

    The Committee's policy is to compensate executive officers based on their responsibilities, individual performance, including achievement of annual goals established for each individual executive, and the Company's performance, both short- and long-term. The compensation program takes into account the compensation practices of companies comparable to the Company (as described below) so as to remain competitive in attracting and retaining key personnel.

    There are three major components of the Company's executive compensation: a base salary, an annual cash bonus and long-term stock incentive awards.

BASE SALARY

    A base salary range is established for each executive officer using the Hay Job Evaluation System, which uses a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The competitiveness of the base salary is also considered since the Committee believes it is critical to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to establish the ranges of executives' salaries. In 1995, the Hay Survey of Compensation
Practices included 326 industrial companies with revenues in excess of $1 billion, which is a broader universe than the companies included in the S&P Electrical Equipment Index and the S&P Diversified Machinery Index appearing in the performance graph. The Committee believes that the broader group of companies provides a more appropriate basis for establishing salary levels since it minimizes the distortion of results that occurs when using a small sample group.

    The Committee's policy is to establish a salary range for the Chief Executive Officer and the other named executives, to set the midpoint of the range between the 50th and the 75th percentile of the Hay Survey, and to pay compensation within the established range. Each executive's actual base salary takes into account the individual's duties, responsibilities, work experience, impact on the business and individual performance. The Committee verifies the Hay data through use of a separate compensation study, known as Project 777, which is compiled by Management Compensation Services. This data bank includes 335 companies, over 50 percent of which are in the Fortune 500. During 1995, the actual base salaries for the named executive officers generally approximated the 50th percentile of the Hay Survey.

    Salaries of senior executive officers are typically reviewed at 15-month intervals. Base salary adjustments are primarily weighted on individual performance with due consideration given to immediate past performance and business decisions that impact the future growth and economic stability of the Company.

ANNUAL INCENTIVE COMPENSATION

    An annual cash bonus opportunity, which is awarded at the discretion of the Committee, is designed to tie annual incentive compensation to overall corporate and individual performance. The awarding of the bonus is based on performance goals established by the Committee in February of the bonus year. A bonus pool is established by the Committee based upon earnings per share performance as compared to the prior year. The individual bonus amount awarded, if any, is tied to the individual's job performance during the year. To date, the payments of annual cash bonuses have been at the complete discretion of the Committee.

    In February 1995, the Committee established the performance criteria and bonus opportunities for executives named in the Summary Compensation Table for 1995, which overall ranged from 20 to 100 percent of the salary range midpoint, depending on the executive's position. The award of cash bonuses for 1995 was based on an increase in earnings per share in 1995 over 1994. In February 1996, the Committee determined that the performance criteria were met and cash bonuses were awarded to the named executives at an average of 34 percent of base salary.

LONG-TERM INCENTIVE PROGRAM

    The Committee provides incentives to executive officers that are tied to the long-term performance of the Company in order to link the executive's interests to those of the Company's shareholders. For this purpose, the Committee has granted share awards to the named executive officers pursuant to the Executive Restricted Stock Incentive Plan or stock options pursuant to the 1986 Stock Option Plan. Both Plans have been approved by the shareholders.

    Under the Executive Restricted Stock Incentive Plan ("Stock Incentive Plan"), initial share awards are granted, subject to forfeiture if the named executive does not remain employed by the Company for a period of four years from January 1 in the year the award is granted, unless the executive sooner retires at age 65 in accordance with corporate policy. For each award, the Committee establishes a four-year performance cycle and a range of additional awards that may be earned based on achievement of the prescribed performance goals. Performance goals are based on compound growth in earnings per share over a specified target. The Committee generally establishes the value of the grant at the median compensation level of large industrial companies.

    Stock awards under the Stock Incentive Plan were made by the Committee in February 1995 for a performance period commencing on January 1, 1995 and ending on December 31, 1998. The number of shares of restricted stock and performance-based stock awards granted to each named executive are shown in column (f) of the Summary Compensation Table and in footnote 2 to the Summary Compensation Table, respectively. The Committee determined the number of shares awarded to each individual based on actual compensation, assumptions relating to stock price and earnings growth, and recommendations and advice from Frederic W. Cook & Co., a compensation consulting firm. In 1992 awards under the Stock Incentive Plan were granted with a four-year performance cycle ending December 31, 1995. In

February 1996, the Committee determined that the performance criteria established by the Committee in 1992 for the 1992-1995 award cycle were not met and all performance share awards were forfeited by the Chief Executive Officer and the other named executives who had been granted awards in 1992.

CHIEF EXECUTIVE OFFICER COMPENSATION

    During 1995 the Committee maintained the compensation of Mr. Cizik, who was Chief Executive Officer until August 31, 1995, at the same level as was established in 1994 by the Committee.

    In 1995, the Committee established the compensation of Mr. Riley, who became Chief Executive Officer on September 1, 1995. Mr. Riley's base salary of $650,000 was based on a review of the compensation levels of chief executive officers of companies of comparable size and in similar businesses, using the surveys previously discussed. In addition, in establishing Mr. Riley's compensation, the Committee examined the Company's financial position and results and Mr. Riley's experience and duties and responsibilities as Chief Executive Officer.

    In February 1996, the Committee awarded cash bonuses to Mr. Cizik and Mr. Riley after reviewing the Company's performance and determining that the criteria established in February 1995 had been achieved. The awards of cash bonuses were also based on specific accomplishments during 1995 including completion of the exchange offer that resulted in the divestiture of the former petroleum and industrial equipment segment; revenue growth of 6.5 percent; growth in earnings per share of 15 percent; integration of the Abex and Zanxx acquisitions; the general internationalization of the Company's businesses through completion of the acquisitions of the CEAG electrical products operations in Germany, the Cutler-Hammer electrical recloser business in Brazil and the Trichamp automotive operations in South Africa; and monetization of the Company's investment in Wyman-Gordon Company. No specific weighting was assigned to any of these accomplishments.

    In 1995, the Committee granted awards under the Stock Incentive Plan to Mr. Cizik and Mr. Riley. Restricted stock awards of 5,000 shares to Mr. Cizik and 4,000 shares to Mr. Riley will be received by each if each remains employed by the Company until December 31, 1998 or retires at age 65, if earlier. An earlier termination of employment results in forfeiture of the restricted stock awards. Upon Mr. Riley's appointment as Chief Executive Officer, an additional award of 500 shares of restricted stock was granted by the Committee to recognize his greater responsibilities.

    In 1995, the Committee also granted performance-based awards under the Stock Incentive Plan to Mr. Cizik and Mr. Riley. The awards are shown in the Table, Long-Term Incentive Plan -- Awards in Last Fiscal Year, on page 13. The Committee determined the number of shares awarded to Mr. Cizik and Mr. Riley using the same criteria as for other executive officers. The individual awards were based on actual compensation, assumptions relating to stock price and earnings growth and the recommendations and advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the performance share awards granted to Mr. Cizik and Mr. Riley are competitive with awards granted to chief executive officers of other, similar companies in the S&P Electrical Index and the S&P Diversified Machinery Index. Through the performance share awards, a significant portion of the Chief Executive Officer's compensation is tied directly to the Company's financial performance and overall return to shareholders.

STOCK OWNERSHIP GUIDELINES

    The Committee established stock ownership guidelines in 1995 for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives are required to make continuing progress toward compliance with the guidelines during the five-year period beginning January 1, 1996 and to fully comply with the guidelines by the end of such five-year period. The guidelines are as follows:

    - Chief Executive Officer -- 4.5 times base salary

    - Other Senior Officers, including those other officers named in the Summary Compensation Table -- 3 times base salary

    - Other officers and division presidents or general managers -- 1.5 times base salary

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS

    The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The regulations provide certain transition rules that will preserve the deductibility for the Company of the performance-based awards granted in 1995. In addition, because Mr. Cizik has elected to defer receipt of his annual cash bonus earned during 1995 until the year following his retirement, all compensation paid by the Company in 1995 should be deductible. In 1995, the Committee adopted a new cash bonus plan and a new stock incentive plan that will meet the requirements of the new tax rules so as to preserve the tax deductibility of all executive compensation while maintaining the Committee's policy of compensating executives based on their responsibilities, achievement of annual goals and the Company's annual and longer-term performance.

NEW MANAGEMENT ANNUAL INCENTIVE PLAN AND NEW STOCK INCENTIVE PLAN

    During 1995, the Committee engaged Frederic W. Cook & Co., a compensation consultant, to review and evaluate the existing executive compensation program. As a result of this review, the expiration of the existing stock option plan and the desire to link more closely compensation and Company performance, the Committee adopted a new Management Annual Incentive Plan and a new Stock Incentive Plan. Both Plans are described in detail in this proxy statement at pages 20 through 26 and are being submitted to shareholders for approval.

    The Committee in 1995 adopted a formal cash bonus plan for senior executives that contains the limitations necessary to comply with OBRA. The new Management Annual Incentive Plan formalizes the Committee's existing procedure for awarding annual cash bonuses. The Committee currently intends to continue to use an increase in earnings per share over the prior year as the performance criteria for awarding cash bonuses.

    The new Stock Incentive Plan ("New Incentive Plan") provides for awards in the form of stock options, restricted stock and performance-based share awards. The New Incentive Plan replaces both the 1986 Stock Option Plan, which expired in 1996, and the Executive Restricted Stock Incentive Plan. The Committee intends to award primarily stock options and performance-based share awards to the named executive officers and other key executives. Awards of restricted stock will be used only in unusual, limited circumstances, such as for attracting a new key executive. The Committee also intends to award stock options under the New Incentive Plan to other middle and upper level Company employees.

    The Committee believes that the new Management Annual Incentive Plan and the new Stock Incentive Plan, along with the Stock Ownership Guidelines adopted in 1995, will result in an executive compensation program that more closely ties compensation to corporate performance and to the interests of the Company's shareholders.

              Constantine S. Nicandros, Chairman
Warren L. Batts                         Frank A. Olson
Harold S. Hook                          A. Thomas Young

PENSION BENEFITS

    Upon retirement the executives named in the Summary Compensation Table may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc. ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan).

    Pursuant to the Cooper Retirement Plan, the Company credits to the individual's plan account four percent of each year's total compensation up to the Social Security wage base for the year, plus eight percent of each year's total compensation which exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the executives named in the Summary Compensation Table, the total compensation is shown in columns (c) and (d) of the Summary Compensation Table. However, if an executive elects to defer any compensation, his total compensation under the Cooper Retirement Plan is reduced by the amount deferred. The Executive Restricted Stock Incentive Plan awards shown in column
(f) of the Summary Compensation Table and on the Long-Term Incentive Plan -- Awards in Last Fiscal Year Table are not included for purposes of determining the credits under the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

    Benefits for service through June 30, 1986, were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. Both initial balances and credits for benefits after July 1, 1986 receive interest credits until the participant commences benefit payments. The Plan's interest credit rate for 1995 was 4.75% and will be 5.0% for 1996. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship, or a lump-sum payment.

    The Cooper Retirement Plan "grandfathers" prior plan benefits for participants (including some of the executives named in the Summary Compensation Table) who meet certain age and service requirements. Under this "grandfather" provision, an eligible participant is assured that his or her actual pension benefit payable from the Cooper Retirement Plan will not be less than the benefit he or she would have received at retirement under the prior plan formula calculated based on service and earnings through June 30, 1991.

    The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including those named in the Summary Compensation Table, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to Internal Revenue Code provisions. The Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan, an unfunded, nonqualified plan assumed by the Company following the acquisition of Crouse-Hinds Company, may provide to one Cooper officer benefits in addition to amounts payable under other retirement plans of the Company. In addition, Mr. McCurdy had a Supplemental Retirement Agreement with Moog Automotive, Inc., which agreement was assumed by the Company in connection with the acquisition of Moog. This agreement will provide benefits to Mr. McCurdy in addition to amounts payable under other retirement plans of the Company.

                                PENSION BENEFITS

                                                                         CREDITED         YEAR        ANNUAL
                                                                       SERVICE AS OF   INDIVIDUAL   ESTIMATED
                                                                        JANUARY 1,     REACHES AGE  BENEFIT AT
                                                                           1996            65         AGE 65
                                                                      ---------------  -----------  ----------
Robert Cizik........................................................          34.4           1996   $  511,000
H. John Riley, Jr...................................................          33.2           2005   $  289,000
Ralph E. Jackson, Jr................................................          20.0           2006   $  126,000
Larry W. McCurdy....................................................          10.1           2000   $  102,000
D. Bradley McWilliams...............................................          24.1           2006   $  129,000

    For each of the individuals shown in the Summary Compensation Table, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 1995 levels; and an interest credit rate of 5.0%. Amounts payable under the Supplemental Plan, but not the

Crouse-Hinds Officers' Plan, are included in the Annual Estimated Benefit. The amount shown for Mr. McCurdy includes the additional retirement benefits that he will receive under his Supplemental Retirement Agreement described above.

CHANGE IN CONTROL ARRANGEMENTS

    The executives named in the Summary Compensation Table participate in the Executive Restricted Stock Incentive Plan. This Plan was approved by the shareholders on April 26, 1988. The Plan is designed to tie executive compensation to increases in earnings per share thus benefiting stock price appreciation and shareholder wealth. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board of Directors ("Committee"), initial share awards are granted, subject to forfeiture if the executive does not remain in the employ of Cooper until the end of the four-year performance cycle. Additional performance shares (and cash equal to the amount of dividends that would have been paid thereon) may be earned during the four-year period in accordance with a formula that is dependent upon the achievement of performance criteria established by the Committee. At the conclusion of the four-year period, the initial share awards plus the performance shares earned, if any, are issued (and cash equal to the dividends on the performance shares is paid). The Plan provides that upon a change in control of the Company, the executive officers may receive cash in lieu of shares under the Plan in amounts equal to the fair market value of all outstanding share awards.

    The executives named in the Summary Compensation Table have been granted stock options under the Company's 1986 Stock Option Plan. The options vest over a period of three years, one-third each year after the first year, and have a five-year term. The 1986 Stock Option Plan provides that upon a change of control of the Company, the Committee may accelerate the vesting of any outstanding options, or cancel outstanding options and make a cash payment to the named executives equal to the difference between the fair market value of the Company's Common Stock and the option exercise price.

    There are no circumstances presently foreseeable under which the aggregate dollar amount payable reasonably can be estimated to have a material, adverse effect on the operating or financial condition of the Company. The Company has established a trust that will be used to fund its obligations under the Executive Restricted Stock Incentive Plan, the 1986 Stock Option Plan and certain otherwise unfunded benefit plans in the event of a change in control or a potential change in control. In 1988, the Company also established a trust that will be used to fund its obligations under otherwise unfunded benefit plans providing deferred compensation and retirement benefits to nonemployee directors of the Company. Presently these trusts have been nominally funded.

COMPENSATION TO DIRECTORS

    The Annual Basic Retainer of nonemployee directors is $45,000 per annum. In addition, nonemployee directors are paid meeting attendance fees of $1,000 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

    In lieu of receiving the Annual Basic Retainer and meeting fees in cash, each nonemployee director may elect, pursuant to the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by a director or until retirement from the Board. Alternatively, in 1995 each nonemployee director could have elected to receive, in lieu of the Annual Basic Retainer fee, a nonqualified stock option covering 2,000 shares of the Company's Common Stock pursuant to the 1989 Director Stock Option Plan (the "Director Plan"). The exercise price is determined as follows:

Fair Market Value                 Annual Basic
  of a Share of                     Retainer                   Cash Exercise
 Common Stock on       -      -------------------       =        Price Per
  Date of Grant                      2,000                         Share

provided that the minimum Exercise Price is $5.00 per share. The maximum number of shares to be issued under the Director Plan, the number of shares subject to each option (including the denominator of 2,000) and the minimum price per share are subject to adjustment in the event of stock splits or other changes in the Cooper Common Stock or capital structure.

    Historically, options have been granted on the date following commencement of the Annual Meeting of Shareholders and have become fully exercisable on the first anniversary of the date of grant. Options terminate upon the expiration of five years from the date of grant, subject to prior termination pursuant to the terms of the Director Plan.

    In 1995, two nonemployee directors elected to receive a stock option in lieu of the Annual Basic Retainer for the year April 1995 to April 1996. During 1995, options for a total of 4,000 shares of Cooper Common Stock were granted and 6,000 shares were issued pursuant to the exercise of options under the Director Plan. As of December 31, 1995, options were outstanding for 26,000 shares under the Director Plan.

    Pursuant to the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retires in accordance with a resolution regarding director tenure adopted by the Board on April 25, 1995, as thereafter from time to time amended, will be entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of special compensation for services as a Committee Chairman or attendance at meetings. The benefit amount will be paid annually on January 2 for the preceding calendar year, or quarterly if elected, for the number of years in which the director has served on the Board (counting a fractional year as a full year). Payment ceases with the death of the retired director.

    In February 1996, the Committee on Nominations and Corporate Governance reviewed the compensation paid and benefits provided to nonemployee directors and recommended certain changes that were then adopted by the Board of Directors. The Board decided to terminate the existing Directors Retirement Plan, described in the preceding paragraph. Any vested benefits under the Directors Retirement Plan will be grandfathered and no additional benefits will accrue. The Board also decided to terminate the 1989 Director Stock Option Plan in favor of a broader stock plan. No further grants of options will be made under the 1989 Plan, but outstanding options shall not be affected by such termination.

    To replace benefits under the two terminated plans, the Board adopted the Cooper Industries, Inc. Directors' Stock Plan and is submitting such Plan for approval by the shareholders. The Directors' Stock Plan provides for a grant to each nonemployee director of 400 shares of Common Stock of the Company on each annual meeting date with a maximum of 1,200 shares to be issued to any individual director. The Plan further provides for an annual grant to each nonemployee director of a stock option for 1,000 shares at fair market value. The option will vest on the third anniversary of the date of grant and has a 10-year term. The Directors' Stock Plan is described more fully in the section captioned Proposal 3. The Board believes that the new Directors' Stock Plan will encourage the ownership of Company stock by the directors and increase their personal interest in the Company's success.

                                   PROPOSAL 2
            APPROVAL OF COOPER INDUSTRIES, INC. STOCK INCENTIVE PLAN

    During 1995, the Management Development and Compensation Committee (the "Committee") reviewed the Company's compensation policy for executive officers and key managers with a view toward more closely linking compensation to the Company's performance and encouraging ownership of Company stock. The Committee also desired to meet the requirements of the Omnibus Budget Reconciliation Act of 1993 (also referred to as Section 162(m) of the Internal Revenue Code) so that the Company will continue to receive a deduction for all compensation paid to executive officers. In addition, the Company's existing 1986 Stock Option Plan expired on February 18, 1996, and stock options can no longer be granted under the 1986 Plan. As of the Record Date there were 2,372,500 outstanding options under the 1986 Stock Option Plan. The Company has no other stock option plan for employees.

    Upon the Committee's recommendation, the Board of Directors approved, subject to shareholder approval, the Cooper Industries, Inc. Stock Incentive Plan ("Stock Incentive Plan"), which will replace both the 1986 Stock Option Plan and the Executive Restricted Stock Incentive Plan. No further awards will be made under those plans. The Stock Incentive Plan is intended to advance the interests of Cooper by providing executives and key employees an opportunity to acquire a proprietary interest in the Company and financial incentives that correspond to the performance of the Company and shareholder value. The link between the interests of executives and key employees with those of shareholders is further enhanced by the Stock Ownership Guidelines adopted by the Committee (described on page 16 of this proxy statement), which require certain levels of stock ownership to be attained during the next five years.

    A summary of the essential features of the Stock Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Stock Incentive Plan, which is attached to this Proxy Statement as Exhibit I. Approval of the Stock Incentive Plan requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on such Plan. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

ELIGIBILITY

    Officers and key employees of the Company, its subsidiaries and affiliates are eligible to receive awards. There are approximately 625 persons currently eligible to participate in the Plan, including the executives named in the Summary Compensation Table.

PLAN ADMINISTRATION

    The Plan will be administered by the Committee, which will have authority to select participants to whom awards will be made, determine the type, amount and terms of any award, adopt administrative policies and otherwise interpret and carry out the Plan. The Committee may not take any action that would prevent awards granted under the Plan from meeting the requirements for exemption from
Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") or prevent awards that are intended to provide "performance-based compensation," within the meaning of Section 162(m) of the Internal Revenue Code ("Code"), from doing so.

AWARDS

    Awards under the Plan may be in the form of stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), restricted stock and performance based share awards.

    Stock options will be exercisable in whole or in such installments and at such times and upon such terms as the Committee determines, provided that no stock options will be exercisable more than 10 years after grant. The exercise price of any option may not be less than the fair market value of a share of Common Stock on the date of grant. Participants may pay the exercise price of a stock option in cash, Common Stock, a combination thereof or such other consideration as the Committee may deem appropriate.

    Restricted stock will be awarded in such numbers and at such times as the Committee determines. Restricted stock will be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. The Committee will establish the period of vesting and forfeiture restrictions at the time of grant, provided that vesting will be at least one year from the date of grant, except as noted below in the event of a Change in Control. The Committee may grant to a participant to whom restricted stock has been awarded all or any of the rights of a shareholder with respect to such restricted stock, including dividends or dividend equivalents and voting rights. It is the Company's intention that awards of restricted stock will be used only in unusual, limited circumstances, such as for attracting a new, key executive.

    The Committee may grant an award of performance shares to participants as of the first day of each performance period established by the Committee, which must be at least one year. Performance goals will be established by the Committee not later than 90 days after the commencement of the applicable performance period. At the end of the period, the performance shares will be converted into Common Stock, cash or a combination thereof and distributed based upon attainment of the performance goals. Upon issuance of performance shares, the Company will pay to the participant an amount equal to the aggregate amount of dividends that the participant would have received had the participant owned the shares during the performance period.

    Performance criteria used to establish performance goals will include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels of the Company, any subsidiary or business segment; (iii) cash flow or similar measure; or (iv) total shareholder return; (v) changes in the market price of the Common Stock; or (vi) market share. Performance goals will specify achievement targets for each applicable performance criterion, including a threshold level below which no award will be payable. Each award will specify the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items and may reduce performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code.

SHARES SUBJECT TO PLAN

    The aggregate number of shares of Common Stock available for awards granted under the Plan is 7,000,000, of which no more than 2,300,000 will be available for restricted stock and performance shares, subject to adjustment for any stock split, stock dividend or other change in the Company's outstanding shares of Common Stock. Shares issued under the Plan may be authorized but unissued shares or treasury shares. Common Stock related to awards that are forfeited or expire unexercised will become available for future awards. If an award is exchanged for cash or other property of comparable value, the Common Stock related to the award will be deducted from the shares available for future awards.

    No participant who is an executive officer will receive awards of stock options in excess of the greater of 100,000 shares per calendar year or a total of 500,000 shares in a continuous five-year period. No participant who is an executive officer will receive awards of restricted stock and performance shares in excess of the greater of 125,000 shares per calendar year or a total of 500,000 shares in a continuous four-year period.

    The closing price of the Company's Common Stock on the New York Stock Exchange on March 4, 1996, was $39.00 per share.

CHANGE IN CONTROL

    Immediately upon a Change in Control, as defined in the Plan, all outstanding awards will vest automatically, all forfeiture restrictions will lapse and all performance shares will be deemed earned at the maximum performance goal level. With respect to stock options, the Company will cancel such options and, within 10 days of the Change in Control, make a payment in cash to each participant with an outstanding option in an amount equal to the excess of the greater of (i) the fair market value of the stock on the date of the Change in Control or (ii) the highest price per share actually paid for the stock in connection with the Change in Control, over the option exercise price times the number of shares subject to outstanding options held by the participant. There are no separate change in control or "golden parachute" contracts between the Company and the executives named in the Summary Compensation Table.

    Under certain circumstances, an accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other awards, in connection with a Change in Control might be deemed an "excess parachute payment" under
Section 280G of the Code. To the extent payments are considered to be "excess parachute payments," the participant may be subject to an excise tax and the Company may be denied a tax deduction. In such cases, the participant may disclaim any entitlement to any payment or benefit under the Plan that would constitute such "excess parachute payment."

AMENDMENT, SUSPENSION AND TERMINATION

    The Company's Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment may impair the rights of any participant without such participant's consent and no amendment will be effective prior to approval by the Company's shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any award then outstanding. Subject to earlier termination pursuant to the above, the Plan will terminate November 7, 2005. After that date, no future awards may be granted, but previously granted awards will remain outstanding in accordance with their applicable terms and conditions.

NONTRANSFERABILITY OF OPTIONS

    Awards granted under the Plan will not be transferable or assignable other than (i) by will or the laws of descent and distribution, (ii) by gift or other transfer (other than an incentive stock option unless permitted by the Code) to any trust or estate in which the original participant or such participant's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange
Act), or (iii) pursuant to a qualified domestic relations order.

DEFERRALS

    The Committee may require or permit participants to defer the receipt of any award. It also may provide that deferred amounts be credited with interest or the crediting of dividend equivalents where the deferral amount is denominated in shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company, nor does it describe foreign, state or local tax consequences.

  INCENTIVE STOCK OPTIONS

    No income results to a participant upon the grant or exercise of an incentive stock option ("ISO") provided that (i) there is no disposition of stock received upon exercise of an ISO within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the "ISO holding periods"); and (ii) the participant is an employee of the Company or a subsidiary of the Company at all times during the period commencing on the date of grant and ending on the date three months (or one year in the case of a participant who is totally and permanently disabled) prior to the date of exercise.

    In the event of a disposition of stock received upon exercise of an ISO after the ISO holding periods have been satisfied, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the participant will recognize ordinary income equal to the excess of the fair market value of such stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon such disqualifying disposition exceeds the fair market value of such stock at the time of exercise, the excess will be taxable as long-term or short-term capital gain, depending on the participant's holding period.

    No deduction is allowable to the Company upon the grant or exercise of an ISO. In the event that a participant recognizes ordinary income as a result of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.

  NONSTATUTORY STOCK OPTIONS

    No income is recognized upon the grant of a nonstatutory stock option to a participant. The participant recognizes ordinary income upon exercise of the nonstatutory stock option equal to the excess of the fair market value of the stock received upon exercise of the stock option on the date of exercise over the option price. Such ordinary income is subject to withholding. The participant's tax basis in these shares will be their fair market value when purchased. On subsequent sale of such shares, gain or loss will be recognized in an amount equal to the difference between the tax basis thereof and the amount realized on such sale. If the participant is subject to the provisions of
Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon the exercise of the nonstatutory stock option, but generally may recognize ordinary income six months thereafter in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at that time over the option price.

    Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.

  RESTRICTED STOCK

    A participant generally will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until the time that the restrictions on the shares lapse, at which time the participant will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse. A participant may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the participant will recognize ordinary income equal to the fair market value of the restricted stock at the time of grant determined without regard to any of the restrictions thereon.

  PERFORMANCE SHARES

    When performance shares are earned and stock is issued therefor, a participant will realize ordinary income equal to the fair market value of the performance shares. If a participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon receipt of performance shares, but generally may recognize ordinary income six months thereafter in an amount equal to the fair market value of the performance shares at that time.

  DIVIDEND EQUIVALENTS

    A participant realizes ordinary income upon the receipt of dividend equivalents in an amount equal to any cash received.

  DEDUCTIBILITY BY THE COMPANY

    The Company generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to nonstatutory stock options, restricted stock, performance shares and dividend equivalent payments.

    The benefits that will be received by employees under the Plan, or that would have been received under the Plan in 1995 if the Plan had then been in effect, are not currently determinable. On February 13, 1996 the Board of Directors granted awards of stock options and performance shares under the Stock Incentive Plan, subject to approval of the Plan by the Company's shareholders. The following table provides information as to the awards granted.

                              STOCK INCENTIVE PLAN

                                                                                             PERFORMANCE-SHARE
                                                                              STOCK OPTIONS       AWARDS
                             NAME AND POSITION                                # SHARES (1)     # SHARES (2)
----------------------------------------------------------------------------  -------------  -----------------
Cizik, R. -- Chairman.......................................................            0                0
Riley, Jr., H. J. -- President and Chief
 Executive Officer..........................................................       43,500           60,900
Jackson, Jr., R.E. -- Executive Vice President,
 Operations.................................................................       15,500           21,700
McCurdy, L. W. -- Executive Vice President,
 Operations.................................................................       15,500           21,700
McWilliams, D. B. -- Senior Vice President,
 Finance....................................................................       10,700           15,000
All Current Executive Officers as a Group
 (including those named above)..............................................      136,200          182,600
All Employees as a Group (excluding
 Current Executive Officers)................................................      923,000           86,300

------------
(1) The option exercise price per share is $39.06, the average of the high and low sales prices of the Company's Common Stock on February 13, 1996, the date of grant, in the New York Stock Exchange Composite Transactions. Each option will expire 10 years from the date of grant and will become one-third exercisable after one year, two-thirds exercisable after two years and fully exercisable after three years from the date of grant, subject to earlier vesting in the event of death, disability or a Change in Control, as defined in the Plan.

(2) The performance-share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 1996 and ending on December 31, 1999. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of six percent compound growth before any awards are earned. The table shows the maximum number of performance shares that may be earned. At least 15 percent compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Company Common Stock or at the executive's election, up to 50 percent of the earned award may be paid in cash.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COOPER INDUSTRIES, INC. STOCK INCENTIVE PLAN.

                                   PROPOSAL 3
      APPROVAL OF COOPER INDUSTRIES, INC. MANAGEMENT ANNUAL INCENTIVE PLAN

    The Board of Directors adopted and submits to the shareholders for approval, the Cooper Industries, Inc. Management Annual Incentive Plan ("Annual Incentive Plan"), which is intended to formalize the existing practices of awarding annual cash bonuses to senior executives based on the Company's performance. The Annual Incentive Plan is designed so that payments to senior executives will constitute performance-based compensation under Section 162(m) of the Code and will be tax deductible by the Company. The Annual Incentive Plan furthers the Board's policy of linking executive compensation to the Company's performance and shareholders' interests as a whole.

    A summary of the essential features of the Annual Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is attached to this Proxy Statement as Exhibit II. Approval of the Annual Incentive Plan requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on such Plan. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

ELIGIBILITY

    Participation in the Plan will be limited to the Chairman; the Chief Executive Officer; any Executive Vice President, Operations; any Senior Vice President; and any other senior officer reporting directly to the Chief Executive Officer. There are seven persons currently eligible to participate in the Plan.

PLAN ADMINISTRATION

    The Plan will be administered by the Committee, which will certify in writing as to the achievement of performance criteria prior to payment of any awards. The Committee retains the discretion to reduce in whole or in part the amount of any award that would otherwise be payable to a participant based upon its assessment of that participant's performance.

AWARDS, PERFORMANCE GOALS AND MEASURES

    Awards under the Plan will be paid in cash. The Committee will establish no later than 90 days after the beginning of each year performance goals for such year based upon one or more of the following performance measures: return on equity, assets, capital or investment; pre-tax or after-tax profit levels; and cash flow or similar measures. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals will include a threshold level below which no award will be payable and a maximum award opportunity for each participant. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items and may reduce performance results upon which awards are based to offset unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code. The maximum annual award that may be granted to a participant under the Plan is $1.5 million.

CHANGE IN CONTROL

    Immediately upon a Change in Control, as defined in the Plan, all outstanding awards shall be deemed earned at the maximum performance goal level and the Company shall make a payment of such awards in cash within 10 days after the effective date of the Change in Control. There are no separate change in control or "golden parachute" contracts between the Company and the participants in the Plan.

DEFERRALS

    The Committee may permit participants to defer receipt of all or a portion of an award. It also may provide that deferred amounts be credited with interest.

AMENDMENT, SUSPENSION AND TERMINATION

    The Company's Board of Directors may amend, suspend or terminate the Plan at any time except that no amendment will be effective prior to approval by the Company's shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code. Further, no amendment will be effective that would (i) increase the maximum amount that can be paid to a participant under the Plan, (ii) change the performance criterion set forth in the Plan, or
(iii) modify the eligibility requirements of participants without shareholder approval. Subject to earlier termination pursuant to the above, the Plan will terminate November 7, 2000. After that date, no future awards may be granted.

    On February 13, 1996, the Board of Directors established the performance goals for the payment of awards for fiscal year 1996, which are based on increases in earnings per share in 1996 as compared to 1995. If this Plan had been in effect in 1995, the cash bonuses paid to the executives named in the Summary Compensation Table would have been essentially the same as shown in the Summary Compensation Table.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COOPER INDUSTRIES, INC. MANAGEMENT ANNUAL INCENTIVE PLAN.

                                   PROPOSAL 4
           APPROVAL OF COOPER INDUSTRIES, INC. DIRECTORS' STOCK PLAN

    On February 13, 1996, the Board of Directors of the Company adopted, subject to approval by the shareholders, the Cooper Industries, Inc. Directors' Stock Plan (the "Directors' Plan"). The Directors' Plan will replace the existing Directors' Retirement Plan, which provided cash payments to eligible directors after retirement from the Board, and the 1989 Director Stock Option Plan, which provided options in lieu of the annual retainer upon election by the director.

    The Board of Directors believes that the Directors' Plan will promote the growth and success of the Company by attracting and retaining the best qualified persons to serve as independent directors and will encourage stock ownership and increase the directors' personal interest in the Company's financial performance and success.

    A summary of the essential features of the Directors' Plan is provided below, but is qualified in its entirety by reference to the full text of the Directors' Plan, which is attached to the Proxy Statement as Exhibit III. Approval of the Directors' Plan requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on such Plan. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

    If approved by the shareholders, each nonemployee director of the Company will receive an annual grant of 400 shares of Company Common Stock on the date of the annual meeting of shareholders with a maximum of 1,200 shares to be granted to any one nonemployee director. Further, each nonemployee director will receive annually on the date of the annual meeting of shareholders a nonqualified stock option for 1,000 shares of Company Common Stock. As of March 4, 1996, the Company had nine nonemployee directors.

    The option exercise price per share will be equal to the fair market value of a share of Common Stock on the grant date. The option exercise price may be paid in cash, shares of Company Common Stock or a combination of both.

    The term of each option will be 10 years and each option will become exercisable on the third anniversary of the grant date. After a director's retirement from the Board, each option may be exercised for the remaining term of the option or for a period of five years, whichever is less.

    The Directors' Plan will be administered by the Board. The maximum number of shares that may be issued under the Directors' Plan is 200,000, subject to adjustment for stock splits and certain other changes in capitalization. In the event of a change in control of the Company, outstanding options will be cancelled and a cash payment equal to the excess of the fair market value over the option exercise price will be made. Options are nontransferable and, during the optionee's lifetime, may be exercised only by the optionee.

    If adopted, the Directors' Plan will become effective on April 30, 1996, and will terminate on April 30, 2006.

    The Board of Directors has the power to suspend, discontinue or amend the Directors' Plan without shareholder approval; however, no amendment may change the number of shares subject to the Plan, materially modify the requirements for participation or materially increase the benefits accruing to participants.

    The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the Directors' Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company, nor does it describe foreign, state or local tax consequences.

    In general, upon an award of shares, a participant will realize ordinary income equal to the fair market value of the shares. The Company will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes such income with respect to the award.

    All options granted under the Directors' Plan will be nonstatutory options. The grant of stock options will not result in taxable income for the director or a deduction for the Company. The exercise of a stock option will result in ordinary income for the director and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time that the option is exercised. The director's basis in these shares will be their fair market value when purchased. Any gain or loss upon a subsequent sale or exchange of the shares obtained upon exercise of an option under the Directors' Plan will be capital gain or loss, and will be long-term or short-term, depending on the holding period for the shares. Such sale or exchange will have no tax consequences to the Company.

    Special rules apply to the participants because each is subject to Section 16(b) of the Exchange Act. Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the optionee rather than in cash.

    The closing price of the Company's Common Stock on the New York Stock Exchange on March 4, 1996, was $39.00 per share.

    On April 30, 1996, all nonemployee directors, which will consist of nine persons assuming the election of all nominees at the Annual Meeting, would receive under the Directors' Plan an aggregate of 3,600 shares of the Company's Common Stock and options for an aggregate of 9,000 shares of the Company's Common Stock.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS' STOCK
                                     PLAN.

                                   PROPOSAL 5
                              SHAREHOLDER PROPOSAL

    Four shareholders, The Loretto Literary and Benevolent Institution (also known as the Sisters of Loretto), Loretto Motherhouse, Nerinx, Kentucky, owner of 458 shares of Cooper Common Stock; the Benedictine Sisters, 3120 W. Ashby, San Antonio, Texas 78228, owner of 50 shares of Cooper Common Stock; Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111, owner of 100 shares of Cooper Common Stock; and Board of Pensions,
Evangelical Lutheran Church in America, 800 Marquette Avenue, Suite 1050, Minneapolis, Minnesota 55402-2885, owner of 56,900 shares of Cooper Common Stock, have informed the Company that they intend to present the following proposal at the Annual Meeting:

                  REQUEST FOR REVIEW OF MAQUILADORA OPERATIONS

    WHEREAS, we believe U.S. companies have the responsibility wherever they do business to pay employees a living, sustainable wage, enabling them to provide for themselves and their families.

    The economic crisis in Mexico, precipitated by the peso devaluation in December, 1994, has further undermined the purchasing power of maquiladora workers. Prior to the crisis, the average pay of a maquiladora worker was $30 to $50 for a 48 hour week. Today, as a result of a 1995 projected annual inflation rate of 50%, workers' purchasing power has declined dramatically. We believe that the modest wage increases suggested by the Mexican government of 7% in January, 1995 and 12% in April, 1995 do not begin to address the workers' loss of purchasing power.

    A 1994 market basket study, using First Quarter, 1994 figures prior to the devaluation, reveals a maquiladora worker worked 69.0 minutes to purchase 5 lbs. of rice, 113.2 minutes for cooking oil (48 oz.), 87.0 minutes for 1 lb. of chicken, 142.9 minutes for a gallon of milk, and 69.8 minutes for one dozen eggs (MARKET BASKET SURVEY, RUTH ROSENBAUM, 1994).

    Pollution from the maquiladora industry is a bi-national problem which threatens the health of citizens both in Mexico and the United States. Hazardous waste pollutes rivers and aquifers and contaminates drinking water. Accidental chemical leaks from plants or transportation vehicles carrying hazardous materials impact both sides of the border.

    RESOLVED: The shareholders request the Board of Directors to initiate a review of our company's maquiladora operations, including the adequacy of wage levels and environmental standards and practices. A summary report of the review and recommendations for changes in policies, programs and practices in light of this review will be made available to shareholders within six months of the 1996 meeting.

                              SUPPORTING STATEMENT

    The proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating around the world, including Mexico. We believe corporations should protect the environment and pay sustainable community wages which are significantly higher than the marginal survival wages paid in the maquiladoras. We define a sustainable community wage as one that allows a worker to meet basic needs, set aside money for future purchases and earn enough discretionary income to participate in support of the development of small businesses in a local community (MARKET BASKET SURVEY).

    It is essential that our company regularly review its environmental performance, as well as its wages and benefits policies, including average wages paid to employees, how these compare to the local cost of living and poverty level, and the level of profit sharing with employees (required by Mexican law). We propose that the reviews utilize an ongoing market basket survey to determine sustainable wage purchasing power. Our company should consider additional ways to support environmentally sound sustainable development in the communities where it operates.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

    The Board of Directors does not believe that it is appropriate to conduct special reviews and adopt separate policies for its maquiladora operations. Cooper has operations worldwide, with manufacturing plants located in 18 different countries and employees in 24 countries. The Company has adopted corporate policies relating to environmental, health, safety and employment practices, which apply equally to all of these operations.

    An element of the Company's management philosophy is to treat all employees with dignity and respect and to pay wages and provide benefits that are competitive in the community and the relevant industry. The wages and benefits paid to employees of the Company's maquiladora operations in Mexico are reviewed regularly in accordance with the Company's practices for all of its operations worldwide.

    The Company's management philosophy provides that all manufacturing operations will be conducted in a manner that safeguards employee health and demonstrates respect for the environment by complying with applicable environmental laws, reducing and striving to eliminate all environmentally hazardous wastes or emissions from the Company's manufacturing processes and providing employee training that emphasizes personnel safety and effective environmental management practices. During the past three years, environmental audits were conducted at all of the Company's manufacturing plants in Mexico, with five audits completed in 1995. In addition, in 1995 the operational practices of four of the Company's Mexican facilities were reviewed for the purpose of improving employee health and safety. Cooper's Mexican Environmental and Safety Council, which was established in 1994 and has representatives from each plant, facilitates the exchange of technology and best practices throughout the Company's operations. This Council monitors compliance with existing laws and examines ways to eliminate or reduce the generation of pollutants. The Company intends to continue the environmental and safety audits as well as its established proactive environmental management program for its maquiladora operations in Mexico.

    For these reasons, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

    Approval of the proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on the proposal. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    During the year ended December 31, 1995, Ernst & Young LLP was employed principally to perform the annual audit and to render other services.

    Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements included in Appendix A hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

    Selection of the Company's independent auditors for each year is done at the August meeting of the Board of Directors for such year.

                            SHAREHOLDERS' PROPOSALS

    Shareholders' proposals intended to be presented at the 1997 Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate
Secretary) on or before November 12, 1996 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least one percent or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matters that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                   FORM 10-K

    A copy of the 1995 Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission may be obtained upon request and without charge, by writing:

                                 Public Affairs Department
                                 Cooper Industries, Inc.
                                 P.O. Box 4446
                                 Houston, Texas 77210

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
                                                                       EXHIBIT I

                            COOPER INDUSTRIES, INC.

                              STOCK INCENTIVE PLAN

                                NOVEMBER 7, 1995

                             I. PURPOSE OF THE PLAN

    The Cooper Industries Stock Incentive Plan is intended to provide Cooper Industries, Inc. (the "Company") a means by which it can engender and sustain a sense of proprietorship and personal commitment on the part of its executives, managers and other key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to certain employees shares of the Common Stock of the Company, on the terms and conditions established herein.

                                II. DEFINITIONS

    2.1 "Award" means any form of Stock Option, Restricted Stock or Performance Share granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

    2.2 "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

    2.3  "Board" shall mean the Board of Directors of the Company.

    2.4 For all purposes of the Plan, a "Change in Control" shall have occurred if any of the following events shall occur:

        (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

        (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

        (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange
    Act) of securities representing 20% or more of the Voting Stock;

        (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

        (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.4(e), each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

    Notwithstanding the foregoing provisions of Section 2.4(c) or 2.4(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

    2.5 "Change in Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change in Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

    2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    2.7  "Commission" shall mean the Securities and Exchange Commission.

    2.8 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

    2.9 "Common Stock" or "Shares" shall mean the shares of Common Stock, par value $5.00 a share, of the Company and other such securities of the Company as the Committee may from time to time determine.

    2.10 "Dividend Equivalent" shall mean any right granted pursuant to Section X hereof.

    2.11  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    2.12 "Executive Officer" means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.

    2.13 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

    2.14 "Incentive Stock Option" shall mean an option granted under Section VII hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    2.15 "Nonstatutory Stock Option" shall mean an option granted under Section VII hereof that is not intended to be an Incentive Stock Option.

    2.16 "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such prices and during such Period or Periods as the Committee shall determine.

    2.17 "Participant" means an officer or key employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan.

    2.18 "Performance Goals" or "Targets" in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 9.3 hereof.

    2.19 "Performance Period" shall mean that period established by the Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.

    2.20 "Performance Share" shall mean any grant pursuant to Section IX hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    2.21 "Plan" shall mean the Cooper Industries, Inc. Stock Incentive Plan dated November 7, 1995.

    2.22 "Restricted Stock" shall mean any Shares issued pursuant to Section VIII and which are subject to such terms, conditions and restrictions as the Committee deems appropriate, including but not limited to restrictions on transferability, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

    2.23 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

    2.24 "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

    2.25 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

                              III. ADMINISTRATION

    3.1  The Plan shall be administered by the Committee.

    3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the Shares subject to any Award and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, cancelled, forfeited, exchanged, or surrendered; to waive or modify any condition applicable to an Award (other than a Performance Share Award to Executive Officers if inconsistent with Section 162(m)); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (with respect to Awards made to Executive Officers, to the extent in accordance with
Section 162(m), if applicable) or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The
Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive; provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide "performance-based compensation," within the meaning of Section 162(m), from doing so.

    3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

                                IV. ELIGIBILITY

    Any key employee of the Company or any of its subsidiaries or affiliates is eligible to receive one or more Awards under the Plan.

                         V. SHARES SUBJECT TO THE PLAN

    5.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 7,000,000 shares of Common Stock, of which no more than 2,300,000 shall be available for Restricted Stock or Performance Shares as provided herein, subject to the adjustments provided for in Section XIV hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares or treasury shares, as the Company may from time to time determine. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or otherwise terminated, or expire unexercised, or are settled in a manner such that all or some of the Shares covered by an Award are not issued to a Participant (other than an exchange for cash or other property of comparable value) shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder. Any Shares issued by the Company in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by the Company shall not reduce the number of Shares available for Awards under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.

    5.2 The number of shares of Common Stock subject to Awards granted under the Plan to any individual who is an Executive Officer shall not exceed the limits set forth below:

-  Stock Options           --      the greater of 100,000 Shares per calendar year or a total of
                                   500,000 Shares in a continuous five (5) year period.

-  Restricted Stock        --      the greater of 125,000 Shares per calendar year or a total of
   and Performance                 500,000 Shares in a continuous four (4) year period.
   Shares

Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m).

                                   VI. AWARDS

    Awards under the Plan may consist of: Stock Options (either Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options), Restricted Stock or Performance Shares. Awards of Performance Shares and Restricted Stock may provide the Participant with dividends or Dividend Equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

                               VII. STOCK OPTIONS

    7.1 GRANTS. Awards may be granted in the form of Stock Options. Stock Options may be Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.

    7.2 TERMS AND CONDITIONS OF OPTIONS. A Stock Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee; provided, however, that no Stock Option shall be exercisable more than 10 years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the Stock Option's grant, subject to adjustment as provided in Section XIV hereof.

    7.3 RESTRICTIONS RELATING TO INCENTIVE STOCK OPTIONS. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to key employees of the Company and its subsidiaries within the meaning of Section 424 of the Code.

    7.4 PAYMENT. Upon exercise, a Participant may pay the option exercise price of a Stock Option in cash or Shares, or a combination of cash and Shares, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a Stock Option.

    7.5 ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any Stock Option Award, provided they are not inconsistent with the Plan. The Committee may condition the vesting of Stock Options on the achievement of financial performance criteria established by the Committee at the time of grant.

                         VIII. RESTRICTED STOCK AWARDS

    8.1    GRANTS.   Awards  may  be granted  in  the form  of  Restricted Stock
("Restricted Stock Awards"). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

    8.2 AWARD RESTRICTIONS. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall be at least one year from the date of grant, except as provided in Section XVIII.

    8.3 RIGHTS AS SHAREHOLDERS. The Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has been awarded, all or any of the rights of a shareholder with respect to such shares of Restricted Stock, including the right to receive dividends.

    8.4 EVIDENCE OF AWARD. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

                          IX. PERFORMANCE SHARE AWARDS

    9.1  GRANTS.  Awards may be granted in the form of Performance Shares.

    9.2 PERFORMANCE SHARES. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payments in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to
Section V hereof.

    9.3 PERFORMANCE CRITERIA. Notwithstanding anything to the contrary contained in this Section IX, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in earnings per share of the Company or any subsidiary or business segment of the Company; (iii) cash flow or similar measure; (iv) total shareholder return; (v) changes in the market price of the Common Stock; or (vi) market share. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.

    9.4 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

    9.5 ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan.

                                  X. DIVIDENDS

    Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period.

                         XI. DEFERRALS AND SETTLEMENTS

    The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash as set out in any Award Agreement or under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents where the deferral amounts are denominated in Shares.

                         XII. TERMINATION OF EMPLOYMENT

    Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

                    XIII. TRANSFERABILITY AND EXERCISABILITY

    Awards granted under the Plan shall not be transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award (other than an Incentive Stock Option unless permitted by the Code) to any trust or estate in which the original Award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.

                                XIV. ADJUSTMENTS

    14.1 The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business; (ii) any merger or consolidation of the Company; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock); (iv) the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    14.2 In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock issuable pursuant to each Award; (ii) the total number of Shares reserved under the Plan; and (iii) the per share exercise price of the Awards shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board of Directors shall make appropriate adjustments to (i) the number of shares of Common Stock issuable pursuant to each Award and (ii) the per share exercise price of the Awards to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of the Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume Stock Options by means of substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment.

                             XV. WITHHOLDING TAXES

    The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

                     XVI. REGULATORY APPROVALS AND LISTINGS

    Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

                XVII. NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

                            XVIII. CHANGE IN CONTROL

    18.1 Immediately upon a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse, and all Performance Share Awards shall be deemed earned at the maximum Performance Goal level.

    18.2 With respect to outstanding Stock Options, the Company shall cancel such Stock Options and make a payment in cash to each Participant with an outstanding Stock Option in an amount equal to the excess of the Change in Control Price over the option exercise price times the number of Shares subject to the outstanding Stock Options, within 10 days after the effective date of the Change in Control. With respect to Restricted Stock Awards and Performance Share Awards, the Company shall issue certificates evidencing the Shares subject to such Awards (or remove restricted legends if certificates were issued previously) within 10 days after the effective date of the Change in Control.

    18.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an "excess parachute payment" within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

    Accordingly, the Participant may, at the Participant's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute "excess parachute payments," and it shall be the Participant's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid "excess parachute payments."

    18.4 The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.

            XIX. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

    The Board may amend, modify, suspend or terminate this Plan for any purpose except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required (a) pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents); (b) pursuant to Section 162(m); or (c) otherwise required by applicable legal requirements.

                               XX. GOVERNING LAW

    The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                           XXI. RIGHTS AS SHAREHOLDER

    Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.

                 XXII. OTHER BENEFIT AND COMPENSATION PROGRAMS

    Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, program or practice or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

                              XXIII. UNFUNDED PLAN

    Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

                             XXIV. USE OF PROCEEDS

    The cash proceeds received by the Company from the issuance of Shares pursuant to Awards under the Plan shall constitute general funds of the Company.

                          XXV. SUCCESSORS AND ASSIGNS

    The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                              XXVI. EFFECTIVE DATE

    This Plan shall be effective as of the date it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon approval by the Company's shareholders at the annual meeting held in 1996. If the shareholders of the Company shall fail to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void. Subject to earlier termination pursuant to Section XIX, the Plan shall have a term of 10 years from its effective date. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

                             XXVII. INTERPRETATION

    The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply with respect to such employees.

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
                                                                      EXHIBIT II

                            COOPER INDUSTRIES, INC.

                        MANAGEMENT ANNUAL INCENTIVE PLAN

                                NOVEMBER 7, 1995

                             I. PURPOSE OF THE PLAN

    The Cooper Industries, Inc. Management Annual Incentive Plan is intended to provide Cooper Industries, Inc. ("the Company") a means by which it can engender and sustain a sense of personal commitment on the part of its senior executives in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to senior executives annual incentive compensation on the terms and conditions established herein.

                                II. DEFINITIONS

    2.1 "Annual Incentive Award" or "Award" means the compensation payable in cash granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

    2.2 "Board" means the Board of Directors of the Company.

    2.3 For all purposes of the Plan, a "Change in Control" shall have occurred if any of the following events shall occur:

        (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

        (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

        (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange
    Act) of securities representing 20% or more of the Voting Stock;

        (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

        (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.3(e), each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

    Notwithstanding the foregoing provisions of Section 2.3(c) or 2.3(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or
(iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

    2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    2.5 "Commission" means the Securities and Exchange Commission.

    2.6 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

    2.7 "Employee" means an employee of the Company or any of its subsidiaries or affiliates.

    2.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    2.9 "Participant" means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.

    2.10 "Plan" means the Cooper Industries, Inc. Management Annual Incentive Plan dated November 7, 1995.

    2.11 "Performance Goals" shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.

    2.12 "Performance Period" means the consecutive 12 month period that constitutes the Company's fiscal year.

    2.13 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

    2.14 "Senior Executive Officer" means the Chairman; Chief Executive Officer; any Executive Vice President, Operations; any Senior Vice President; or any other senior officer reporting directly to the Chief Executive Officer.

    2.15 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

                              III. ADMINISTRATION

    3.1   The  overall   administration  of   the  Plan,   including  the  final
determination of Awards to each Participant, is vested in the Committee.

    3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.

                                IV. ELIGIBILITY

    Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the employee shall be notified of such withdrawal as soon as practicable following such action. Further, such Employee shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company's performance during such period.

                       V. PERFORMANCE GOALS AND MEASURES

    5.1 Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share of the Company; or (iii) cash flow or similar measure. The Performance Goals established by the Committee shall include a threshold level of performance below which no Award will be payable and a maximum Award opportunity for each Senior Executive Officer. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.

    5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

                                   VI. AWARDS

    6.1 Awards under the Plan shall be paid in cash.

    6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year's performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for individual Participants under the Plan may be denied or adjusted downward by the Committee, in its sole judgment, based on its assessment of the Participant's performance. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period shall be $1.5 million.

                         VII. DEFERRALS AND SETTLEMENTS

    The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established pursuant to the Company's Management Incentive Compensation Deferral Plan. It also may provide that amounts be credited with interest.

                            VIII. WITHHOLDING TAXES

    The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

                 IX. NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

    No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee grants Awards under the Plan.

                              X. CHANGE IN CONTROL

    Immediately upon a Change in Control, all outstanding Awards shall be deemed earned at the maximum Performance Goal level and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such maximum Award. The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

             XI. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

    The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirements for Participants in the Plan unless first approved by the Company's shareholders.

                               XII. GOVERNING LAW

    The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                 XIII. OTHER BENEFIT AND COMPENSATION PROGRAMS

    Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.

                          XIV. SUCCESSORS AND ASSIGNS

    The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                               XV. EFFECTIVE DATE

    This Plan shall be effective as of the date it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the Company's shareholders at the annual meeting of the Company's shareholders held in 1996. If the shareholders of the Company shall fail to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect. Subject to earlier termination pursuant to Section XI, the Plan shall have a term of five years from its effective date. After termination of the Plan, no future Awards may be granted.

                              XVI. INTERPRETATION

    The Plan is designed to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner consistent with that intent.

                                                                     EXHIBIT III

                            COOPER INDUSTRIES, INC.
                             DIRECTORS' STOCK PLAN

    1.  PURPOSE AND AUTHORIZED SHARES.

    1.1 The purpose of this Directors' Stock Plan (the "Plan") is to align more closely the interests of the nonemployee directors of Cooper Industries, Inc. (the "Company") with the interests of the Company's shareholders and to attract, motivate and retain experienced and knowledgeable Directors. Accordingly, the Company will distribute shares, or options to purchase shares, of Common Stock of the Company to nonemployee Directors on the terms and conditions set forth in this Plan.

    1.2 The total number of shares of Common Stock available for issuance under this Plan is 200,000, subject to adjustment pursuant to Section 7. Shares available for issuance under this Plan may be authorized and unissued shares or treasury shares, as the Company may determine from time to time. Any shares that have been subject to an option which for any reason expires or is terminated unexercised shall again be available for grants of options.

    2.  DEFINITIONS. AS USED IN THE PLAN:

    2.1  "Board" means the Board of Directors of the Company.

    2.2 For all purposes of the Plan, a "Change in Control" shall have occurred if any of the following events shall occur:

        (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

        (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

        (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange
    Act) of securities representing 20% or more of the Voting Stock;

        (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

        (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.4(e), each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

        Notwithstanding the foregoing provisions of Section 2.4(c) or 2.4(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to
    Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report

                                     III-1
    or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

    2.3 "Change in Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change in Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

    2.4 "Common Stock" means the Common Stock, par value $5.00 a share, of the Company.

    2.5 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

    2.6 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

    2.7 "Grant Date" shall mean the day on which the Annual Meeting of Shareholders commences.

    2.8 "Participant" means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries.

    2.9 "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

    2.10 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

    3.  ADMINISTRATION.

    3.1 This Plan shall be, to the maximum extent possible, self-effectuating. This Plan shall be construed, interpreted and, to the extent required, administered by the Board or a committee appointed by the Board to act on its behalf under this Plan. Notwithstanding the foregoing, but subject to Section 9 hereof, the Board shall have no discretionary authority with respect to the amount, price or timing (as these terms are used under Rule 16b-3(c) promulgated under the Exchange Act ("Rule 16b-3")) of any grants made under this Plan and no Director shall participate in any decision relating solely to his or her benefits. Subject to the foregoing, the Board may resolve any questions and make all other determinations and adjustments required by this Plan, maintain all the necessary records for the administration of the Plan, and provide forms and procedures to facilitate the implementation of this Plan.

    3.2 Any determination of the Board or committee made in good faith shall be conclusive. In performing its duties, the Board or the committee shall be entitled to rely on public records and on information, opinions, reports or statements prepared or presented by officers or employees of the Company or other experts believed to be reliable and competent. The Board or the committee may delegate ministerial, bookkeeping and other nondiscretionary functions to individuals who are officers or employees of the Company.

    4. AWARD OF STOCK. Commencing on the effective date of this Plan, each Participant shall receive annually on the Grant Date an award of 400 shares, provided that no Participant shall receive annual awards aggregating more than 1,200 shares under this Section. A Participant shall not be required to make any payment for any shares delivered under this Section 4, other than services rendered as a Director. Upon delivery of the shares, the recipient shall have the entire beneficial ownership interest in, and all rights and privileges of an owner as to those shares, including the right to vote the shares and to receive dividends thereon.

    5.    AWARD  OF  STOCK OPTIONS.    In  each year  commencing  in  1996, each
Participant shall receive on the Grant Date a nonqualified option to purchase 1,000 shares, upon the terms and conditions set forth in this Plan.

    6.  TERMS AND CONDITIONS OF OPTIONS.

    6.1 The option exercise price shall be the Fair Market Value on the Grant Date.

    6.2 The option shall become fully exercisable on the third anniversary of the Grant Date. If, prior to the third anniversary of the Grant Date, the Participant ceases to be a Director of the Company for any reason other than death

                                     III-2
or retirement in accordance with the Board's retirement policy, the option rights shall terminate immediately. If the Participant dies while serving as a Director of the Company or retires in accordance with the Board's retirement policy, all outstanding options shall become fully exercisable immediately.

    6.3  The duration of stock options shall be 10 years from the Grant Date.

    6.4 Options may be exercised in whole or in part by delivering to the Company at its principal executive office (directed to the attention of the Secretary or Assistant Secretary) a written notice, signed by the Participant or by the Participant's executor, administrator or a person entitled by will or the laws of descent and distribution to exercise the option, as the case may be, of the election to exercise the option and stating the number of shares in respect of which it is then being exercised. The option shall be deemed exercised as of the date the Company receives such notice. Payment of the exercise price shall be made in cash or with shares of Common Stock or a combination of both delivered at the time that an option, or any part thereof, is exercised.

    No shares shall be issued pursuant to the exercise of an option until full payment therefor is received. Common Stock used as payment shall have been owned by the Participant not less than six months preceding the date the option is exercised and shall be valued at its Fair Market Value.

    6.5 An option may be exercised only by the Participant or, in the case of the Participant's death, by the executor or administrator of the Participant's estate or by the person who acquired the right to exercise such option by bequest or inheritance. After the Participant ceases to be a member of the Board, vested options may be exercised for the remaining term of the option or for a period of five years, whichever is less.

    6.6 An option shall not be transferable by the Participant other than by will or by the laws of descent and distribution.

    7. CHANGES IN COMMON STOCK. In the event of any change in the number of outstanding shares by reason of any stock dividend, stock split, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the following shall be adjusted appropriately to reflect such changes: (i) the number of shares available for issuance under the Plan; (ii) the number of shares granted in each option pursuant to Section 5; (iii) the number of shares awarded pursuant to Section 4 and the maximum number of shares to be awarded to each Participant under Section 4; (iv) the number of shares subject to outstanding options; and (v) the option exercise price per share.

    8. CHANGE IN CONTROL. In the event of a Change in Control, all outstanding options shall be canceled and the Company shall make a payment in cash to each Participant with an outstanding option, within 10 days after the effective date of the Change in Control, in an amount equal to the excess of the Change in Control Price over the option exercise price times the number of shares subject to the outstanding option.

    9. AMENDMENT AND TERMINATION. The Board may, from time to time, amend or terminate the Plan; provided, however, that no amendment or termination shall adversely affect the rights of any Participant without his or her consent with respect to outstanding options, and no amendment shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the exemptions provided by Rule 16b-3. In addition, the provisions of this Plan that determine the amount, price or timing of awards shall not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Internal Revenue Code of 1986, as amended or the rules thereunder), unless such amendment is consistent with Rule 16b-3.

    10. EFFECTIVE DATE. This Plan shall be effective on the date shareholder approval is obtained and shall continue for a period of 10 years after the effective date, provided that options that are outstanding 10 years after the effective date shall continue to be outstanding and exercisable in accordance with their terms.

    11. INTERPRETATION. It is the intent of the Company that this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that Participants remain "disinterested" as defined in Rule 16b-3 for purposes of administering other stock plans of the Company and will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation shall be avoided.

                                     III-3

    12. GOVERNMENT AND OTHER REGULATIONS. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended.

    13. NO RIGHT TO CONTINUE AS A DIRECTOR. Nothing contained in this Plan shall be deemed to confer upon any Participant any right to continue as a Director of the Company.

    14.    GOVERNING LAW.   To  the extent  that Federal  laws do  not otherwise
control, the Plan and all determinations made and actions taken pursuant thereto, shall be governed by the laws of the State of Ohio.

                                     III-4

                                   APPENDIX A

                            COOPER INDUSTRIES, INC.

Management's Discussion and Analysis of Financial Condition and Results of
 Operations.......................................................................        A-1
Consolidated Financial Statements.................................................       A-10

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    During the last three years, Cooper's continuing operations have completed 14 acquisitions and five divestitures, including the initial public offering of 90.4% of the common stock of Belden Inc. and the sale of its forging business, Cameron Forged Products, through an exchange for Wyman-Gordon Company common stock. Cooper also exited the large power transformer business in 1994. In addition, in 1994, Cooper completed the prorata distribution to shareholders of the common stock of Gardner-Denver Machinery Inc., and in 1995, divested the remaining businesses comprising the former Petroleum & Industrial Equipment segment through an exchange offer with shareholders. The acquisitions have been in complementary product lines that enhance areas of strength, while the dispositions have been of noncore or poor-performing businesses.

    Cooper has invested $586 million in capital assets related to modernization and expansion of facilities plus significant amounts related to the integration of newly acquired businesses and the revitalization of existing ones during the last three years. The combined result of these efforts is a 30% improvement in the Company's operating earnings in 1995 as compared to 1992. More important, the Cooper of 1995 is a much different company than it was in 1992, and one that the Company believes is well prepared for the increasingly competitive global marketplace.

    On January 1, 1995, Cooper exchanged all of its outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange boosted the debt-to-total capitalization ratio above Coopers preferred target, it generated in excess of $20 million per year of additional net cash flows. In December 1995, Cooper issued $222.8 million in Exchangeable Notes due January 1, 1999. The notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. The notes are in effect a monetization of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after-tax gain of $100.6 million at maturity of the notes. In addition, Cooper retained the first 16% of appreciation in the fair market value of the Wyman-Gordon common stock between the date of issuance of the notes and their maturity, plus 13.8% of any additional appreciation beyond the first 16%.

    The financial information and discussions that follow, along with the consolidated financial statements and related footnotes, will aid in understanding Cooper's results of operations as well as its financial position, cash flows and indebtedness.

REVENUES

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
                                                                                            (IN MILLIONS)
Electrical Products..............................................................  $ 2,089.7  $ 2,034.8  $ 2,177.5
Tools & Hardware.................................................................      962.4      897.9      807.9
Automotive Products..............................................................    1,796.6    1,622.1    1,670.0
                                                                                   ---------  ---------  ---------
  Operating Revenues.............................................................    4,848.7    4,554.8    4,655.4
Cameron Forged Products..........................................................     --         --          109.7
Other............................................................................       37.2       33.2       11.3
                                                                                   ---------  ---------  ---------
  Consolidated Revenues..........................................................  $ 4,885.9  $ 4,588.0  $ 4,776.4
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    1995  VS.  1994 REVENUES   Cooper's  1995 revenues  increased 6%  over 1994.
Excluding the impact of two 1995 acquisitions (the acquisition of CEAG on December 31, 1995 had no effect on revenues in 1995), six 1994 acquisitions, one 1994 divestiture and the closure of the large power transformer business, revenues for 1995 were up 3%.

    The Electrical Products segment comprised approximately 43% of Cooper's total revenues in 1995, with revenues increasing 3% over 1994. Excluding the effects of four small acquisitions and the closure of the large power transformer business in 1994, revenues would have increased 5% (the acquisition of CEAG on December 31, 1995 had no effect on revenues in 1995). Steady demand from maintenance, repair and renovation activity continued to benefit the Electrical Products segment. Electrical circuit protection products, lighting fixtures and power distribution products all benefited from the continued strength of industrial production and nonresidential construction. Product-line additions and new product introductions also added to revenues in 1995. Offsetting a portion of these increases is a significant decline in revenues in Mexico as a result of the economic downturn in that country that followed the December 1994 devaluation of the Mexican currency.

    The Tools & Hardware segment, which was not affected by acquisitions or divestitures, comprised approximately 20% of Cooper's total revenues in 1995, with revenues increasing 7% over 1994. Continued strength in domestic commercial construction and industrial production and the impact of new product introductions have benefited demand for domestic hand tools, power tools and drapery hardware. However, the slowdown in home construction activity and sales of existing homes have tempered the gains made in hand tool and window treatment sales. European demand held up well throughout the year.

    The Automotive Products segment comprised approximately 37% of Cooper's total revenues in 1995, with revenues increasing 11% over 1994. Excluding the effects of one 1995 acquisition, three 1994 acquisitions, and one 1994 divestiture, revenues for the segment would have decreased about 2%. Weakness in the domestic aftermarket as a result of reduced vehicle maintenance activity, consolidations within the distribution channel and competitive market conditions affected demand for many products. In addition, demand from Mexico and Latin America slowed significantly during the year due to the economic downturn in Mexico following the devaluation of Mexico's currency in December 1994. Domestic original equipment demand held up relatively well throughout the year, while European product demand for both original equipment and aftermarket products continued its modest growth.

    Other revenues increased $4 million in 1995, primarily from a gain of $11.7 million on the sale of Belden Inc. common shares offset by a decrease in the amount received from Belden Inc. under a tax sharing agreement.

    1994 VS. 1993 REVENUES Cooper's 1994 revenues decreased 4% as compared to 1993. Excluding the effect of the divestitures of two small Automotive Products businesses, Belden Inc. and Cameron Forged Products during 1993, the divestiture of a small Automotive Products business during 1994 and the closure of the large power transformer business, revenues, including revenues generated by acquisitions, were up 8% in 1994 (excluding acquisitions, revenues were up 5%).

    The Electrical Products segment contributed approximately 45% of Cooper's total revenues during 1994, with revenues decreasing 7% from 1993. Excluding the effect of acquisitions, divestitures and the closure of the large power transformer business, revenues would have increased 6%. The Electrical Products segment continued to benefit from relatively steady demand for maintenance, repair and renovation needs. The continued strength of industrial production and commercial and residential construction promoted sales growth for electrical circuit protection products, lighting products, fixtures and power distribution products. The combination of several successful product introductions and product-line acquisitions also added to revenue growth during the year.

    The Tools & Hardware segment comprised approximately 20% of Cooper's total revenues in 1994, with revenues increasing 11% over 1993. Excluding acquisitions, revenues improved 3%. Sales of hand and power tools in the United States continued to benefit from the strength of residential construction and industrial production augmented by some improvement in international markets. Product line acquisitions also added to the year-to-year improvement. Weak demand and competitive conditions in window coverings markets partially offset this improvement.

    The Automotive Products segment contributed approximately 35% of Cooper's total revenues during 1994, with revenues decreasing 3% from 1993. Excluding the effect of acquisitions and divestitures, revenues would have increased 2%. Aftermarket sales were essentially unchanged, while sales of wipers, spark plugs and lighting improved during the latter part of the year as a result of the continued rise in domestic original equipment activity and recovering original equipment sales in certain European markets. In addition, the Magneti Marelli acquisition in Italy and the acquisition of Zanxx in the United States contributed to revenues, while the year-end acquisition of Abex Friction Products had no effect on revenues in 1994.

    The 1993 revenues of Cameron Forged Products reflect the results for the nine months ended September 30, 1993. This business, which was previously included in the Petroleum & Industrial Equipment segment, was not treated as part of discontinued operations in order to reflect that Cooper's investment in the business continued in a new form (see Note 2 of Notes to Consolidated Financial Statements). Other revenues increased $21.9 million in 1994 over 1993 primarily due to a full-year impact of the Belden Inc. tax sharing agreement, increases in earnings from equity investments and small gains from sales of corporate assets.

OPERATING EARNINGS

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------------
                                                                                        1995       1994         1993
                                                                                      ---------  ---------  ------------
                                                                                                (IN MILLIONS)
Electrical Products.................................................................  $   355.5  $   326.3  $   359.0(1)
Tools & Hardware....................................................................      111.2      102.4       91.6(1)
Automotive Products.................................................................      180.7      190.1      188.9(1)
                                                                                      ---------  ---------     ------
  Segment Operating Earnings........................................................      647.4      618.8      639.5
Other...............................................................................       37.2       33.2       13.0(1)
General Corporate...................................................................      (55.6)     (74.0)     (65.6)
                                                                                      ---------  ---------     ------
  Operating Earnings................................................................  $   629.0  $   578.0  $   586.9
                                                                                      ---------  ---------     ------
                                                                                      ---------  ---------     ------

------------
(1) The 1993 operating earnings amounts exclude nonrecurring expenses of $155.3 million for Electrical Products, $16.5 million for Tools & Hardware and $26.5 million for Automotive Products and nonrecurring income of $198.3 million for Other.

     1995 VS. 1994 SEGMENT OPERATING EARNINGS Segment operating earnings in 1995 increased 5% over the $619 million reported in 1994. Divestitures had an insignificant impact on total company year-to-year comparisons, while acquisitions made during the two years improved segment operating earnings by approximately $45 million in 1995 when compared to 1994.

    The Electrical Products segment operating earnings improved 9%, with the segment contributing 55% of total segment operating earnings. The 1994 closure of the large power transformer business and four small acquisitions during the two-year period had an insignificant impact on the year-to-year earnings comparison. The benefits of revenue growth and ongoing cost-improvement programs led to an improvement in return on revenues from 16.0% in 1994 to 17.0% in 1995. Moreover, these benefits offset the business decline in Mexico resulting from the December 1994 devaluation of the Mexican currency and costs associated with the transitional effects of relocation activities in one of the businesses comprising this segment.

    The Tools & Hardware segment operating earnings, which were not affected by either divestitures or acquisitions in the year-to-year comparisons, increased 9% with the segment contributing 17% of total segment operating earnings. Return on revenues increased slightly over 1994 from 11.4% to 11.6%. Operating earnings for this segment benefitted from the improvement in sales of hand and power tools and drapery hardware and leveraging of fixed costs. These benefits more than offset expenses related to disruptions from recent plant consolidation programs and several new product introductions.

    The Automotive Products segment operating earnings decreased 5%, with the segment contributing 28% of total segment operating earnings. A 1994 divestiture had an insignificant impact on the year-to-year operating earnings comparison, however four acquisitions added approximately $45 million to the segment's operating earnings. The return on revenues declined from 11.7% in 1994 to 10.1% in 1995. Gains from product additions and business consolidations were more than offset by weak domestic aftermarket demand, continued severe price competition, and initial costs incurred in obtaining several new distribution accounts. Additionally, the decline in Mexican demand from the December 1994 devaluation of the Mexican currency negatively impacted operating earnings during 1995.

    1995 VS. 1994 OTHER INCOME Other income increased $4 million in 1995, primarily from a gain of $11.7 million on the sale of Belden Inc. common shares offset by a decrease in the amount received from Belden Inc. under a tax sharing agreement.

    1995 VS. 1994 GENERAL CORPORATE General corporate expenses decreased $18.4 million in 1995 after an increase of $8.4 million in 1994. The 1995 decrease was primarily a result of the downsizing of the corporate office in 1995, a reduction in postemployment benefit costs retained in the divestiture of businesses, and reductions from the 1994 level of corporate charitable contributions.

    1995 VS. 1994 OPERATING EARNINGS Operating earnings increased 9% in 1995 compared to 1994 due to the factors discussed above. As a percentage of revenues, cost of sales increased to 66.2% from 66.0%, depreciation and amortization increased to 4.5% from 4.3% and selling and administrative expenses decreased to 16.5% from 17.1%. The

 .2 percentage point increase in the cost of sales percentage is primarily attributable to the weakness and competitive conditions in the Automotive
Products   aftermarket   and  operating   inefficiencies  related   to  facility
consolidations. The depreciation and amortization increase was a result of capital improvement projects completed in recent years. The decline in selling and administrative expenses, as a percentage of revenues, was primarily a result of management's efforts to increase productivity and reduce inefficiencies in all segments and the corporate office.

    1994 VS. 1993 SEGMENT OPERATING EARNINGS Segment operating earnings decreased 3% in 1994 from the $639.5 million reported in 1993, exclusive of the 1993 nonrecurring expenses of $198.3 million. After excluding the effects of divestitures, segment operating earnings increased 5%. As discussed in greater detail below, all three of Cooper's segments contributed to the year-to-year improvement after excluding divestitures. Acquisitions accounted for an increase in operating earnings in 1994 of approximately $19 million. The following comparative analysis excludes the 1993 nonrecurring expenses.

    The Electrical Products segment operating earnings declined 9% in 1994 with the segment contributing 53% of total segment operating earnings. Excluding the effects of divestitures and the closure of the large power transformer business, 1994's segment operating earnings would have increased approximately 3%. Acquisitions accounted for an increase in operating earnings of approximately $5 million. While earnings benefited from the improved sales discussed previously, return on revenues declined from 16.5% in 1993 to 16.0% in 1994, reflecting short-term start-up costs related to several facility relocations and continued competitive market conditions. Additionally, return on sales was adversely affected by the closure of the large power transformer operation discussed above. On the positive side, acquisitions and new product introductions added to profits, but were not yet at return-on-sales levels achievable when fully integrated from both a manufacturing and marketing perspective.

    The Tools & Hardware segment operating earnings increased 12% in 1994 with the segment contributing 16% of total segment operating earnings. Acquisitions accounted for an increase in operating earnings of approximately $10 million.
Return on revenues was essentially unchanged from year-to-year. While the majority of the earnings improvement for this segment was attributable to the previously described sales increases, consolidation projects completed over the last several years, as well as the benefits from several product-line acquisitions, contributed to profitability, offsetting the weak demand and competitive conditions in window coverings.

    The Automotive Products segment operating earnings increased 1% in 1994 with the segment contributing 31% of total segment operating earnings. Excluding the effects of divestitures, 1994's segment operating earnings would have increased approximately 7%. Acquisitions accounted for an increase in operating earnings of approximately $4 million. Comparative return on revenues improved year-to-year for this segment from 11.3% in 1993 to 11.7% in 1994. Industry conditions in the aftermarket improved somewhat after being depressed for nearly a year and a half. Additionally, the growth in worldwide original equipment demand was more than sufficient to offset short-term disruptions experienced in connection with various business consolidation actions taken by Cooper.

    1994 VS. 1993 OTHER INCOME Other income increased $20.2 million in 1994 over 1993 primarily due to a full-year's impact of the Belden Inc. tax sharing agreement, increases in earnings from equity investments and small gains from sales of corporate assets.

    1994 VS. 1993 GENERAL CORPORATE General corporate expenses increased $8.4 million in 1994. The 1994 increase was primarily a result of gains reflected in 1993 from benefit plan curtailments and a lower level of expenses in 1993 related to performance-based compensation programs.

    1994 VS. 1993 OPERATING EARNINGS Operating earnings decreased 2% in 1994 compared to 1993 results due to the factors discussed above. As a percentage of revenues, cost of sales decreased to 66.0% from 66.2%, depreciation and amortization decreased to 4.3% from 4.5% and selling and administrative expenses increased to 17.1% from 17.0%. The change in the cost of sales percentage was primarily driven by acquisitions and divestitures, offset by the impact of exiting the large power transformer business. The decline in depreciation and amortization as a percentage of sales reflects the impact of the divestitures as well as the change in lives from 10 to 12 years for machinery and equipment in mid-year 1993. Selling and administrative expenses, as a percentage of revenues, increased primarily as a result of the increase in corporate expenses, as discussed above.

    1993 NONRECURRING INCOME AND EXPENSE At the end of the third quarter of 1993, Cooper commenced the final phase of a multi-year program designed to revitalize ongoing operations and eliminate noncore businesses. The completion of the Belden Inc. public offering provided a $273.8 million pretax gain. That gain was entirely offset by a charge for a number of management actions including the write-down of the Cameron Forged Products Division to reflect the final purchase price paid by Wyman-Gordon Company; a write-down of internally developed capitalized software; a reduction in the carrying value of machinery and equipment and certain other property, plant and equipment associated with Cooper's large power transformer product line included in the Electrical Products segment; and accruals of $126 million for a number of facility consolidations, shutdowns and rationalizations. Additional information regarding 1993 nonrecurring income and expense items is set forth in Note 2 of the Notes to Consolidated Financial Statements. The facility projects were planned for all of Cooper's segments and involved operations in the United States, Canada and Europe. Among the projects completed in 1994 was the shutdown of the large power transformer business that operated from a single manufacturing location in Canonsburg, Pennsylvania. The accrual for this shutdown accounted for nearly 30% of the amounts accrued in 1993. While a majority of the spending for these projects was completed by the end of 1995, some projects will not be completed until 1997. See "Liquidity and Capital Resources" below.

INTEREST EXPENSE

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1995       1994       1993
                                                                                           ---------  ---------  ---------
                                                                                                    (IN MILLIONS)
Interest expense.........................................................................  $   151.0  $    73.3  $    80.9
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    1995 VS. 1994 INTEREST EXPENSE Interest expense increased $77.7 million in 1995. Approximately $48.7 million of the increase was the result of Cooper exchanging, on January 1, 1995, all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange increased interest expense, it eliminated preferred dividends of $53.3 million, which were not tax deductible, generating in excess of $20 million per year of additional net cash flows. The remainder of the increase in interest expense is approximately equally attributable to the higher average debt outstanding in 1995 following the fourth quarter 1994 acquisitions of Abex Friction Products and Zanxx and an increase in the average interest rate on outstanding debt.

    1994 VS. 1993 INTEREST EXPENSE   Interest expense decreased $7.6 million  in
1994 primarily due to the lower average debt outstanding offset by a slight increase in the average interest rate on outstanding debt.

INCOME FROM CONTINUING OPERATIONS

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1995       1994       1993
                                                                                         ---------  ---------  ---------
                                                                                              (IN MILLIONS, EXCEPT
                                                                                                 PER SHARE DATA)
Income from continuing operations before income taxes..................................  $   478.0  $   504.7  $   506.0
Income taxes...........................................................................      197.4      211.9      207.0
                                                                                         ---------  ---------  ---------
Income from continuing operations......................................................  $   280.6  $   292.8  $   299.0
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
Fully diluted earnings per share from continuing operations............................  $    2.41  $    2.10  $    2.15
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

    1995 VS. 1994 INCOME FROM CONTINUING OPERATIONS Income from continuing operations before income taxes for 1995 decreased 5%. This decrease reflects the increase in operating earnings, discussed above, offset by the 106% increase in interest expense. The effective tax rate decreased slightly from 42.0% in 1994 to 41.3% in 1995. Income from continuing operations decreased 4% due to the combination of the above factors, while fully diluted earnings per share from continuing operations increased by 15%. The reduction in average shares outstanding resulting from the Cooper Cameron Exchange Offer in mid-year 1995, the Preferred Stock being antidulitive in 1994 and the increased income available to Common shareholders resulting from the Preferred Stock conversion each contributed to the earnings per share increase.

    1994 VS. 1993 INCOME FROM CONTINUING OPERATIONS Income from continuing operations before income taxes for 1994 decreased less than 1%. This result reflects effects of divestitures, discussed above, partially offset by the benefit of lower interest expense. Cooper's effective income tax rate increased by 1.1 percentage point in 1994. This increase principally resulted from the 1% increase in the U.S. Federal tax rate that occurred in 1993. In 1993, the rate increase was almost entirely offset by the adjustment of the net deferred tax asset on the balance sheet at the date of enactment of the rate increase as required by the income tax accounting rules. Income from continuing operations and earnings per share from continuing operations for 1994 decreased 2% as a result.

DISCONTINUED OPERATIONS

    In September 1994, Cooper announced its decision to discontinue its Petroleum & Industrial Equipment segment through an exchange offer with holders of Cooper Common Stock. On June 30, 1995, Cooper's Common shareholders exchanged
9.5 million shares of their Cooper Common Stock for common stock of Cooper Cameron, a newly formed company that included all of the assets and liabilities of the four divisions that comprised Cooper's Petroleum & Industrial Equipment segment, as well as $375 million of allocated indebtedness. Operating results of the Petroleum & Industrial Equipment segment are reported as discontinued operations in the consolidated statements of operations. See Note 18 of the Notes to Consolidated Financial Statements for additional information.

    Cooper's consolidated results for 1994 and 1993 included income from the operations of the discontinued Petroleum & Industrial Equipment segment of $.3 million and $68.1 million, respectively. The 1994 results include the operations through September 30, 1994, the date the segment was reflected as a discontinued operation.

    The $313 million charge for discontinued operations, net of $7.9 million in taxes ($2.74 per share) recorded by Cooper in the third quarter of 1994, consisted of the estimated difference between the historical cost of Cooper's investment in Cooper Cameron and the estimated market value of Cooper Cameron equity ($288 million), Cooper Cameron's estimated operating losses during the period October 1, 1994 through the projected date Cooper Cameron would become a public company ($9.8 million) and transaction costs ($15.2 million). The estimated market value of Cooper Cameron equity, which was determined by the Company with the advice of its financial advisors, was based on Cooper Cameron's historical and projected results of operations and cash flows and market comparables for a selected group of peer companies.

    In the second quarter of 1995, Cooper recorded an additional charge of $186.6 million ($1.67 per share) to reflect the actual loss on the split-off of Cooper Cameron. The charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

    Under the provisions of the Asset Transfer Agreement between Cooper and Cooper Cameron, Cooper Cameron was responsible, other than for certain agreed amounts of estimated operating losses, for its cash requirements between October 1, 1994 and the expiration date of the Exchange Offer. Other than for income tax liabilities for periods prior to the completion of the Exchange Offer, Cooper did not retain any liabilities, contingent or otherwise, with respect to the discontinued operations.

    The Petroleum & Industrial Equipment segment revenues were $523.1 million for the six-month period ended on the exchange date of June 30, 1995 and $1.11 billion and $1.50 billion during the years ended December 31, 1994 and 1993, respectively. Excluding the effects of the spin-off of Gardner Denver Machinery Inc. during 1994, the decline in revenues was 22% in 1994. This decline resulted primarily from the drop in oil prices in late 1993 that caused many of the customers for products produced by the discontinued operations to delay or cancel anticipated orders. The magnitude and suddenness of the downturn exceeded the ability of the operations to reduce costs, resulting in a significant decline in margins. In addition, competitive pricing caused margins to decline even further.

FULLY DILUTED NET INCOME (LOSS) PER SHARE

    Net income (loss) per fully diluted share increased from a loss in 1994 of $.64 to income of $.84 in 1995. Both years reflect a charge for discontinued operations.

    Net income (loss) per fully diluted share declined to a loss of $.64 in 1994 from income of $2.75 in 1993. Excluding the charge for discontinued operations of $313 million or $2.74 per share recognized in the third quarter of 1994, income from discontinued operations declined to less than $.01 per share in 1994 from income of $.60 per share in 1993. The same factors discussed above under "Discontinued Operations" and "Income from Continuing Operations" led to the changes in share earnings.

EARNINGS OUTLOOK

    Assuming modest growth in the economy, Cooper currently expects each of its segment's revenues and earnings to grow during 1996. The performance of the Electrical Products and Tools & Hardware segments should reflect the expected improvement in domestic and international markets and gains from new product introductions and other revenue-growth and cost-improvement programs. The Automotive Products segment should continue to benefit from actions taken to make its operations more efficient and from a return to more normal levels of domestic aftermarket demand.

PRICING AND VOLUME

    In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

    It is Cooper's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, during 1995 unit volume increased in the Electrical Products and Tools & Hardware segments and decreased in the Automotive Products segment due to the weak domestic aftermarket. During 1994, unit volume increased in all three business segments, and during 1993, unit volume increased in the Electrical Products segment, was relatively unchanged in the Automotive Products segment and decreased in the Tools & Hardware segment.

    During the three-year period ending in 1995, Cooper was unable to increase prices to offset cost increases in selected product offerings in all segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments, except for power equipment products within the Electrical Products segment during 1993 and 1994.

EFFECT OF INFLATION

    During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

LIQUIDITY AND CAPITAL RESOURCES

  WORKING CAPITAL

    FOR PURPOSES OF THIS DISCUSSION, OPERATING WORKING CAPITAL IS DEFINED AS RECEIVABLES AND INVENTORIES LESS ACCOUNTS PAYABLE AND ACCRUED LIABILITIES, EXCLUDING THE INITIAL EFFECTS OF ACQUISITIONS AND DIVESTITURES, AS WELL AS FOREIGN CURRENCY TRANSLATION AND NONRECURRING INCOME AND EXPENSE ITEMS AND AFTER THE RESTATEMENT TO REFLECT DISCONTINUED OPERATIONS.

    In 1995, operating working capital decreased $73 million primarily driven by a reduction of inventories during the year. All three segments contributed to the reduction of inventory. Management attention was focused in 1995 on reducing the build up of inventories that occurred in 1994. Attention will continue to be focused on operating working capital reductions in 1996.

    During 1994, operating working capital increased by $106 million, reflecting increases in receivables and inventories, partially offset by higher accounts payable and accrued liabilities. The increase in receivables resulted from the revenue growth discussed previously, and an industry-wide trend to an increased use of extended terms for receivables as a basis for competition. The increase in inventory occurred in all three segments and resulted from revenue growth in addition to initially higher inventory levels related to various warehouse and other consolidation projects.

    During 1993, operating working capital decreased by $23 million. Higher receivables at year-end 1993 were more than offset by reductions in inventories and increases in accounts payable and accrued liabilities compared with the previous year-end. The decrease in inventories was primarily due to effective working capital management. The increase in receivables and accounts payable and accrued liabilities was due to normal operating activities.

CASH FLOWS

    Net cash flows provided by operating activities in 1995 totaled $550 million. This cash, in addition to $40 million generated by sales of fixed assets and marketable equity securities, was used to fund capital spending of $188 million, dividends of $164 million, debt reduction of $186 million and discontinued operations of $48 million.

    During 1994, net cash flows provided by operating activities totaled $321 million. These cash flows as well as the $40 million of net cash flows generated by discontinued operations and other miscellaneous cash flows totaling a net of $27 million, provided all but $27 million of the $415 million used for dividends and capital expenditures. This $27 million, combined with the $281 million utilized for acquisitions and the $107 million of taxes paid with respect to the 1993 gain on the sale of Belden, accounts for the debt increase of $415 million.

    During 1993, net cash flows provided by operating activities were $478 million. These cash flows were augmented by proceeds from the disposition of businesses of $396 million (including approximately $390 million from the sale of Belden), proceeds from sales of fixed assets of $17 million, proceeds from stock option and other plans of $12 million and $36 million of cash flow provided by discontinued operations. These cash flows allowed Cooper to fund capital expenditures of $188 million, dividends of $203 million and acquisitions of $101 million and to reduce indebtedness by $453 million.

    In connection with the 1993 management actions discussed under "1993 Nonrecurring Income and Expense," Cooper expended cash that was reflected as a decrease in cash flows from operations in 1994 and 1995. During 1995 management continuously reviewed levels and timing of expenditures on these projects. Since the level of spending and timing of the various projects is within management's control and discretion and the amounts remaining to be expended are insignificant, the Company does not believe that the resources required for the completion of these projects will in any way strain Cooper's overall liquidity or capital resources.

    In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Cash flow from operating activities for each of the three years in the period ended December 31, 1995, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1995, Cooper had accruals totaling $65.6 million related to these activities. Cooper spent $47 million, $61.3 million and $46.7 million in 1995, 1994 and 1993, respectively. A total of $93 million during the three years ended December 31, 1995 related to the revitalization and integration of Champion Spark Plug. The majority of the remaining accruals are anticipated to be spent in 1996 and 1997. Spending in 1996 and future years is not expected to be at these historical levels, as most of the major projects related to earlier acquisitions have been completed and recent acquisitions do not involve significant restructuring activities. Cooper does not believe that future spending will impair Cooper's overall financial flexibility. See Note 7 of the Notes to Consolidated Financial Statements for further information.

  DEBT

    The ratio of debt to total capitalization was 54.5%, 36.3% and 27.5% at year end 1995, 1994 and 1993, respectively. The increase in the 1995 ratio reflects the exchange, on January 1, 1995, of the $1.60 Convertible Exchangeable Preferred Stock for 7.05% Convertible Subordinated Debentures and the $614.1 million reduction in shareholders' equity from the June 30, 1995 exchange of Cooper Common shares for Cooper Cameron common shares. See Notes 8 and 18 of the Notes to the Consolidated Financial Statements for further information on the terms of the debentures and the exchange offer. The increase in the debt ratio in 1994 reflects not only a higher debt level from the year-end acquisitions of Abex Friction Products and Zanxx, but also reflects a reduction in shareholders' equity from the

September 1994 charge of $313 million for discontinued operations and the $153 million special dividend related to the spin-off of Gardner Denver Machinery Inc. See Note 18 of the Notes to Consolidated Financial Statements for additional information.

    As a result of the higher-than-normal debt ratio discussed above, Cooper has and will be placing increased emphasis on maximizing the cash flows from its operations and reducing its investment in working capital. In addition, Cooper continues to explore other actions to reduce the debt ratio and return it to Cooper's target range of 35 to 45%.

  CAPITAL EXPENDITURES AND COMMITMENTS

    Spending on capital projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity was $188 million in 1995, below the $209 million in 1994 and equal to the $188 million in 1993. Projected commitments for capital expenditures for 1996 amount to $206 million. The commitments for 1996 include approximately $109 million for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, $53 million for capacity expansion, $14 million related to environmental matters and $30 million for other items.

  RECENTLY ISSUED ACCOUNTING STANDARDS

    Statements of Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and No. 123 ("SFAS No. 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, were issued during 1995. Cooper will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe that such adoption will have a material effect on its financial position or results of operations. Cooper will continue to account for employee stock options in accordance with APB Opinion No. 25, as permitted by SFAS No. 123. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of the requirements of these Statements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

    We have audited the accompanying consolidated balance sheets of Cooper Industries, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
Houston, Texas               /s/ Ernst & Young LLP
January 23, 1996

                            COOPER INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1995       1994       1993
                                                                                             ---------  ---------  ---------
                                                                                             (IN MILLIONS, EXCEPT PER SHARE
                                                                                                          DATA)
Revenues...................................................................................  $ 4,885.9  $ 4,588.0  $ 4,776.4
Costs and expenses
  Cost of sales............................................................................    3,232.9    3,026.4    3,163.0
  Depreciation and amortization............................................................      218.8      199.0      215.9
  Selling and administrative expenses......................................................      805.2      784.6      810.6
  Nonrecurring gain on 1993 IPO of Belden Inc..............................................         --         --     (273.8)
  Nonrecurring expenses....................................................................         --         --      273.8
                                                                                             ---------  ---------  ---------
                                                                                               4,256.9    4,010.0    4,189.5
                                                                                             ---------  ---------  ---------
    Operating earnings.....................................................................      629.0      578.0      586.9
Interest expense...........................................................................      151.0       73.3       80.9
                                                                                             ---------  ---------  ---------
    Income from continuing operations before income taxes..................................      478.0      504.7      506.0
Income taxes...............................................................................      197.4      211.9      207.0
                                                                                             ---------  ---------  ---------
    Income from continuing operations......................................................      280.6      292.8      299.0
Income from discontinued operations, net of taxes..........................................         --         .3       68.1
Charge for discontinued operations.........................................................     (186.6)    (313.0)        --
                                                                                             ---------  ---------  ---------
      Net income (loss)....................................................................  $    94.0  $   (19.9) $   367.1
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------
Income (loss) per Common share
  Primary:
    Income from continuing operations......................................................  $    2.51  $    2.10  $    2.15
    Income (loss) from discontinued operations.............................................      (1.67)     (2.74)      0.60
                                                                                             ---------  ---------  ---------
      Net income (loss)....................................................................  $    0.84  $   (0.64) $    2.75
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------
  Fully diluted:
    Income from continuing operations......................................................  $    2.41  $    2.10  $    2.15
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------
      Net income (loss)....................................................................  $    0.84  $   (0.64) $    2.75
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------
Cash dividends per Common share............................................................  $    1.32  $    1.32  $    1.32
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                                             DECEMBER 31,
                                                                                                         --------------------
                                                                                                           1995       1994
                                                                                                         ---------  ---------
                                                                                                            (IN MILLIONS)
                                                ASSETS
Cash and cash equivalents..............................................................................  $    17.7  $    25.3
Receivables............................................................................................      992.7      904.4
Inventories............................................................................................      963.5      988.5
Other..................................................................................................      153.4      182.0
                                                                                                         ---------  ---------
        Total current assets...........................................................................    2,127.3    2,100.2
                                                                                                         ---------  ---------
Net assets of discontinued operations..................................................................     --          646.4
Property, plant and equipment, less accumulated depreciation...........................................    1,232.1    1,187.5
Intangibles, less accumulated amortization.............................................................    2,226.0    2,153.9
Investments in marketable equity securities............................................................      406.2      158.4
Deferred income taxes and other assets.................................................................       72.3      154.3
                                                                                                         ---------  ---------
        Total assets...................................................................................  $ 6,063.9  $ 6,400.7
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt........................................................................................  $    34.3  $   179.2
Accounts payable and accrued liabilities...............................................................    1,180.5    1,133.1
Accrued income taxes...................................................................................       10.4        1.7
Current maturities of long-term debt...................................................................      157.2       19.1
                                                                                                         ---------  ---------
        Total current liabilities......................................................................    1,382.4    1,333.1
                                                                                                         ---------  ---------
Long-term debt.........................................................................................    1,865.3    1,361.9
Postretirement benefits other than pensions............................................................      620.0      638.0
Other long-term liabilities............................................................................      479.8      326.6
                                                                                                         ---------  ---------
        Total liabilities..............................................................................    4,347.5    3,659.6
                                                                                                         ---------  ---------
$1.60 Convertible Exchangeable Preferred stock, $1.00 par value........................................     --           30.6
Common stock, $5.00 par value..........................................................................      539.4      584.6
Capital in excess of par value.........................................................................      141.6    1,176.5
Retained earnings......................................................................................    1,100.3    1,153.4
Unearned employee stock ownership plan compensation....................................................     (121.6)    (147.4)
Other..................................................................................................       56.7      (56.6)
                                                                                                         ---------  ---------
        Total shareholders' equity.....................................................................    1,716.4    2,741.1
                                                                                                         ---------  ---------
        Total liabilities and shareholders' equity.....................................................  $ 6,063.9  $ 6,400.7
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                                -------------------------------
                                                                                                  1995       1994       1993
                                                                                                ---------  ---------  ---------
                                                                                                         (IN MILLIONS)
Cash flows from operating activities:
  Net income (loss)...........................................................................  $    94.0  $   (19.9) $   367.1
  Less: (income) loss from discontinued operations............................................      186.6      312.7      (68.1)
                                                                                                ---------  ---------  ---------
  Income from continuing operations...........................................................      280.6      292.8      299.0
  Adjustments to reconcile to net cash provided by operating activities:
    Depreciation..............................................................................      141.7      128.2      145.2
    Amortization..............................................................................       77.1       70.8       70.7
    Deferred income taxes.....................................................................       65.4       81.4      (15.5)
    Nonrecurring gain on 1993 IPO of Belden Inc., net of tax..................................         --         --     (164.3)
    Nonrecurring expense, net of tax..........................................................         --         --      164.3
    Gain on sales of marketable equity securities.............................................      (11.7)        --         --
    Changes in assets and liabilities: (1)....................................................
      Receivables.............................................................................      (12.1)     (71.3)     (47.4)
      Inventories.............................................................................       68.2      (60.4)      31.1
      Accounts payable and accrued liabilities................................................       16.6       25.6       39.7
      Accrued income taxes....................................................................      (33.2)      (8.0)     (46.8)
      Other assets and liabilities, net.......................................................      (42.3)    (138.4)       2.3
                                                                                                ---------  ---------  ---------
        Net cash provided by operating activities.............................................      550.3      320.7      478.3
                                                                                                ---------  ---------  ---------
Cash flows from investing activities:
  Cash paid for acquired businesses...........................................................      (11.9)    (280.6)    (100.9)
  Capital expenditures........................................................................     (188.4)    (208.7)    (188.4)
  Proceeds from sales of property, plant and equipment........................................       25.8       15.4       16.9
  Proceeds from disposition of businesses.....................................................         --       27.7      396.1
  Taxes paid in 1994 with respect to the 1993 gain on the sale of Belden Inc..................         --     (107.0)        --
  Proceeds from sales of marketable equity securities.........................................       14.4         --         --
  Other.......................................................................................        (.4)      (2.9)      (1.1)
                                                                                                ---------  ---------  ---------
        Net cash provided by (used in) investing activities...................................     (160.5)    (556.1)     122.6
                                                                                                ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuances of debt.............................................................      704.7      722.0      257.7
  Repayments of debt..........................................................................     (890.3)    (307.1)    (710.7)
  Dividends...................................................................................     (164.0)    (205.9)    (203.4)
  Debt issue costs............................................................................       (6.9)        --         --
  Purchase of treasury shares.................................................................         --      (19.9)      (4.5)
  Activity under employee stock plans and other...............................................        1.1       21.7       16.8
                                                                                                ---------  ---------  ---------
        Net cash provided by (used in) financing activities...................................     (355.4)     210.8     (644.1)
                                                                                                ---------  ---------  ---------
Cash flows provided (used) by discontinued operations.........................................      (47.7)      40.4       35.5
Effect of exchange rate changes on cash and cash equivalents..................................        5.7       (3.5)       2.9
                                                                                                ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents..............................................       (7.6)      12.3       (4.8)
Cash and cash equivalents, beginning of year..................................................       25.3       13.0       17.8
                                                                                                ---------  ---------  ---------
Cash and cash equivalents, end of year........................................................  $    17.7  $    25.3  $    13.0
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------

------------
(1)  Net   of  the  effects  of   acquisitions,  divestitures,  translation  and
     nonrecurring items.

    The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 17 for information on noncash investing and financing activities.

                            COOPER INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         $1.60
                                                      CONVERTIBLE                 CAPITAL                 UNEARNED
                                                     EXCHANGEABLE                IN EXCESS             EMPLOYEE STOCK
                                                       PREFERRED      COMMON      OF PAR    RETAINED   OWNERSHIP PLAN
                                                         STOCK         STOCK       VALUE    EARNINGS    COMPENSATION      OTHER
                                                     -------------  -----------  ---------  ---------  ---------------  ---------
                                                                                    (IN MILLIONS)
BALANCE DECEMBER 31, 1992..........................    $    33.1     $   567.0   $ 1,086.2  $ 1,359.1     $  (149.7)    $   (33.1)
  Net income.......................................                                             367.1
  Common stock dividends...........................                                            (150.3)
  Preferred stock dividends........................                                             (53.1)
  Acquisition of treasury stock, at cost...........                                                                          (4.5)
  Conversion of debentures.........................           .1                       2.8
  Stock issued under employee stock plans..........                        4.0        28.3                                     .6
  Principal payments by ESOP.......................                                                            27.2
  Translation loss.................................                                                                         (21.5)
  Adjustment for minimum pension liability.........                                                                         (59.8)
  Other activity...................................                         .3         4.8        3.7          (2.7)
                                                          ------    -----------  ---------  ---------       -------     ---------
BALANCE DECEMBER 31, 1993..........................         33.2         571.3     1,122.1    1,526.5        (125.2)       (118.3)
  Net loss.........................................                                             (19.9)
  Common stock dividends...........................                                            (152.6)
  Preferred stock dividends........................                                             (53.3)
  Dividend -- stock of Gardner Denver Machinery
   Inc.............................................                                            (152.9)
  Acquisition of treasury stock, at cost...........                                                                         (19.9)
  Conversion of $1.60 Preferred to Common..........         (2.7)          5.0       (20.1)                                  17.8
  Conversion of debentures.........................           .1                       3.4
  Stock issued under employee stock plans..........                         .3          .4                                    3.5
  Sale of additional shares to ESOP................                        8.0        74.3                    (82.3)
  Principal payments by ESOP.......................                                                            53.4
  Adjustment for minimum pension liability.........                                                                          12.3
  Translation loss.................................                                                                          (2.3)
  Unrealized gain on investments in marketable
   equity securities...............................                                                                          47.8
  Other activity...................................                                   (3.6)       5.6           6.7           2.5
                                                          ------    -----------  ---------  ---------       -------     ---------
BALANCE DECEMBER 31, 1994..........................         30.6         584.6     1,176.5    1,153.4        (147.4)        (56.6)
  Net income.......................................                                              94.0
  Common stock dividends...........................                                            (148.4)
  Exchange of common stock for Cooper Cameron
   common stock....................................                      (47.5)     (382.6)                     2.6
  Redemption of $1.60 Preferred for 7.05%
   Convertible subordinated debentures.............        (30.6)                   (664.4)
  Stock issued under employee stock plans..........                        1.8        12.0
  Principal payments by ESOP.......................                                                            25.4
  Adjustment for minimum pension liability.........                                                                           8.7
  Translation loss.................................                                                                         (15.0)
  Unrealized gain on investments in marketable
   equity securities...............................                                                                         119.6
  Other activity...................................                         .5          .1        1.3          (2.2)
                                                          ------    -----------  ---------  ---------       -------     ---------
BALANCE DECEMBER 31, 1995..........................    $  --         $   539.4   $   141.6  $ 1,100.3     $  (121.6)    $    56.7(1)
                                                          ------    -----------  ---------  ---------       -------     ---------
                                                          ------    -----------  ---------  ---------       -------     ---------

---------------
(1) At December 31, 1995, "Other" included the minimum pension liability of $(46.3) million, net of tax, cumulative translation adjustments of $(64.4) million and the unrealized gain on Cooper's investments in marketable equity securities of $167.4 million, net of tax.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The  consolidated  financial  statements  include  the  accounts  of  Cooper
Industries, Inc. ("Cooper") and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 70% and 75% of inventories at December 31, 1995 and 1994, respectively, were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies and patterns -- 5 to 10 years. The depreciable life for the majority of Cooper's machinery and equipment was changed from 10 to 12 years, effective July 1, 1993.

INTANGIBLES

    Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of Cooper's goodwill is reviewed by division or, if feasible, by acquisition at least annually or whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in cash flows.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES

    Marketable equity securities received or retained in connection with the divestiture of businesses are reflected as available-for-sale securities and are stated at fair market value at each balance sheet date, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses.

INTEREST RATE SWAP AGREEMENTS

    Cooper uses interest rate swaps to manage its interest rate risk. The interest rate differential to be received or paid is recognized over the lives of the interest rate swaps as an adjustment to interest expense.

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ENVIRONMENTAL REMEDIATION

    Environmental remediation costs are accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Capitalized environmental costs are depreciated generally utilizing a 15-year life.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, was issued in March 1995. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Cooper will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe that such adoption will have a material effect on its financial position or results of operations.

    Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued in October 1995. SFAS No. 123 defines a fair value based method of accounting for employee stock options. Under this fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. However, SFAS No. 123 allows an entity to continue to measure compensation cost in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Cooper will continue to account for stock option grants in accordance with APB Opinion No. 25, and, accordingly, recognizes no compensation expense for stock options granted as the exercise price is equal to fair value at the date of grant.

NOTE 2:  NONRECURRING CONTINUING OPERATIONS ITEMS

    In 1994 Cooper completed the sale of its aerospace business, Cameron Forged Products, to Wyman-Gordon Company ("Wyman-Gordon") in exchange for 16.5 million newly issued shares of Wyman-Gordon common stock (48% of Wyman-Gordon's issued common stock) and $5 million in cash and notes. In connection with Cooper's intention not to maintain this investment for a long period, in December 1995, Cooper issued three-year mandatorily exchangeable notes, due January 1, 1999, exchangeable into the 16.5 million shares (See Notes 6 and 8). Cooper has limited representation on Wyman-Gordon's Board of Directors and is required, except in certain circumstances, to vote its shares in accordance with the position recommended by Wyman-Gordon's Board of Directors or proportionately with the vote of the other shareholders. As a result, the Wyman-Gordon stock has been accounted for as a marketable equity security. During the fourth quarter of 1993, Cooper charged pretax earnings approximately $65 million for a write-down of the carrying value of the sold assets. For the nine months ended September 30, 1993, the Cameron Forged Products Division had revenues of $114 million and a small pretax loss. The results subsequent to September 30, 1993 were not included in Cooper's consolidated results. The historical revenues and earnings of Cameron Forged Products, which were included in the Petroleum & Industrial Equipment segment, have not been treated as part of discontinued operations in order to reflect that Cooper's investment in this business continued in a new form (See Notes 15 and 18).

    On October 6, 1993, Cooper closed an initial public offering of 90.4% of the common stock of Belden Inc. ("Belden"), formerly Cooper's Belden Division. This sale generated net-of-tax cash proceeds of approximately $267 million and a $273.8 million pretax gain ($164.3 million net of tax) or, $1.44 per fully diluted share. In addition, depending upon the future profitability of Belden and other factors, Cooper receives additional benefits over a 15-year period from a tax sharing agreement between Cooper and Belden. The proceeds from the tax sharing agreement are recorded in income when they are earned. Belden common stock retained by Cooper is reflected as a marketable equity security. Belden, which was included in the Electrical Products segment, had revenues of $281 million and pretax profits of approximately $41 million through the date of the sale in 1993.

    The gain from the Belden sale was fully offset by the loss recorded with respect to the sale of the Cameron Forged Products Division and by the effects of a series of management actions designed to enhance Cooper's future profitability. These actions included $126 million of accruals with respect to a series of productivity improvement and consolidation programs; a $65 million reduction in the depreciable value of the machinery and equipment and certain other plant

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) and equipment related to the production of transformers, a large product line within Cooper's Electrical Products segment; and an $18 million reduction in the carrying value of the continuing operations' internally developed capitalized software.

NOTE 3:  ACQUISITIONS AND DIVESTITURES

    In 1995, Cooper completed one large acquisition, two small product-line acquisitions, and the divestiture, through an exchange offer with shareholders, of the remaining businesses comprising its former Petroleum & Industrial Equipment segment (See Note 18). Effective December 31, 1995, Cooper acquired CEAG Sicherheitstechnik GmbH ("CEAG") from Asea Brown Boveri AG, Mannheim. The total cost of the acquisition, which was paid on January 5, 1996, was approximately $164 million. CEAG manufactures and markets explosion proof electrical products and business security and emergency lighting products. The two small product-line acquisitions had an aggregate cost of $13.5 million. A total of $139.8 million of goodwill was recorded, on a preliminary basis, with respect to the three acquisitions. One small acquisition was in the Automotive Products segment and the two other acquisitions were in the Electrical Products segment.

    Cooper completed one large acquisition, five small product-line acquisitions and one divestiture in 1994, in addition to the divestitures discussed in Notes 2 and 18. Effective December 30, 1994, Cooper acquired the Abex Friction Products Division of Abex, Inc. The total cost of the acquisition, including $.6 million of indebtedness assumed, was $207.4 million. Abex Friction Products manufactures and markets asbestos-free brake friction materials for passenger cars, light and heavy-duty trucks and off-road vehicles. The five smaller acquisitions had an aggregate cost of $73.2 million. A total of $252.1 million of goodwill was recorded, including 1995 revisions of $9.8 million, with respect to the six acquisitions. Of the five small acquisitions, two were in the Automotive Products segment and three were in the Electrical Products segment. During 1994, Cooper also completed the sale, for cash proceeds of $27.3 million, of a small operation in the Automotive Products segment that was initially acquired as part of the Moog acquisition in 1992 and distributed the common stock of Gardner Denver Machinery Inc. to Cooper's shareholders (See Note 18).

    Cooper completed five small product-line acquisitions and two divestitures in 1993, in addition to the Belden transaction described in Note 2 . The acquisitions had an aggregate cost of $110.2 million including $6.7 million of assumed indebtedness. A total of $67.2 million of goodwill, including 1994 revisions of $13.6 million, was recorded with respect to the five acquisitions. Two of the acquisitions were in the Electrical Products segment, two were in the Tools & Hardware segment and one was in the Automotive Products segment. During 1993, Cooper sold two businesses that were being carried as businesses held for sale. Proceeds from the divestitures of these two businesses totaled $26 million, including $19 million of notes and other amounts receivable in the future, and resulted in the recognition of a $5.5 million after-tax gain.

    The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's Consolidated Results of Operations since the respective acquisition dates.

NOTE 4:  INVENTORIES

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1995       1994
                                                                                               ---------  ---------
                                                                                                  (IN MILLIONS)
Raw materials................................................................................  $   281.1  $   265.1
Work-in-process..............................................................................      227.5      203.5
Finished goods...............................................................................      500.9      563.7
Perishable tooling and supplies..............................................................       55.0       55.4
                                                                                               ---------  ---------
                                                                                                 1,064.5    1,087.7
Excess of current standard costs over LIFO costs.............................................      (95.2)     (87.3)
Allowance for obsolete and slow-moving inventory.............................................       (5.8)     (11.9)
                                                                                               ---------  ---------
Net inventories..............................................................................  $   963.5  $   988.5
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5:  PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                                                                  DECEMBER 31,
                                                                                              ---------------------
                                                                                                 1995       1994
                                                                                              ----------  ---------
                                                                                                  (IN MILLIONS)
Property, plant and equipment:
  Land and land improvements................................................................  $     83.3  $    83.7
  Buildings.................................................................................       561.8      539.5
  Machinery and equipment...................................................................     1,173.6    1,078.5
  Tooling, dies, patterns, etc..............................................................       145.3      120.7
  All other.................................................................................       204.9      190.5
  Construction in progress..................................................................        99.4      113.4
                                                                                              ----------  ---------
                                                                                                 2,268.3    2,126.3
Accumulated depreciation....................................................................    (1,036.2)    (938.8)
                                                                                              ----------  ---------
                                                                                              $  1,232.1  $ 1,187.5
                                                                                              ----------  ---------
                                                                                              ----------  ---------
Intangibles:
  Goodwill..................................................................................  $  2,596.0  $ 2,459.3
  Assets related to pension plans...........................................................         5.5        4.5
  Other.....................................................................................       103.8      102.4
                                                                                              ----------  ---------
                                                                                                 2,705.3    2,566.2
  Accumulated amortization..................................................................      (479.3)    (412.3)
                                                                                              ----------  ---------
                                                                                              $  2,226.0  $ 2,153.9
                                                                                              ----------  ---------
                                                                                              ----------  ---------

NOTE 6:  INVESTMENTS IN MARKETABLE EQUITY SECURITIES

    At December 31, 1994, Cooper's investment in marketable equity securities consisted of its investments in Belden and Wyman-Gordon and, at December 31, 1995, also includes its investment in Cooper Cameron Corporation ("Cooper Cameron"). In December 1995, Cooper issued DECS-SM- (Debt Exchangeable for Common Stock) which, at maturity, are mandatorily exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. The number of shares or the amount of cash will be based on the average market value of Wyman-Gordon common stock on the 20 trading days prior to maturity on January 1, 1999 (the "WGC Maturity Price"). If the WGC Maturity Price is greater than or equal to $15.66 per share, the DECS will be exchangeable at maturity into 14.2 million shares of Wyman-Gordon common stock. If the WGC Maturity Price is less than or equal to $13.50 per share, the DECS will be exchangeable at maturity into 16.5 million shares of Wyman-Gordon common stock. If the WGC
Maturity Price is between $13.50 and $15.66 per share, the DECS will be exchangeable into a number of shares of Wyman-Gordon common stock between 14.2 million and 16.5 million, based on an exchange ratio. If the DECS are redeemed for cash, the amount of cash will be equal to the number of Wyman-Gordon shares exchangeable under the terms of the DECS times the WGC Maturity Price. The DECS are a hedge of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after tax gain of $100.6 million at maturity of the DECS. The unrealized gain is included in shareholders' equity as an unrealized gain on investments in marketable equity securities, net of tax, at December 31, 1995.

    The aggregate fair value of the marketable equity securities was $406.2 million and $158.4 million at December 31, 1995 and 1994, respectively. Gross unrealized gains on investments in marketable equity securities were $257.6 million and $79.7 million at December 31, 1995 and 1994, respectively. During 1995, marketable equity securities were sold for proceeds of $14.4 million, resulting in realized gains of $11.7 million.

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7:  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1995       1994
                                                                                               ---------  ---------
                                                                                                  (IN MILLIONS)
Trade accounts payable and accruals..........................................................  $   638.9  $   655.6
Salaries, wages and related fringe benefits..................................................      101.5       85.8
Product and environmental liability accruals.................................................      106.4      114.4
Contributions payable under employee benefit plans...........................................       72.4       49.9
Estimated costs of integration, plant shut-downs, facility relocations, realignments and
 severance related to acquired businesses....................................................       65.6       90.5
Other (individual items less than 5% of total current liabilities)...........................      195.7      136.9
                                                                                               ---------  ---------
                                                                                               $ 1,180.5  $ 1,133.1
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    At December 31, 1995, Cooper had accruals of $39.7 million with respect to potential product liability claims and $127.5 million with respect to potential environmental liabilities, including $60.8 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

    The product liability accrual consists of $20.5 million of known claims with respect to ongoing operations, $14.4 million of known claims for previously divested operations that are no longer a part of Cooper and $4.8 million which represents a minimum estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper had insurance coverage for individual 1995 claims beyond $3.0 million. Insurance levels have varied from year to year.

    The environmental liability accruals include $62.5 million related to sites owned by Cooper and $65.0 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where
Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Environmental liabilities are not generally subject to insurance recovery. In addition, Cooper has capitalized a total of $16.3 million of environmental costs with a net book value of $12.7 million at December 31, 1995.

    It has been Cooper's consistent practice to include the entire product liability accrual and a majority of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

    Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

    In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) acquired business into existing Cooper operations. Significant accruals include systems integration costs, plant shut-down and realignment costs, and facility relocations. The following table summarizes the accrual balances and activity during each of the last three years.

                                                                                                     1995       1994       1993
                                                                                                   ---------  ---------  ---------
                                                                                                            (IN MILLIONS)
Activity during each year:
  Balance beginning of year......................................................................  $   122.3  $   169.7  $   170.5
  Spending.......................................................................................      (47.0)     (61.3)     (46.7)
  Reclassifications..............................................................................      (27.8)      (4.4)      15.5
  Acquisitions -- initial allocation.............................................................         .1       11.8       19.8
  Acquisitions -- final allocation adjustment....................................................       13.8         --       17.6
  Translation....................................................................................        4.2        6.5       (7.0)
                                                                                                   ---------  ---------  ---------
  Balance end of year............................................................................  $    65.6  $   122.3  $   169.7
                                                                                                   ---------  ---------  ---------
                                                                                                   ---------  ---------  ---------
Balances by category of accrual:
  Systems integration............................................................................  $    11.5  $    16.8  $    30.0
  Plant shut-down and realignment................................................................       43.2       94.6      113.6
  Other facility relocations and severance.......................................................        8.5        6.9       18.9
  Other realignment and integration..............................................................        2.4        4.0        7.2
                                                                                                   ---------  ---------  ---------
                                                                                                   $    65.6  $   122.3  $   169.7
                                                                                                   ---------  ---------  ---------
                                                                                                   ---------  ---------  ---------
Balances by acquisition:
  Champion.......................................................................................  $    21.4  $    79.4  $   104.6
  Moog Automotive................................................................................       13.3       18.3       33.3
  Triangle.......................................................................................        1.4        3.6       11.8
  Abex Friction Products.........................................................................       13.3        1.9         --
  Zanxx..........................................................................................        2.0        2.4         --
  Magneti Marelli................................................................................        6.6        7.2         --
  Other..........................................................................................        7.6        9.5       20.0
                                                                                                   ---------  ---------  ---------
                                                                                                   $    65.6  $   122.3  $   169.7
                                                                                                   ---------  ---------  ---------
                                                                                                   ---------  ---------  ---------

    Systems integration accruals represent the costs to terminate existing contracts and integrate manufacturing, sales and marketing, financial and payroll systems into existing Cooper systems. Integration costs include software documentation, contract programming, consulting and training costs. Hardware and new system development costs are capitalized. Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. The shutdown of the Champion Toledo and Detroit manufacturing facilities resulted in spending of $.6 million, $7.1 million and $7.6 million in 1995, 1994 and 1993, respectively. The remainder of the Champion spending related primarily to downsizing and consolidating international facilities in Mexico, Venezuela, Belgium and the United Kingdom totaling $26.3 million, $12.7 million and $5.7 million in 1995, 1994 and 1993, respectively. The majority of the Moog Automotive spending was related to the shutdown of the St. Louis manufacturing facility which totaled $.3 million, $9.5 million and $1.2 million in 1995, 1994 and 1993, respectively. The shutdown of the Triangle Duluth and Orangeburg manufacturing facilities resulted in spending of $2.0 million, $10.7 million and $.2 million in 1995, 1994 and 1993, respectively. Other facility relocations and severance include costs to consolidate sales and marketing operations of the acquired company into Cooper operations, termination costs of redundant personnel and shut-down costs of redundant warehouses and the acquired companies' headquarters. Other realignment and integration costs include costs to liquidate joint ventures, exit product lines and miscellaneous costs.

    During the three years ended December 31, 1995, no accruals were reversed to income. Reclassifications represent revisions to the initial accruals based on updated estimates of the actual costs to be incurred in each project. The reclassifications include excess amounts of $15.5 million in 1993 and a deficit amount of $4.4 million in 1994, in each

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
case reclassified  from  or  to  other  accrued  liability  accounts.  The  1995 reclassifications were substantially all related to termination and other benefit payments due former employees reclassified to trade accounts payable and accruals. Acquisitions-final allocation adjustment represent adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. Substantially all spending related to these accruals represented cash outlays by Cooper. The amounts related to the acquisitions of Abex on the last business day of December 1994 and Zanxx in November 1994 were preliminary estimates that were finalized in 1995.

    The acquisition of CEAG occurred December 31, 1995 and no plans have been finalized to exit activities or involuntarily terminate employees. It is unlikely that any significant accruals will be recorded related to CEAG's German operations. The transfer of international operations held and managed by CEAG's parent company will not occur until 1996, therefore, it is not possible to estimate the extent, if any, of exit activities or involuntary terminations related to these operations. The Abex and Zanxx acquisitions had insignificant accruals for terminations and no significant individual exit plan costs were accrued.

    In 1995, the accounting principles related to purchase business combinations were revised by the accounting profession. For acquisitions occurring after May 1995, accruals will not be established for certain systems integration costs and for termination or relocation arrangements that are not communicated to employees within one year from the acquisition date. Expensing versus accruing systems integration costs at the acquisition date would have an immaterial impact on Cooper's results of operations for the three years in the period ended December 31, 1995. The impact of the new rules on accruing for termination costs related to plant shutdowns, facility relocations and other realignments and integration is not quantifiable. The impact from acquisitions consummated during the last three years is probably insignificant as Cooper could have taken the actions necessary to meet the requirements of the new rules. However, it would have been impossible to meet the requirements for accrual of termination and certain other costs related to the Champion acquisition due to the extensive overcapacity and complexity of its operations. The new rules would have had and will have a significant impact on the evaluation of the dilutive impact of complex target acquisitions that require an extended period of time to implement the consolidation and integration plans.

NOTE 8:  LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                                                             DECEMBER 31,
                                                                                                         --------------------
                                                                                                           1995       1994
                                                                                                         ---------  ---------
                                                                                                            (IN MILLIONS)
6.18%* commercial paper and bank loans maturing at various dates through January 31, 1996..............  $   355.5  $ 1,275.0
6.91% Pound Sterling bank loans maturing at various dates through January 29, 1996.....................       76.1       68.8
7.05% convertible subordinated debentures, due 2015....................................................      690.0         --
6.41%-7.99% second series medium-term notes, due through 2010..........................................      500.0      197.9
6.0% exchangeable notes, due 1999......................................................................      222.8         --
5.95% floating-rate loan, due 1996.....................................................................       50.0       50.0
5.46%* floating-rate ESOP notes, due through 1999......................................................       69.0       80.4
Capital lease obligations..............................................................................       15.7       14.8
10.7% notes payable, due through 1998..................................................................        9.2       13.1
Other..................................................................................................       34.2       56.0
                                                                                                         ---------  ---------
                                                                                                           2,022.5    1,756.0
Amounts allocated to discontinued operations...........................................................         --     (375.0)
Current maturities.....................................................................................     (157.2)     (19.1)
                                                                                                         ---------  ---------
Long-term portion......................................................................................  $ 1,865.3  $ 1,361.9
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

------------
* Weighted average interest rates at December 31, 1995. The commercial paper and bank loans weighted average interest rate was 6.29% and the ESOP notes rate was 5.61% at December 31, 1994.

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Cooper has U.S. committed credit facilities of $925 million that expire in 2000, $30 million that expire in 1997 and $365 million that expire in 1996 and 30 million Pound Sterling credit facilities that expire in 1996. In January 1996, Cooper filed a "shelf" registration statement, which may be used to issue up to $300 million of indebtedness from time to time.

    At December 31, 1995, Cooper had $943.5 million of its $1.32 billion U.S. committed credit facilities available, after considering commercial paper backup, and 6 million of its 30 million Pound Sterling credit facilities available. At December 31, 1994, $511.8 million of the total $1.86 billion U.S. committed credit facilities was available after considering commercial paper backup, and 11 million of the 55 million Pound Sterling credit facilities was available. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt to total capitalization ratio.

    Interest rates on Cooper's commercial paper and bank loans were generally 2.7% below the U.S. prime rate during both 1995 and 1994. Total interest paid during 1995, 1994 and 1993 was $134 million, $85 million and $104 million, respectively.

    Commercial paper and bank loans of $431.6 million and $1.34 billion were reclassified to long-term debt at December 31, 1995 and 1994, respectively, reflecting Cooper's intention to refinance these amounts during the 12 month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities.

    Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. Each $1,000 of debentures is convertible into 24.229 shares of Common stock and, at Cooper's option, is redeemable for cash at prices (expressed as percentages of the principal amount) declining from 102.82% in 1996 to 100.00% in 2000. The debentures require sinking fund payments of 5% of the aggregate principal amount commencing in the year 2000.

    In December 1995, Cooper issued $222.75 million in Exchangeable Notes due January 1, 1999. At maturity, the notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares (See Note 6).

    The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Cooper has guaranteed the payment of the ESOP notes; accordingly, the notes are reported as Cooper's debt (See Note 14 for further information regarding the ESOP).

    Maturities of long-term debt for the five years subsequent to December 31, 1995 are $157.2 million, $93.5 million, $74.4 million, $237.3 million and $35.5 million, respectively. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 9:  COMMON AND PREFERRED STOCK

COMMON STOCK

    At December 31, 1995, 250,000,000 shares of Common stock were authorized of which 107,876,821 and 116,923,095 shares were issued and outstanding at December 31, 1995 and 1994, respectively. A total of 114,254,133 shares were issued and 114,179,700 shares were outstanding at December 31, 1993. During the years ended December 31, 1994 and 1993, 539,000 and 86,500 shares were purchased as treasury stock at an average price of $36.92 and $52.02 per share, respectively. In addition 32,216,423 and 32,702,613 shares were reserved at December 31, 1995 and 1994, respectively for the Dividend Reinvestment Plan, conversions of 7.05% Convertible Subordinated Debentures, grants and exercises of stock options, subscriptions under the Employee Stock Purchase Plan and other plans, and shares to be issued in connection with future acquisitions.

                            COOPER INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

    Under a Shareholder Rights Plan adopted by the Board of Directors in 1987, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right has an exercise price of $87.50, entitles the holder to buy securities, including in certain circumstances Common stock, having a value of twice the exercise price, and becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire February 27, 1997 and, at Cooper's option, may be redeemed prior to expiration for $.005 per Right.

PREFERRED STOCK

    At December 31, 1995, Cooper is authorized to issue 1,340,750 shares of Preferred stock with no par value (No Par Preferred), 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 1995 and 1994, no shares of the No Par Preferred or $2.00 par value Preferred stock were issued or outstanding.

    At December 31, 1994 and 1993, 33,376,420 shares of $1.00 par value Preferred stock were designated as Convertible Exchangeable Preferred having a $1.60 dividend rate ("$1.60 Preferred Stock") and 30,629,808 and 33,182,654 of such shares were outstanding at December 31, 1994 and 1993, respectively. Effective January 1, 1995, the $1.60 Preferred Stock was exchanged for Cooper's 7.05% Convertible Subordinated Debentures due 2015 ("Debentures") at the rate of $22.70 principal amount of debentures for each share of $1.60 Preferred Stock.

NOTE 10:  STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

    Options to purchase Common stock are granted to employees under Cooper stock option plans at not less than 100% of the market value of Cooper's stock at the date of grant. The options expire five years from the date of grant and generally become exercisable ratably over a three-year period commencing one year from the date of grant. Option activity is summarized as follows:

                                                                             1995               1994               1993
                                                                       -----------------  -----------------  -----------------
Shares under option at beginning of year.............................          2,951,660          3,131,234          2,179,998
Options granted to employees.........................................            903,700            250,000          1,624,200
Options exercised....................................................           (125,500)          (106,348)          (446,097)
Options canceled.....................................................           (981,641)          (323,226)          (226,867)
                                                                       -----------------  -----------------  -----------------
Shares under option at end of year...................................          2,748,219          2,951,660          3,131,234
                                                                       -----------------  -----------------  -----------------
                                                                       -----------------  -----------------  -----------------
Price range of outstanding options...................................    $39.06 - $56.50    $37.75 - $56.50    $28.28 - $56.50
Price range of options exercised.....................................             $37.75    $28.28 - $46.31    $26.82 - $46.31
Shares exercisable at end of year....................................          1,416,896          1,621,075            992,994
Options available for grant at end of year...........................          1,676,054          1,623,224            951,855

    Under a director stock option plan, each year a nonemployee director may elect to receive, in lieu of the annual retainer fee, a nonqualified stock option covering 2,000 shares of Common stock. The exercise price is determined by a formula based on the fair market value of the stock and the director's annual retainer. During 1995, options for 4,000 shares were granted at $17.31 per share and options for 6,000 shares were exercised at $25.438 per share. During 1994, options for 4,000 shares were granted at $14.69 per share and options for 8,000 shares were exercised at $13.625 to $25.438 per share. During 1993, options for 4,000 shares were granted at $24.00 per share and no options were exercised. At December 31, 1995, options under the director plan for 22,000 Common shares were exercisable at $14.69 to $27.125 per share, and 144,000 shares were reserved for future grants (148,000 at December 31, 1994).

                            COOPER INDUSTRIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

    Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 9, 1995, 253,931 shares were sold to 4,012 employees at $37.94 per share. On September 9, 1993, 475,256 shares were sold to 8,028 employees at $49.56 per share. At December 31, 1995, subscriptions for 861,046 shares of Common stock were outstanding at $35.33 per share or, if lower, the average market price on September 8, 1997, which is the purchase date. At December 31, 1995, an aggregate of 2,757,062 shares of Common stock were reserved for future offerings.

NOTE 11:  INCOME TAXES

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                            -------------------------------------
                                                                                               1995         1994         1993
                                                                                            -----------  -----------  -----------
                                                                                            (IN MILLIONS, EXCEPT FOR PERCENTAGES)
U.S. and foreign components of income before income taxes:
  U.S. operations.........................................................................  $   384.9    $   405.7    $   457.8
  Foreign operations......................................................................       93.1         99.0         48.2
                                                                                            -----------  -----------  -----------
    Income from continuing operations before income taxes.................................  $   478.0    $   504.7    $   506.0
                                                                                            -----------  -----------  -----------
                                                                                            -----------  -----------  -----------
Components of income tax expense:
  Current:
    U.S. Federal..........................................................................  $    82.1    $    85.3    $   163.7
    U.S. state and local..................................................................       23.3         18.9         37.3
    Foreign...............................................................................       26.6         26.3         21.5
                                                                                            -----------  -----------  -----------
                                                                                                132.0        130.5        222.5
                                                                                            -----------  -----------  -----------
  Deferred:
    U.S. Federal..........................................................................       51.0         58.0         (6.4)
    U.S. state and local..................................................................        5.8         12.6         (5.5)
    Foreign...............................................................................        8.6         10.8         (3.6)
                                                                                            -----------  -----------  -----------
                                                                                                 65.4         81.4        (15.5)
                                                                                            -----------  -----------  -----------
                                                                                            -----------  -----------  -----------
    Income tax expense....................................................................  $   197.4    $   211.9    $   207.0
                                                                                            -----------  -----------  -----------
                                                                                            -----------  -----------  -----------
Total income taxes paid...................................................................  $   158.2    $   252.7    $   157.3
                                                                                            -----------  -----------  -----------
                                                                                            -----------  -----------  -----------
Differences between the effective tax rate and the U.S.
  Federal statutory rate:
    U.S. Federal statutory rate...........................................................       35.0%        35.0%        35.0%
    State and local income taxes..........................................................        3.4          3.6          3.6
    Foreign statutory rate differential...................................................        (.5)         (.6)         (.6)
    Nondeductible goodwill................................................................        4.7          4.4          4.3
    Effect of change in U.S. tax rate on recorded deferred tax balances...................         --           --          (.8)
    Other.................................................................................       (1.3)         (.4)         (.6)
                                                                                            -----------  -----------  -----------
      Effective tax rate attributable to continuing operations............................       41.3%        42.0%        40.9%
                                                                                            -----------  -----------  -----------
                                                                                            -----------  -----------  -----------

                            COOPER INDUSTRIES, INC.

                                                                                                               DECEMBER 31,
                                                                                                           --------------------
                                                                                                             1995       1994
                                                                                                           ---------  ---------
                                                                                                              (IN MILLIONS)
Components of deferred tax liabilities and assets:
  Deferred tax liabilities:
    Property, plant and equipment and intangibles........................................................  $  (175.0) $  (163.1)
    Unrealized gains on investments in marketable equity securities......................................      (90.2)     (31.9)
    Inventories..........................................................................................      (63.2)     (53.9)
    Employee medical program funding.....................................................................      (14.1)     (19.9)
    Employee stock ownership plan........................................................................      (16.6)     (22.2)
    Other................................................................................................      (85.7)     (81.6)
                                                                                                           ---------  ---------
      Total deferred tax liabilities.....................................................................     (444.8)    (372.6)
                                                                                                           ---------  ---------
  Deferred tax assets:
    Postretirement benefits other than pensions..........................................................      248.0      255.2
    Reserves and accruals................................................................................      206.4      183.2
    Net operating loss carryforwards.....................................................................       12.8       12.8
    Other................................................................................................       60.6       85.3
                                                                                                           ---------  ---------
      Total deferred tax assets..........................................................................      527.8      536.5
                                                                                                           ---------  ---------
    Valuation allowances.................................................................................      (16.3)     (16.3)
                                                                                                           ---------  ---------
      Net deferred tax assets............................................................................  $    66.7  $   147.6
                                                                                                           ---------  ---------
                                                                                                           ---------  ---------

    The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 1995 and 1994 include the additional U.S. tax estimated to be payable on substantially all unremitted earnings of foreign subsidiaries.

NOTE 12:  PENSION PLANS

    Cooper and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. Aggregate pension expense for continuing operations amounted to $40.7 million in 1995, $46.1 million in 1994 and $44.3 million in 1993. The amount of expense with respect to Cooper's various defined benefit pension plans is set forth in the table below. For the years ended December 31, 1995, 1994 and 1993, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $16.2 million, $22.8 million and $23.2 million, respectively. Also included in pension expense are gains and losses on curtailments and settlements and other matters.

                                                                                                COMPONENTS OF DEFINED BENEFIT
                                                                                                    PLAN PENSION EXPENSE
                                                                                               -------------------------------
                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                               -------------------------------
                                                                                                 1995       1994       1993
                                                                                               ---------  ---------  ---------
                                                                                                        (IN MILLIONS)
Service cost -- benefits earned during the year..............................................  $    21.6  $    26.4  $    26.2
Interest cost on projected benefit obligation................................................       67.6       63.0       66.0
Actual return on assets......................................................................      (65.9)     (14.3)     (54.4)
Net amortization and deferral................................................................        1.2      (51.8)     (17.2)
                                                                                               ---------  ---------  ---------
Net pension cost.............................................................................  $    24.5  $    23.3  $    20.6
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------

                            COOPER INDUSTRIES, INC.

                                                                                       FUNDED STATUS OF DEFINED BENEFIT PLANS
                                                                                     ------------------------------------------
                                                                                      PLANS WITH ASSETS         PLANS WITH
                                                                                         IN EXCESS OF      ACCUMULATED BENEFITS
                                                                                     ACCUMULATED BENEFITS  IN EXCESS OF ASSETS
                                                                                     --------------------  --------------------
                                                                                         DECEMBER 31,          DECEMBER 31,
                                                                                     --------------------  --------------------
                                                                                       1995       1994       1995       1994
                                                                                     ---------  ---------  ---------  ---------
                                                                                                   (IN MILLIONS)
Actuarial present value of:
  Vested benefit obligation........................................................  $  (484.8) $  (467.0) $  (366.7) $  (335.6)
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------
  Accumulated benefit obligation...................................................  $  (517.9) $  (491.1) $  (390.9) $  (360.5)
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------
  Projected benefit obligation.....................................................  $  (537.6) $  (508.6) $  (395.6) $  (365.0)
Plan assets at fair value..........................................................      588.1      529.0      274.3      264.6
                                                                                     ---------  ---------  ---------  ---------
Projected benefit obligation (in excess of) less than plan assets..................       50.5       20.4     (121.3)    (100.4)
Unrecognized net (gain) loss.......................................................       (7.3)      34.1       72.2       47.5
Unrecognized net (asset) obligation from adoption date.............................      (10.3)     (13.3)       5.6        6.6
Unrecognized prior service cost....................................................       (4.8)      (5.2)       2.8        1.7
Adjustment required to recognize minimum liability.................................         --         --      (82.8)     (59.5)
                                                                                     ---------  ---------  ---------  ---------
Pension asset (liability) at end of year...........................................  $    28.1  $    36.0  $  (123.5) $  (104.1)
                                                                                     ---------  ---------  ---------  ---------
                                                                                     ---------  ---------  ---------  ---------

                                                                                    COMPUTATIONAL ASSUMPTIONS
                                                                      ------------------------------------------------------
                                                                                                          PROJECTED BENEFIT
                                                                              NET PENSION COST                OBLIGATION
                                                                      ---------------------------------   ------------------
                                                                        1995        1994        1993       1995      1994
                                                                      ---------   ---------   ---------   ------   ---------
Discount rate:
  Domestic............................................................        8 %        7 %     8 1/2 %  7 1/2 %         8 %
  International.......................................................  7 1/2-9    6-7 3/4     7 1/2-9    6 1/2-8 1/4  7 1/2-9
Rate of increase in compensation levels:
  Domestic............................................................        5          5       5 1/2        5           5
  International.......................................................      4-6    4-5 1/2         4-6      4-6         4-6
Expected long-term rate of return on assets:
  Domestic............................................................    8 1/2      8 1/2           9       --          --
  International....................................................... 7 1/2-10    6-9 1/2    7 1/2-10       --          --
Benefit basis:
  Salaried plans-earnings during career
  Hourly plans-dollar unit, multiplied by years of service
Funding policy: 5 to 30 years

    Cooper's minimum liability for pension plans with accumulated benefits in excess of assets of $82.8 million at December 31, 1995, and $59.5 million at December 31, 1994, has been recorded in Cooper's consolidated balance sheet as a long-term liability with a $5.5 million offsetting intangible asset at December 31, 1995, and $4.5 million at December 31, 1994. In addition, Cooper has recorded a $46.3 million and $55.0 million reduction in shareholders' equity at December 31, 1995 and 1994, respectively. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities.

    Cooper partially or completely settled or curtailed four defined benefit plans for hourly employees during 1995, six during 1994 and four during 1993. The settlements and curtailments resulted in a reversion to Cooper of surplus assets totaling $1.0 million during 1995 and a net loss of $.5 million in 1993.

                            COOPER INDUSTRIES, INC.

NOTE 13:  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The benefits provided under Cooper's various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for over 90% of the total. While Cooper has numerous plans, primarily resulting from Cooper's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by Cooper starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, Cooper continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

                                                                                                               AMOUNTS PER
                                                                                                           FINANCIAL STATEMENTS
                                                                                                        --------------------------
                                                              ACCUMULATED     ITEMS NOT YET RECORDED    LIABILITY FOR
                                                             POSTRETIREMENT  IN FINANCIAL STATEMENTS    POSTRETIREMENT
                                                                BENEFIT     --------------------------    BENEFITS
                                                              OBLIGATION    PRIOR SERVICE   ACTUARIAL    OTHER THAN    NET ANNUAL
                                                                (APBO)          COST        NET GAIN      PENSIONS       EXPENSE
                                                             -------------  -------------  -----------  -------------  -----------
                                                                                         (IN MILLIONS)
BALANCE DECEMBER 31, 1992..................................    $  (699.0)     $     (.5)    $  --         $  (699.5)    $  --
Benefit payments...........................................         33.3                                       33.3
Plan amendments............................................         31.8          (31.8)
Actuarial net gain.........................................         15.6                        (15.6)
Business dispositions......................................         32.1            8.1         (11.0)         29.2
Moog curtailments affecting goodwill.......................         17.8                                       17.8
Plan expense:
  Service cost.............................................         (1.9)                                                     1.9
  Interest cost............................................        (40.1)                                                    40.1
  Amortization of prior service cost.......................                         3.2                                      (3.2)
  Curtailment gains (four plans)...........................         11.3                                                    (11.3)
                                                                                                                       -----------
Net annual expense.........................................                                                   (27.5)    $    27.5
                                                                                                                       -----------
                                                                                                                       -----------
Reclassification of amounts pertaining to Cameron Forged
 Products..................................................          9.1           (1.3)          4.4          12.2
                                                             -------------       ------    -----------  -------------
BALANCE DECEMBER 31, 1993..................................       (590.0)         (22.3)        (22.2)       (634.5)
Benefit payments...........................................         35.7                                       35.7
Plan amendments............................................         11.4          (11.4)
Actuarial net gain.........................................        124.3                       (124.3)
Business acquisition.......................................         (5.2)                                      (5.2)
Business dispositions......................................          (.3)            .1           (.2)          (.4)
Plan expense:
  Service cost.............................................          (.8)                                               $      .8
  Interest cost............................................        (35.4)                                                    35.4
  Amortization of prior service cost.......................                         2.6                                      (2.6)
                                                                                                                       -----------
Net annual expense.........................................                                                   (33.6)    $    33.6
                                                             -------------       ------    -----------  -------------  -----------
                                                                                                                       -----------
BALANCE DECEMBER 31, 1994..................................       (460.3)         (31.0)       (146.7)       (638.0)
Benefit payments...........................................         32.8                                       32.8
Actuarial net loss.........................................        (40.3)                        40.3
Abex curtailments affecting goodwill.......................          3.3                                        3.3
Plan expense:
  Service cost.............................................          (.6)                                               $      .6
  Interest cost............................................        (36.5)                                                    36.5
  Amortization of actuarial net gain.......................                                      14.5                       (14.5)
  Amortization of prior service cost.......................                         4.5                                      (4.5)
                                                                                                                       -----------
Net annual expense.........................................                                                   (18.1)    $    18.1
                                                             -------------       ------    -----------  -------------  -----------
                                                                                                                       -----------
BALANCE DECEMBER 31, 1995..................................    $  (501.6)     $   (26.5)    $   (91.9)    $  (620.0)
                                                             -------------       ------    -----------  -------------
                                                             -------------       ------    -----------  -------------

                            COOPER INDUSTRIES, INC.

                                                                                  DECEMBER 31,
                                                                        ---------------------------------
                                                                           1995                   1994
                                                                        ----------             ----------
                                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
Amount of APBO related to:
  Retired employees........................................             $ (482.5)              $ (436.2)
  Employees eligible to retire.............................                 (7.1)                  (8.7)
  Other employees..........................................                (12.0)                 (15.4)
Actuarial assumptions:
  Discount rate............................................                 6.65%                  8.52%
  Ensuing year to 2002 health care cost trend rate ......... 12% ratable to 5.5%      15% ratable to 5.5%
Effect of 1% change in health care cost trend rate:
  Increase in APBO.........................................             $   43.4               $   34.8
  Increase in expense......................................                  2.9                    3.4

NOTE 14:  COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

    All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

    Cooper makes annual contributions to the ESOP to fund the payment of principal and interest on ESOP debt (See Note 8). All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are allocated to participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares.

    For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the shares released. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for the purposes of computing earnings per share. For shares purchased by the ESOP in 1994, compensation expense is recorded equal to the amount of Cooper's matching obligation, with the difference between the fair market value and cost of shares released recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP debt and accrued interest. Unallocated shares are not treated as outstanding for the purpose of computing earnings per share.

    Dividends paid on unallocated shares purchased prior to 1994 of $3.1 million and $3.6 million during 1995 and 1994, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares purchased prior to 1994 of $4.4 million and $5.0 million during 1995 and 1994, respectively, were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed an additional $10.1 million and $19.3 million in cash to the ESOP during 1995 and 1994, respectively, to fund principal and interest payments on debt associated with shares purchased prior to 1994.

    During 1994, Cooper sold 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for financial statement purposes are treated as eliminated intercompany loans. The fair value of the remaining unallocated ESOP shares purchased during 1994 was $27.0 million at December 31, 1995. The number of allocated, committed to be released, and unallocated ESOP shares at December 31, is summarized below.

                                                                                               SHARES PURCHASED
                                                                                  ------------------------------------------
                                                                                        IN 1994            PRIOR TO 1994
                                                                                  --------------------  --------------------
                                                                                    1995       1994       1995       1994
                                                                                  ---------  ---------  ---------  ---------
Allocated.......................................................................    670,673    372,519  3,111,732  3,821,500
Committed to be released........................................................     14,961    129,618    131,245     51,527
Unallocated.....................................................................    733,946  1,073,578  1,882,940  2,365,058

    Compensation expense with respect to the CO-SAV plan and the ESOP was $21.7 million, $22.6 million and $14.0 million and interest expense on ESOP debt was $4.2 million, $3.4 million and $3.0 million in 1995, 1994 and 1993, respectively.

                            COOPER INDUSTRIES, INC.

NOTE 15:  INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

INDUSTRY SEGMENTS

    Cooper's operations consist of three segments: Electrical Products, Tools & Hardware and Automotive Products. Markets for Cooper's products and services are worldwide, though the United States is the largest market. The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control. This segment also manufactured and marketed wire and cable for electronic signal transmission through September 30, 1993.

    The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair and for general industrial and consumer use.

    The Automotive Products segment primarily manufactures and distributes spark plugs, wiper blades, lamps, asbestos-free brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, this segment manufactures and distributes suspension, steering, temperature control, driveline and brake system components and material for the automotive aftermarket.

    Intersegment sales and related receivables for each of the years presented were immaterial.

    Financial information by industry segment was as follows:

                                                     REVENUES                    OPERATING EARNINGS         IDENTIFIABLE ASSETS
                                          -------------------------------  -------------------------------  --------------------
                                              YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,          DECEMBER 31,
                                          -------------------------------  -------------------------------  --------------------
                                            1995       1994       1993       1995       1994       1993       1995       1994
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (IN MILLIONS)
Electrical Products (1).................  $ 2,089.7  $ 2,034.8  $ 2,177.5  $   355.5  $   326.3  $   203.7  $ 2,000.4  $ 1,788.6
Tools & Hardware (1)....................      962.4      897.9      807.9      111.2      102.4       75.1      759.7      797.4
Automotive Products (1).................    1,796.6    1,622.1    1,670.0      180.7      190.1      162.4    2,635.3    2,654.2
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            4,848.7    4,554.8    4,655.4      647.4      618.8      441.2    5,395.4    5,240.2
Cameron Forged Products (2).............     --         --          109.7     --         --            1.7     --         --
Other (1)...............................       37.2       33.2       11.3       37.2       33.2      209.6
                                          ---------  ---------  ---------
Consolidated revenues...................  $ 4,885.9  $ 4,588.0  $ 4,776.4
                                          ---------  ---------  ---------
                                          ---------  ---------  ---------
General corporate.......................                                       (55.6)     (74.0)     (65.6)     646.0      472.8
                                                                           ---------  ---------  ---------
Operating earnings......................                                       629.0      578.0      586.9
Interest expense........................                                      (151.0)     (73.3)     (80.9)
                                                                           ---------  ---------  ---------
Consolidated income from continuing
 operations before income taxes.........                                   $   478.0  $   504.7  $   506.0
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Business held for divestiture...........                                                                       --           19.5
Discontinued operations.................                                                                       --          646.4
Investments in unconsolidated
 affiliates.............................                                                                         22.5       21.8
                                                                                                            ---------  ---------
Consolidated assets.....................                                                                    $ 6,063.9  $ 6,400.7
                                                                                                            ---------  ---------
                                                                                                            ---------  ---------


                                            1993
                                          ---------

Electrical Products (1).................  $ 1,739.3
Tools & Hardware (1)....................      757.4
Automotive Products (1).................    2,208.8
                                          ---------
                                            4,705.5
Cameron Forged Products (2).............       74.9
Other (1)...............................

Consolidated revenues...................

General corporate.......................      474.9

Operating earnings......................
Interest expense........................

Consolidated income from continuing
 operations before income taxes.........

Business held for divestiture...........       17.6
Discontinued operations.................    1,068.1
Investments in unconsolidated
 affiliates.............................       20.7
                                          ---------
Consolidated assets.....................  $ 6,361.7
                                          ---------
                                          ---------

------------
(1) The 1993 operating earnings amount includes nonrecurring expenses of $155.3 million for Electrical Products, $16.5 million for Tools & Hardware and $26.5 million for Automotive Products and nonrecurring income of $198.3 million for other operating earnings.

(2) The 1993 amounts reflect Cooper's investment in the Cameron Forged Products business (See Note 2).

                            COOPER INDUSTRIES, INC.

                                                                   DEPRECIATION          AMORTIZATION       CAPITAL EXPENDITURES
                                                              ----------------------  -------------------  ----------------------
                                                               YEAR ENDED DECEMBER    YEAR ENDED DECEMBER   YEAR ENDED DECEMBER
                                                                       31,                    31,                   31,
                                                              ----------------------  -------------------  ----------------------
                                                               1995    1994    1993   1995   1994   1993    1995    1994    1993
                                                              ------  ------  ------  -----  -----  -----  ------  ------  ------
                                                                                         (IN MILLIONS)
Electrical Products.........................................  $ 45.5  $ 43.1  $ 58.5  $30.2  $29.3  $29.5  $ 62.4  $ 74.6  $ 78.0
Tools & Hardware............................................    32.4    30.8    29.4    8.5    7.4    6.7    31.6    38.5    29.4
Automotive Products.........................................    61.4    51.3    50.4   37.7   32.1   32.3    85.7    94.4    72.3
Corporate...................................................     2.4     3.0     6.9     .7    2.0    2.2     8.7     1.2     8.7
                                                              ------  ------  ------  -----  -----  -----  ------  ------  ------
                                                              $141.7  $128.2  $145.2  $77.1  $70.8  $70.7  $188.4  $208.7  $188.4
                                                              ------  ------  ------  -----  -----  -----  ------  ------  ------
                                                              ------  ------  ------  -----  -----  -----  ------  ------  ------

DOMESTIC AND INTERNATIONAL OPERATIONS

    Transfers between domestic and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $268.5 million in 1995, $267.2 million in 1994 and $273.8 million in 1993. Of total export sales of continuing operations, approximately 39% in 1995, 36% in 1994 and 41% in 1993 were to Asia, Africa, Australia and the Middle East; 27% in 1995, 26% in 1994 and 24% in 1993 were to Canada and Europe; and 34% in 1995, 38% in 1994 and 35% in 1993 were to Latin America. Domestic and international financial information was as follows:

                                                    REVENUES               OPERATING EARNINGS          IDENTIFIABLE ASSETS
                                          ----------------------------  -------------------------  ----------------------------
                                            YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,           DECEMBER 31,
                                          ----------------------------  -------------------------  ----------------------------
                                            1995      1994      1993     1995     1994     1993      1995      1994      1993
                                          --------  --------  --------  -------  -------  -------  --------  --------  --------
                                                                              (IN MILLIONS)
Domestic (1)............................  $4,068.0  $3,800.7  $4,028.9  $ 540.8  $ 511.0  $ 374.2  $4,171.2  $4,232.9  $3,845.2
                                          --------  --------  --------  -------  -------  -------  --------  --------  --------
International
  Europe................................     537.5     495.4     385.3     56.1     62.8     26.9     959.2     676.6     562.0
  Canada................................     250.8     212.4     254.7     10.7      3.2       .1     131.9     139.5     115.2
  Other.................................     225.7     219.6     207.1     39.9     45.1     44.6     280.5     295.6     349.9
                                          --------  --------  --------  -------  -------  -------  --------  --------  --------
    Sub-total International.............   1,014.0     927.4     847.1    106.7    111.1     71.6   1,371.6   1,111.7   1,027.1
Eliminations:
  Transfers to International............    (165.4)   (138.6)   (174.5)                               (62.1)    (45.1)    (53.7)
  Transfers to Domestic.................     (67.9)    (34.7)    (46.1)                               (75.4)    (49.2)   (103.2)
  Other.................................                                    (.1)    (3.3)    (4.6)     (9.9)    (10.1)     (9.9)
                                          --------  --------  --------  -------  -------  -------  --------  --------  --------
                                           4,848.7   4,554.8   4,655.4    647.4    618.8    441.2   5,395.4   5,240.2   4,705.5
Cameron Forged Products(2)..............     --        --        109.7    --       --         1.7     --        --         74.9
Other (1)...............................      37.2      33.2      11.3     37.2     33.2    209.6
                                          --------  --------  --------
Consolidated revenues...................  $4,885.9  $4,588.0  $4,776.4
                                          --------  --------  --------
                                          --------  --------  --------
General corporate.......................                                  (55.6)   (74.0)   (65.6)    646.0     472.8     474.9
                                                                        -------  -------  -------
Operating earnings......................                                  629.0    578.0    586.9
Interest expense........................                                 (151.0)   (73.3)   (80.9)
                                                                        -------  -------  -------
Consolidated income from continuing
 operations before income taxes.........                                $ 478.0  $ 504.7  $ 506.0
                                                                        -------  -------  -------
                                                                        -------  -------  -------
Businesses held for divestiture.........                                                              --         19.5      17.6
Discontinued operations.................                                                              --        646.4   1,068.1
Investments in unconsolidated
 affiliates.............................                                                               22.5      21.8      20.7
                                                                                                   --------  --------  --------
Consolidated assets.....................                                                           $6,063.9  $6,400.7  $6,361.7
                                                                                                   --------  --------  --------
                                                                                                   --------  --------  --------

---------------
(1) The 1993 domestic operating earnings amount includes nonrecurring expenses of $198.3 million and other operating earnings includes nonrecurring income of $198.3 million.

(2) The 1993 amounts reflect Cooper's investment in the Cameron Forged Products business (See Note 2).

                            COOPER INDUSTRIES, INC.

    Revenues by destination represent revenues by the location products were delivered by Cooper. International revenues by destination and international assets by segment were as follows:

                                                    1995                        1994                        1993
                                         --------------------------  --------------------------  --------------------------
                                         INTERNATIONAL INTERNATIONAL INTERNATIONAL INTERNATIONAL INTERNATIONAL INTERNATIONAL
                                           REVENUES       ASSETS       REVENUES       ASSETS       REVENUES       ASSETS
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                                                           (IN MILLIONS)
Electrical Products....................   $    355.2    $    401.3    $    319.2    $    158.2    $    367.3    $    151.8
Tools & Hardware.......................        354.8         226.3         288.9         244.9         247.0         213.1
Automotive Products....................        506.6         661.0         454.2         670.0         468.6         584.8
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                          $  1,216.6    $  1,288.6    $  1,062.3    $  1,073.1    $  1,082.9    $    949.7
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------  ------------

NOTE 16: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

    As a result of having sales and purchases denominated in currencies other than the functional currencies used by Cooper's divisions and foreign subsidiaries, Cooper is exposed to the effect of foreign exchange rate fluctuations on the U.S. dollar value of its cash flows. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject Cooper to uncertainty from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1995 and 1994.

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1995       1994
                                                                              ---------  ---------
                                                                                 (IN MILLIONS)
Deutschemark................................................................  $     1.8  $    14.0
Pound Sterling..............................................................        6.6       28.2
Guilder.....................................................................        4.7       10.7
Canadian Dollar.............................................................       19.4         .4
Belgian Franc...............................................................        5.1        5.0
Other.......................................................................       12.0       15.0
                                                                              ---------  ---------
                                                                              $    49.6  $    73.3
                                                                              ---------  ---------
                                                                              ---------  ---------

    Deferred gains and losses on forward foreign exchange contracts based upon anticipated transactions were not material at December 31, 1995 and 1994.

    In an effort to reduce interest expense on Cooper's fixed-rate borrowings, Cooper entered into an interest rate swap in 1991, which matured in February 1996, that converted a $50 million fixed rate borrowing into a floating-rate borrowing resulting in an effective interest rate of 6.2% during 1995.

    In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. Cooper's other off-balance-sheet risks are not material.

                            COOPER INDUSTRIES, INC.

CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1995 and 1994, Cooper does not consider itself to have any significant concentrations of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $2.1 billion and $1.6 billion of debt instruments at December 31, 1995 and 1994, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1995 and 1994. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1995 and 1994.

NOTE 17:  SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

    The following noncash transactions have been excluded from the consolidated statements of cash flows:

                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                                ----------------------------------
                                                                                                    1995        1994       1993
                                                                                                ------------  ---------  ---------
                                                                                                          (IN MILLIONS)
Assets acquired and liabilities assumed or incurred from the acquisition of businesses:
  Fair value of assets acquired...............................................................  $   249.9     $   325.7  $   166.4
  Cash used to acquire businesses.............................................................      (11.9)       (280.6)    (100.9)
                                                                                                   ------     ---------  ---------
Liabilities assumed or incurred...............................................................  $   238.0(1)  $    45.1  $    65.5
                                                                                                   ------     ---------  ---------
                                                                                                   ------     ---------  ---------
Noncash increase (decrease) in net assets from:
  Retirement of Cooper Common shares exchanged for Cooper Cameron
   Common shares..............................................................................  $   427.5     $      --  $      --
  Exchange of $1.60 Convertible Exchangeable Preferred Stock into 7.05% convertible
   subordinated debentures....................................................................      691.2            --         --
  Employee stock ownership plan:
    Principal payments and difference between Cooper expense and cash contributions...........       25.4          60.1       24.5
    Unearned ESOP compensation................................................................         --         (82.3)        --
  Common stock issued for:
    Employee stock ownership plan.............................................................         --          82.3         --
    Executive restricted stock incentive plan.................................................         --           2.5         --
    Acquired companies........................................................................         --            --         .3
    Employee stock purchase plan..............................................................        9.7            --       23.6
  Unrealized gain on investments, net of tax:
    Adoption of SFAS No. 115..................................................................         --          20.5         --
    Change in unrealized value of investments in marketable equity securities.................      119.6          27.3         --
  Distribution of Gardner Denver Machinery Inc. stock.........................................         --        (152.9)        --
  Issuance of $1.60 Preferred Stock for conversion of debentures..............................         --           3.5        2.9

---------------
(1)  Includes  approximately  $164  million  at   December  31,  1995  for   the
     acquisition of CEAG (See Note 3).

                            COOPER INDUSTRIES, INC.

NOTE 18:  DISCONTINUED OPERATIONS

    In September 1994, Cooper announced its decision to establish its Petroleum & Industrial Equipment segment as an independent publicly traded company, Cooper Cameron, through an exchange offer with Cooper's common shareholders. The exchange offer was completed on June 30, 1995, at which time 9.5 million shares of Cooper Common stock were exchanged for 85.5% of Cooper Cameron common stock. The Petroleum & Industrial Equipment segment split-off has been accounted for as a discontinued operation and, accordingly, its operating results are reported as discontinued operations in the consolidated statements of operations.

    Since the transaction was structured as an exchange of shares, Cooper charged its 1994 earnings for the difference between the estimated fair market value of Cooper Cameron's net assets and the historical cost of the net assets of Cooper Cameron as reflected on Cooper's consolidated financial statements. During the third quarter of 1994, Cooper recorded a charge of $313 million, net of $7.9 million of taxes ($2.74 per share) for the estimated loss on the split-off of Cooper Cameron. The charge was computed as of the September 30, 1994 "measurement date" and included the estimated loss (including $14.5 million of allocated interest expense) from the operations of the discontinued segment during the period from the measurement date until the anticipated completion date during the middle of the second quarter of 1995, as well as the estimated costs associated with separating Cooper Cameron from Cooper.

    During the second quarter of 1995, Cooper recorded an additional charge of $186.6 million, with no tax benefit, to reflect the actual loss on the split-off of Cooper Cameron. This additional charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

    In October 1993, Cooper announced its decision to spin off its Gardner-Denver Industrial Machinery Division to Cooper's Common shareholders. Cooper formed a new corporation called Gardner Denver Machinery Inc. ("GDMI") and then transferred the assets and liabilities of the division into this entity. During the second quarter of 1994, the GDMI stock was distributed on the basis of one share of common stock, par value $.01 per share, for every 25 shares of Cooper Common stock owned as of the determined record date. Pursuant to the income tax and accounting rules pertaining to this transaction, Cooper recognized no gain or loss with respect to the transaction, and the GDMI stock received by Cooper's shareholders is not taxable until sold. The Gardner-Denver Industrial Machinery Division was historically a part of the Petroleum & Industrial Equipment segment. Accordingly, its results for 1994 and 1993 have been reflected as part of discontinued operations. For the year ended December 31, 1993, the Gardner-Denver Industrial Machinery Division, after deducting allocated interest expense, had a small pretax profit on revenues of $156 million.

    Income from discontinued operations reflects interest expense of $11.9 million on debt of $375 million during the six months ended June 30, 1995 and $20.0 million and $18.2 million on debt of $445 million during the years ended December 31, 1994 and 1993, respectively. The interest rates utilized were the actual rates for borrowings specifically identifiable with the respective businesses, with Cooper's average cost of commercial paper borrowing applied to the residual. Debt allocated to discontinued operations ($70 million allocated to GDMI and $375 million allocated to Cooper Cameron) was considered to be fixed and related historically to the discontinued operations. Actual cash provided by or utilized in the discontinued operations, including the payment by Cooper of all U.S. Federal, foreign and state and local income taxes related to the discontinued operations, was provided by or used in Cooper's continuing operations such that the indebtedness of the discontinued operations remains constant from year to year.

    Cooper retained a 14.5% interest in Cooper Cameron which has been accounted for as a marketable equity security. Cooper has committed that it will vote the Cooper Cameron common stock retained in proportion to the votes cast by other shareholders and dispose of the shares no later than five years subsequent to June 30, 1995. Revenues from

                            COOPER INDUSTRIES, INC.

discontinued operations were $523.1 million for the six-month period ended on the exchange date of June 30, 1995 and $1.11 billion and $1.50 billion during the years ended December 31, 1994 and 1993, respectively. Income from discontinued operations was $.3 million, net of $3.0 million of income taxes during 1994 and $68.1 million, net of $51.3 million of income taxes during 1993.

NOTE 19:  NET INCOME (LOSS) PER COMMON SHARE

                                                                          PRIMARY                       FULLY DILUTED
                                                              -------------------------------  -------------------------------
                                                                  YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                              -------------------------------  -------------------------------
                                                                1995       1994       1993      1995(1)     1994       1993
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                                            ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations...........................  $   280.6  $   292.8  $   299.0  $   280.6  $   292.8  $   299.0
Income from discontinued operations.........................         --         .3       68.1         --         .3       68.1
Charge for discontinued operations..........................     (186.6)    (313.0)        --     (186.6)    (313.0)        --
Dividends applicable to $1.60 Preferred Stock...............         --      (53.3)     (53.1)        --      (53.3)     (53.1)
Interest expense on 7.05% Convertible Subordinated
 Debentures.................................................         --         --         --       29.2         --         --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to Common stock................  $    94.0  $   (73.2) $   314.0  $   123.2  $   (73.2) $   314.0
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Average Common shares and Common share equivalents..........    111,952    114,218    114,201    111,952    114,218    114,201
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Additional shares assuming conversion of the 7.05%
 Convertible Subordinated Debentures........................                                      16,731         --         --
                                                                                               ---------  ---------  ---------
Average Common shares and Common share equivalents..........                                     128,683    114,218    114,201
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------

---------------
(1) The 1995 fully diluted net income per Common share calculation is antidilutive, therefore primary net income per Common share is reflected as the fully diluted net income per share amount in the Consolidated Statements of Operations.

                            COOPER INDUSTRIES, INC.

NOTE 20:  UNAUDITED QUARTERLY OPERATING RESULTS

                                                                                             1995 (BY QUARTER)
                                                                                 ------------------------------------------
                                                                                     1          2          3          4
                                                                                 ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.......................................................................  $ 1,123.2  $ 1,268.1  $ 1,206.4  $ 1,288.2
Costs and expenses:
  Cost of sales................................................................      748.3      834.7      800.5      849.4
  Depreciation and amortization................................................       51.5       54.6       55.1       57.6
  Selling and administrative expenses..........................................      190.9      198.9      196.8      218.6
                                                                                 ---------  ---------  ---------  ---------
                                                                                     990.7    1,088.2    1,052.4    1,125.6
                                                                                 ---------  ---------  ---------  ---------
  Operating earnings...........................................................      132.5      179.9      154.0      162.6
Interest expense...............................................................       38.3       39.5       37.0       36.2
                                                                                 ---------  ---------  ---------  ---------
Income from continuing operations before income taxes..........................       94.2      140.4      117.0      126.4
Income taxes...................................................................       38.9       57.6       47.7       53.2
                                                                                 ---------  ---------  ---------  ---------
Income from continuing operations..............................................       55.3       82.8       69.3       73.2
Charge for discontinued operations.............................................         --     (186.6)        --         --
                                                                                 ---------  ---------  ---------  ---------
Net income (loss)..............................................................  $    55.3  $  (103.8) $    69.3  $    73.2
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------

Income (loss) per Common Share:
  Primary:
    Continuing operations......................................................  $    0.48  $    0.71  $    0.65  $    0.68
    Discontinued operations....................................................         --      (1.60)        --         --
                                                                                 ---------  ---------  ---------  ---------
    Net income (loss)..........................................................  $    0.48  $   (0.89) $    0.65  $    0.68
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------
  Fully diluted:
    Continuing operations......................................................  $    0.47  $    0.68  $    0.62  $    0.65
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------
    Net income (loss)..........................................................  $    0.47  $   (0.89) $    0.62  $    0.65
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------

                            COOPER INDUSTRIES, INC.

                                                                                             1994 (BY QUARTER)
                                                                                 ------------------------------------------
                                                                                     1          2          3          4
                                                                                 ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.......................................................................  $ 1,037.8  $ 1,173.9  $ 1,136.4  $ 1,239.9
Costs and expenses:
  Cost of sales................................................................      692.3      769.6      749.7      814.8
  Depreciation and amortization................................................       48.0       48.5       50.2       52.3
  Selling and administrative expenses..........................................      189.7      201.7      190.0      203.2
                                                                                 ---------  ---------  ---------  ---------
                                                                                     930.0    1,019.8      989.9    1,070.3
                                                                                 ---------  ---------  ---------  ---------
  Operating earnings...........................................................      107.8      154.1      146.5      169.6
Interest expense...............................................................       16.2       16.9       18.8       21.4
                                                                                 ---------  ---------  ---------  ---------
Income from continuing operations before income taxes..........................       91.6      137.2      127.7      148.2
Income taxes...................................................................       39.4       57.9       51.9       62.7
                                                                                 ---------  ---------  ---------  ---------
Income from continuing operations..............................................       52.2       79.3       75.8       85.5
Income (loss) from discontinued operations.....................................       (3.8)       4.3       (0.2)        --
Charge for discontinued operations.............................................         --         --     (313.0)        --
                                                                                 ---------  ---------  ---------  ---------
Net income (loss)..............................................................       48.4       83.6     (237.4)      85.5
Preferred dividends............................................................       13.3       13.3       13.3       13.4
                                                                                 ---------  ---------  ---------  ---------
Net income (loss) applicable to Common stock...................................  $    35.1  $    70.3  $  (250.7) $    72.1
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------

Income (loss) per Common Share:
  Primary:
    Continuing operations......................................................  $    0.34  $    0.58  $    0.55  $    0.63
    Discontinued operations....................................................      (0.03)      0.04      (2.75)        --
                                                                                 ---------  ---------  ---------  ---------
    Net income (loss)..........................................................  $    0.31  $    0.62  $   (2.20) $    0.63
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------
  Fully diluted:
    Continuing operations......................................................  $    0.34  $    0.58  $    0.55  $    0.63
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------
    Net income (loss)..........................................................  $    0.31  $    0.62  $   (2.20) $    0.63
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------

PROXY

COOPER INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 1996
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS                         [LOGO]

    The undersigned shareholder of Cooper Industries, Inc. ("Cooper") appoints Diane K. Schumacher and Karen E. Herbert, or either of them, proxies, with full power of substitution to vote all shares of stock which the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 30, 1996, at 11:00 a.m. (Central Standard Time) in the Austin Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournments thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

    THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (W.L. BATTS, L.A. HILL, C.S. NICANDROS, H.J. RILEY, JR.) AND PROPOSALS 2, 3 AND 4 AND WILL BE VOTED AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    This card also constitutes voting instructions for any shares held for the shareholder in the following: Cooper's Dividend Reinvestment and Stock Purchase Plan; the Cooper Industries, Inc. Stock Ownership Plan and the Cooper Industries, Inc. Savings Plans, as described in the Notice of Meeting and Proxy Statement.

                                    (Please date and sign on the reverse side)
------------------------------------------------------------------------------
                          -FOLD AND DETACH HERE-

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ALL NOMINEES.                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.
1. Election of     FOR  WITHHELD                            FOR  AGAINST  ABSTAIN                        FOR  AGAINST  ABSTAIN
   Directors.      / /    / /        2. Approval of         / /    / /      / /   4. Approval of         / /    / /      / /
   Nominees:                            Stock Incentive                              Directors' Stock
   W.L. Batts,                          Plan                                         Plan
   L.A. Hill,                                                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE
   C.S. Nicandros,                   3. Approval of         / /    / /      / /   AGAINST PROPOSAL 5.
   H.J. Riley, Jr.                      Management Annual
                                        Incentive Plan                                                   FOR  AGAINST  ABSTAIN
To withhold your vote for any                                                     5. Shareholder          / /    / /      / /
nominee(s), write the name(s) here:                                                  proposal relating
                                                                                     to maquiladora
                                                                                     operations in
                                                                                     Mexico
---------------------------------------                                                    I plan to attend the meeting  / /

                                                                                  PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                  HEREON. JOINT OWNERS SHOULD EACH SIGN.
                                                                                  WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                                                  ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                                                                  GIVE FULL TITLE AS SUCH.

                                                                                  ------------------------------------------

                                                                                  ------------------------------------------
                                                                                  SIGNATURE(S)                          DATE

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                          -FOLD AND DETACH HERE-

  THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT                                               [LOGO]

SERVICES AVAILABLE TO COOPER SHAREHOLDERS

     AT COOPER INDUSTRIES, WE ARE CONSTANTLY WORKING TO
IMPROVE THE QUALITY OF OUR SHAREHOLDER SERVICES THROUGH
THE FOLLOWING PROGRAMS:

ELECTRONIC FUNDS TRANSFER
(DIRECT DEPOSIT) OF DIVIDENDS

-Dividend monies deposited directly into your bank account.

-No worry of lost dividend checks.

-Immediate access of dividend money, no mail delays.

-Verification of dividend receipts on monthly bank statement.

DIVIDEND REINVESTMENT PLAN

-Dividends automatically reinvested in your account to purchase additional shares of Cooper common stock.

-No commission or service charge is paid to purchase shares.

-Whole and fractional shares will be credited to your account.

-Optional cash payments for purchase of additional shares of Cooper common stock can be made, regardless of whether dividends are being reinvested.

A TELEPHONE RESPONSE CENTER IS AVAILABLE AT COOPER'S
TRANSFER AGENT, FIRST CHICAGO TRUST, TO PROVIDE
SHAREHOLDERS PERSONAL ASSISTANCE WITH:

-Verifying the number of Cooper shares in your account.

-Lost or stolen stock certificates.

-Name changes on stock registration in the event of marriage, death and estate transfers, gifts of stock to minors in custodial accounts. . .any transfer of stock ownership.

-Inquiries about lost or stolen dividend checks &
 1099-DIV's.

-Any shareholder inquiries concerning Cooper common stock will be answered courteously and promptly.

Call First Chicago Trust Company of New York at (201) 324-1225, or write:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500

For hearing impaired: (201) 222-4955
E-mail address: fetc@delphi.com
World Wide Web address: http://www.fetc.com

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                             EXHIBIT INDEX

Exhibit No.
-----------
   27.        Financial Data Schedule for the year ended December 31, 1995